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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☐	Definitive Information Statement

COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant As Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement is being furnished to the stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company") in connection with the proposed amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation. This proposal is described in more detail in this Information Statement. It is anticipated that this Information Statement will be first mailed to stockholders on or about February 10, 2003.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Consent Date; Outstanding Shares; Voting Rights

        It is anticipated that on February 9, 2003 (the "Consent Date"), certain of the Company's stockholders who hold stock as of that date will act by written consent to approve the proposal described in this Information Statement. It is anticipated that as of the Consent Date, the Company's issued and outstanding capital stock will consist of:

  •
  3,483,838 shares of common stock, par value $0.001 per share (the "Common Stock"), which was held by approximately 302 holders of record;
  •
  26,000,000 shares of Series A Participating Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock");
  •
  19,370,223 shares of Series B Participating Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"); and
  •
  49,773,402 shares of Series C Participating Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock" and together with the Series A Preferred Stock and Series B Preferred Stock, the "Existing Preferred Stock").

        Holders of shares of our Common Stock and Existing Preferred Stock are entitled to the following number of votes on all matters on which they are entitled to a vote:

  •
  holders of Common Stock are entitled to one vote for each share held;
  •
  holders of Series A Preferred Stock are entitled to one vote for every ten shares held;
  •
  holders of Series B Preferred Stock are entitled to one vote for every 7.7048 shares held; and
  •
  holders of Series C Preferred Stock are entitled to one vote for every ten shares held.

Dissenters' Rights of Appraisal

        Under the laws of the State of Delaware and the Company's charter documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with the proposal described in this Information Statement.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation ("Allied Riser") with a subsidiary of the Company, which is discussed in the footnotes to the financial statements accompanying this Information Statement, the Company completed a ten-for-one reverse stock split with respect to its common stock. All share and per-share information contained in and accompanying this Information Statement reflects the occurrence of that reverse stock split.

PROPOSAL NO. 1
AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

        It is anticipated that in January, 2003, the board of directors will unanimously adopt, subject to stockholder approval, the Third Amended and Restated Certificate of Incorporation of the Company (the "Amended and Restated Charter"). It is anticipated that on February 9, 2003, stockholders holding capital stock of the Company representing a number of votes sufficient to approve the proposal will consent to approve the adoption of the Amended and Restated Charter. The Amended and Restated Charter will increase the number of authorized shares of the Company's Preferred Stock from 98,173,643 shares to 106,276,229 shares by authorizing 8,102,586 additional shares of preferred stock, 1,250,000 of which will be authorized but unissued and undesignated Preferred Stock, 3,426,293 of which will be designated Series D Participating Convertible Preferred Stock (the "Series D Preferred Stock") and 3,426,293 of which will be designated Series E Participating Convertible Preferred Stock (the "Series E Preferred Stock, and together with the Series D Preferred Stock, the "Additional Preferred Stock").

        The Additional Preferred Stock to be authorized by adoption of the Amended and Restated Charter will have rights and preferences similar to the Existing Preferred Stock as described more fully below. Adoption of the Amended and Restated Charter and issuance of the Preferred Stock will not affect the rights of the holders of currently outstanding Common Stock and the Existing Preferred Stock of the Company, except for effects incidental to increasing the number of shares of Preferred Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock and the Existing Preferred Stock and the issuance of additional shares with liquidation rights senior to the Common Stock. The Amended and Restated Charter will become effective upon filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware immediately prior to the consummation of the Settlement Agreement and the Exchange Agreement, as described below.

Background

        On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the Securities and Exchange Commission on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors (the "Noteholder Litigation"). The suit alleges, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with the Company. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002, the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002, the Court issued a Memorandum Opinion denying that motion. On July 23, 2002, the plaintiffs filed a motion for partial summary judgment in which they alleged that the merger was a "change of control" as defined by the indenture governing the Allied Riser notes. On November 7, 2002, the Court issued a ruling denying that motion. Instead, the Court determined that there had not been a "change of control," as defined in the indenture. This decision may be appealed by the plaintiffs.

        On March 27, 2002, certain holders of the Allied Riser notes filed an involuntary bankruptcy petition under Chapter 7 of the United Stated Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above. Petitioners contend that the acquisition of Allied Riser was a change of control that entitled them to declare the notes were accelerated and are now due and payable. The petition does not name the Company as a party. Management notes, however that pursuant to the terms of the supplemental indenture related to the notes, the Company is a co-obligor of the notes. On June 11, 2002, the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. On August 8, 2002, the judge issued a written order dismissing the petition.

        Allied Riser has timely made all interest and principal payments on the notes to date.

Proposed Settlement of Noteholder Litigation

        In order to end the distraction to management and diversion of resources caused by the actions of certain of the holders of the Allied Riser notes, including specifically the Noteholder Litigation, the Company determined in November of 2002 to attempt to reach a settlement with the noteholders who are party to the Noteholder Litigation. The Company entered into discussions with these noteholders which resulted in the Company, Allied Riser and the noteholders entering into a non-binding letter agreement relating to the settlement of the Noteholder Litigation and the mutual release of the claims by the noteholders, the Company, Allied Riser and certain former directors of Allied Riser. Pursuant to the terms of the letter agreement, the Company and Allied Riser, in consideration of the settlement of the Noteholder Litigation, agreed to exchange shares of Additional Preferred Stock and cash with the noteholders in return for their Allied Riser notes. The Company also agreed to reimburse the noteholders for their legal expenses in connection with the settlement in an amount up to $100,000.

        In order to consummate the settlement agreed to by these parties, the Company, Allied Riser and the holders of $106,789,000 in face value of the Allied Riser notes will enter into an Exchange Agreement, a Settlement Agreement and an Escrow Agreement. Pursuant to the Exchange Agreement, the Allied Riser noteholders will surrender to Allied Riser all of the notes that they hold, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of $4,997,725 and an aggregate 3,426,293 shares of Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock.

        Pursuant to the Settlement Agreement, the Allied Riser noteholders will cause the Noteholder Litigation to be dismissed with prejudice and will deliver to the Company, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by the Company of $4,880,256 and a general release from the Company, Allied Riser and certain former Allied Riser directors.

        The consummation of the transactions contemplated by the Exchange Agreement and the Settlement Agreement will be subject to the satisfaction of normal and customary conditions.

        Pursuant to the Escrow Agreement, the Company and Allied Riser will deposit with an escrow agent the aggregate cash payment in respect of the note exchange, the aggregate cash payment in respect of the settlement of the Noteholder Litigation, and a copy of the general release executed by the Company, Allied Riser and the former Allied Riser directors named in the Noteholder Litigation. The Allied Riser noteholders will deposit with the escrow agent the Allied Riser notes and executed copies of the general release executed by each noteholder. Upon delivery of the shares of Additional Preferred Stock, the escrow agent will be obligated to release the Allied Riser notes and a fully executed general release to the Company and Allied Riser, and the cash payment in respect of the Allied Riser note exchange, the cash payment in respect of the settlement of the Noteholder Litigation and a fully executed general release to the Allied Riser noteholders.

Terms of Series D Participating Convertible Preferred Stock and Series E Participating Convertible Preferred Stock

        The complete designation of rights and preferences of the Additional Preferred Stock is set forth in the Amended and Restated Charter, and is attached hereto as Appendix A. The Series D Preferred Stock will be pari-passu in all economic respects, including liquidation preference, rights to dividends, conversion, adjustments and dilution protection, to the Series C Preferred Stock. Series E Preferred

Stock will be pari-passu in all economic respects to the Series C Preferred Stock except with respect to liquidation preference in which case the Series E Preferred Stock shall be pari passu with the Series A Preferred Stock and the Series B Preferred Stock. A summary of certain of the rights and preferences of the Additional Preferred Stock is set forth below.

  Dividends

        The holders of the Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive noncumulative dividends pari passu with the holders of the Series C Preferred Stock and in preference to any dividend on any other shares of the Company's capital stock at the rate of 8% of the initial liquidation value per annum, when and as declared by the board of directors of the Company. The initial liquidation value for the Series D Preferred Stock and the Series E Preferred Stock shall be $1.2467 per share.

  Conversion

        Both the Series D Preferred Stock and Series E Preferred Stock may be converted at the election of it holder, at any time, into shares of Common Stock. The initial conversion rate shall be the same as the conversion rate of the Series C Preferred Stock and subject to adjustment as provided in the paragraph below (relating to antidilution). The Series D Preferred Stock and Series E Preferred Stock shall be automatically converted into Common Stock, at the then applicable conversion price (i) in the event that the holders of at least two-thirds of the outstanding Preferred Stock consent to such conversion and all shares of Preferred Stock are then converted and holders of Series D Preferred Stock and Series E Preferred Stock receive identical Common Stock (including with respect to registration under the Securities Act of 1933 as amended) as all other holders of the Preferred Stock or (ii) upon the closing of a firmly underwritten public offering of shares of Common Stock of the Company at an aggregated pre-money valuation of at least $500 million and for a total offering of not less than $50 million (before deduction of underwriters commissions and expenses).

  Antidilution

        The conversion price of the Series D Preferred Stock and Series E Preferred Stock will be subject to adjustment to reduce dilution in the event that the Company issues additional equity securities (other than shares reserved as employee shares and other customary exclusions) at a purchase price less than the applicable conversion price. In such case, the applicable conversion price shall be adjusted so that it is equal to the purchase price of such additional equity securities. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

  Voting Rights

        The Series D Preferred Stock and the Series E Preferred Stock and other classes of the Preferred Stock will vote together with the Common Stock and not as a separate class except as required by law. Each share of Series D Preferred Stock and Series E Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series D Preferred Stock or Series E Preferred Stock.

  Liquidation Preference; Participation

        Upon any dissolution, liquidation, or winding up of the Company, the holders of outstanding shares of the Series D Preferred Stock and the Series E Preferred Stock will be entitled to receive, out of the assets of the Company remaining after all of the Company's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any other class or series of capital stock of the Company ranking junior in preference to the Series D Preferred Stock and the Series E Preferred Stock, an amount equal to $1.2467 per share (the "Series E Original Purchase Price") in the case of the Series E Preferred Stock, plus interest accruing on the Series E Original Purchase Price from the date the Series E Preferred Stock was issued through the date of such payment at an annual rate of interest equal to the three month London Interbank Offered Rate, plus one hundred and fifty (150) basis points and an amount equal to the greater of (1) $1.2467 per share (the "Series D Original Purchase Price") plus interest accruing on the Series D Original Purchase Price from the issue date of the Series D Preferred Stock through the date of such payment at an annual rate of interest equal to the three month London Interbank Offered Rate, plus one hundred and fifty (150) basis points, or (2) $2.0091 per share.

        After payment has been made in full to the holders of Preferred Stock of their respective liquidation preferences outlined above and subject to certain adjustments, all remaining assets of the Company available for distribution shall be distributed ratably to the holders of the Preferred Stock (on an as-converted-to-common-stock basis) and the holders of the Common Stock until, with respect to the Series D Preferred Stock and the Series E Preferred Stock, such time, if ever, as the amount distributed pursuant to the previous paragraph plus the amount distributed pursuant to the provisions of this paragraph equals, with respect to each outstanding share of Series D Preferred Stock and Series E Preferred Stock, $3.7401.

  Board Representation

        The holders of Series D Preferred Stock and Series E Preferred Stock will have the right to vote for election of directors but will not have any contractual right to nominate or otherwise designate any members to the Company's board of directors.

Registration Rights Agreement and Stockholder Agreement

        The holders of the Series D Preferred Stock and Series E Preferred Stock will enter into a Second Amended and Restated Registration Rights Agreement, by and among the Company and the holders of the Existing Preferred Stock, which will provide for, among other things, registration rights with respect to common stock issued to the holders of the Company's Preferred Stock upon conversion of shares of Preferred Stock. The holders of the Series D Preferred Stock and Series E Preferred Stock will become parties to the Company's existing Amended and Restated Stockholders Agreement, dated October 16, 2001, by execution of an instrument of accession.

Dilutive Effect on Holders of Common Stock

        Upon the issuance of the Series D Preferred Stock and the Series E Preferred Stock, the equity interests of our existing common stockholders and preferred stockholders, as a percentage of the total number of shares of the Company's Common Stock assuming conversion of the Preferred Stock, will be diluted.

	Percentage of Outstanding Common Stock Owned (Assuming Conversion of Preferred Stock)
Holder	Before Issuance of Additional Preferred Stock	After Issuance of Additional Preferred Stock
Common stockholders	25.7%	24.4%
Existing preferred stockholders	74.3%	70.8%
New preferred stockholders	—	4.8%

        Additionally, as a result of the issuance of the Series D Preferred Stock and the Series E Preferred Stock, in the event of any dissolution, liquidation, or winding up of the Company, at least $6,884,000 will be paid in cash to the holders of the Series D Preferred Stock and at least $4,272,000 plus accrued interest will be paid in cash to the holders of the Series E Preferred Stock before any payment is made to the holders of Common Stock.

Vote Required

        The affirmative vote of the holders of a majority of the shares of Common Stock and Existing Preferred Stock (on an as-converted-to-common-stock-basis), voting as a single class, is required to approve the adoption of the Amended and Restated Charter. In addition, the affirmative vote of two-thirds of the shares of the Existing Preferred Stock is required to approve the adoption of the Amended and Restated Charter and the issuance of the Additional Preferred Stock. Stockholders holding at least a majority of the shares of Common Stock and Existing Preferred Stock (on an as-converted-to-common-stock-basis), voting as a single class, and the stockholders holding at least two-thirds of the shares of the Existing Preferred Stock will have acted by written consent to approve the adoption of the Amended and Restated Charter and the issuance of the Additional Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's capital stock as of January 15, 2003 by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

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  each of our directors;

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  each of our named executive officers; and

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  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of January 15, 2003 or exercisable within 60 days thereof are deemed beneficially owned. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of January 15, 2003, there were 98,627,463 shares of capital stock outstanding, of which 3,483,838 shares of Common Stock were outstanding, 26,000,000 shares of Series A Preferred Stock were outstanding, 19,370,223 shares of Series B Preferred Stock and 49,773,402 shares of Series C Preferred Stock were outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Common		Series A Preferred		Series B Preferred		Series C Preferred
Name and Address	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percent Voting Control(10)
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487	—	—	9,250,000	35.6%	3,296,704	17.0%	16,042,352	32.2%	25.1%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	9,250,000	35.6%	3,296,704	17.0%	9,625,411	19.3%	19.7%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	—	—	5,000,000	19.2%	4,395,604	22.7%	9,583,300	19.3%	17.2%
Entities affiliated with Boulder Ventures III, LP 4750 Owings Mills Blvd. Owings Mill, MD 21117	—	—	2,000,000	7.7%	659,340	3.4%	1,203,176	2.4%	3.4%
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024	—	—	—	—	3,274,726	16.9%	4,439,721	8.9%	7.4%
Entities affiliated with Nassau Capital Partners	—	—	—	—	1,538,461	7.9%	2,205,823	4.4%	3.6%
ACON Venture Partners, LP 345 California Street Suite 3300 San Francisco, CA 94104	—	—	—	—	1,098,901	5.7%	—	—	1.2%
SMALLCAP World Fund, Inc. 3000 K Street, NW Suite 230 Washington, D.C. 20007	—	—	—	—	1,098,901	5.7%	4,973,129	10.0%	5.4%
Cisco Systems Capital Corporation(1)	710,216	20.4%	—	—	—	—	—	—	5.7%
David Schaeffer(2)	1,651,608	47.4%	—	—	—	—	1,604,235	3.2%	15.4%
H. Helen Lee(3)	99,878	2.9%	—	—	—	—	—	—	*
Erel Margalit(4)	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.1%
James Wei(5)	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	19.7%
Edward Glassmeyer(6)	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.2%
Mark Schleifer(7)	11,874	*	—	—	—	—	—	—	*
Robert Beury(8)	12,763	*	—	—	—	—	—	—	*
Directors and executive officers as a group (11 persons)(9)	1,833,983	52.6%	23,500,000	90.4%	14,307,034	72.2%	41,295,019	83.0%	77.5%

*
Less than 1%

(1)
Constitutes the number of shares of common stock subject to warrants issued in connection with the Company's credit facility with Cisco Systems Capital Corporation.

(2)
Includes 135,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 291,608 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of January 15, 2003.

(3)
Includes 95,745 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of January 15, 2003.

(4)
Includes 28,589,056 shares of preferred stock held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.

(5)
Includes 22,172,115 shares of preferred stock held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategy Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.

(6)
Includes 18,978,904 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(7)
Common shares include 11,874 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of January 15, 2003.

(8)
Common shares include 12,763 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of January 15, 2003.

(9)
See footnotes (1) through (7) above. Consists of David Schaeffer, H. Helen Lee, Mark Schleifer, Robert Beury, Erel Margalit, James Wei, Edward Glassmeyer, R. Brad Kummer, Neale D'Rozario, Timothy O'Neill, and Thaddeus Weed. Neale D'Rozario, the Company's Chief Information Officer, resigned his position with the Company effective January 16, 2003.

(10)
Based on beneficial ownership of shares, with all shares of Common Stock and Preferred Stock voting as a single class in accordance with the voting provisions of the Company's Certificate of Incorporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        You should read this Information Statement together with the financial statements and related notes and other information accompanying this Information Statement. The results discussed therein are not necessarily indicative of the results to be expected in any future periods. Certain matters discussed therein are forward-looking statements. This Information Statement may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," (attached to this Information Statement in Appendix C) among other places.

        Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Key risks to our Company are described in our annual report on Form 10-K filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

FINANCIAL INFORMATION REGARDING THE COMPANY

Financial Statements

        The Company's audited balance sheets as of December 31, 2001 and 2000 audited statements of operations, statements of stockholders' equity and statements of cash flows for the years ended 2001, 2000 and 1999 and related notes to the financial statements are attached to this Information Statement in Appendix B (the "Audited Financial Statements").

        The Company's unaudited condensed consolidated balance sheet as of September 30, 2002 and unaudited condensed statements of operations, and condensed consolidated statements of cash flows and related notes to the condensed consoldiated financial statements for the three and nine months ended September 30, 2002 and 2001 (the "Unaudited Financial Statements") are also attached to this Information Statement in Appendix B.

        Also included in this Information Statement is an unaudited pro forma consolidated balance sheet as of September 30, 2002 and unaudited pro forma consolidated statements of operations for the twelve months ending December 31, 2001 and nine months ending September 30, 2002 and the related notes to the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated income statements (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements give effect to the Company's issuance of 3,426,293 shares of Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock, which will be issued to the Participating Noteholders upon the consummation of the transactions contemplated by the Exchange Agreement and the Settlement Agreement and the cancellation of $106,789,000 in principal amount of, and the related accrued interest on, the Allied Riser notes and the payment of approximately $9.9 million in cash.

Supplementary Financial Information

        The following tables present unaudited quarterly financial information for the eleven quarters ended September 30, 2002. The Company believes this information reflects all adjustments (consisting only of normal recurring adjustments) that it considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period (in thousands, except per share data):

	Year-Ended December 31, 2002
	1st Quarter	2nd Quarter	3rd Quarter
Net Revenue	$3,542	$18,578	$15,960
Operating loss	$(16,684)	$(15,523)	$(16,875)
Net loss	$(17,959)	$(24,562)	$(25,409)
Net loss applicable to common stock	$(17,959)	$(24,562)	$(25,409)
Basic and diluted net loss per common share	$(6.81)	$(7.18)	$(7.33)
Weighted average number of shares outstanding	2,637,951	3,421,710	3,464,403
	Year-Ended December 31, 2001
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net Revenue	$—	$90	$657	$2,271
Operating loss	$(12,975)	$(14,527)	$(14,935)	$(18,657)
Net loss	$(12,794)	$(15,188)	$(17,448)	$(21,483)
Net loss applicable to common stock	$(12,794)	$(15,188)	$(17,448)	$(45,651)
Basic and diluted net loss per common share	$(9.12)	$(10.81)	$(12.39)	$(32.20)
Weighted average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522

	Year-Ended December 31, 2000
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net Revenue	$—	$—	$—	$—
Operating loss	$(284)	$(1,510)	$(3,930)	$(8,499)
Net loss	$(161)	$(1,378)	$(2,432)	$(7,790)
Net loss applicable to common stock	$(161)	$(1,378)	$(2,432)	$(7,790)
Basic and diluted net loss per common share	$(0.12)	$(1.00)	$(1.75)	$(5.57)
Weighted average number of shares outstanding	1,360,000	1,381,354	1,390,072	1,397,515

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Attached to this Information Statement in Appendix C is management's discussion and analysis of the Company's financial condition, changes in financial condition and results of operations for each of the fiscal years and interim periods covered by the Audited Financial Statements and the Unaudited Financial Statements. We encourage you to read the full text of Appendix C to gain a better understanding of the Company's historical financial statements.

Subsequent Events

        In December 2002 the Company reached an agreement with one of its vendors to settle the litigation brought by that vendor against Allied Riser. Under this settlement, Allied Riser will make a cash payment to the vendor of approximately $1.6 million in 2003 and the vendor will dismiss the litigation and accept that cash payment as payment in full of amounts due to the vendor under the contracts that are the subject of the litigation.

Quantitative and Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities and credit facility. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $54.1 million at September 30, 2002, $51.7 million of which are considered cash equivalents and mature in 90 days or less and $2.4 million are short-term investments consisting of commercial paper.

        Our credit facility provides for secured borrowings at the 90-day London Interbank Offered Rate plus a specified margin based upon our leverage ratio, as defined in the agreement. The interest rate resets on a quarterly basis and was a weighted average of 6.8% as of September 30, 2002. Interest payments are deferred and begin in 2005. Borrowings are secured by a pledge of all of our assets. The credit facility matures on December 31, 2008. Borrowings may be repaid at any time without penalty subject to minimum payment amounts.

        If market rates were to increase immediately and uniformly by 10% from the level at September 30, 2002, the change to our interest sensitive assets and liabilities would have an immaterial effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the three-month period ended September 30, 2002 would have increased interest expense for the period by approximately $0.4 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial statements and explanatory notes have been prepared to give effect to the proposed settlement of the Company's litigation with certain holders of Allied Riser convertible subordinated notes. In order to consummate the settlement, it is anticipated that in January 2003, the Company, Allied Riser and the holders of $106,789,000 in face value of the Allied Riser notes will enter into an Exchange Agreement, a Settlement Agreement and an Escrow Agreement. Pursuant to the Exchange Agreement, the Allied Riser noteholders will surrender to Allied Riser all of the notes that they hold including accrued and unpaid interest in exchange for a cash payment by Allied Riser in the amount of approximately $5.0 million and the issuance by the Company of 3,426,293 shares of Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock to Allied Riser, which will transfer such shares to the Allied Riser Noteholders (the "Exchange"). Pursuant to the Settlement Agreement, the Allied Riser noteholders will cause the noteholder litigation to be dismissed with prejudice and will deliver to the Company a general release in exchange for a cash payment by the Company of approximately $4.9 million and a general release from the Company, Allied Riser and certain former Allied Riser directors (the "Settlement").

        In accordance with Article 11 of Regulation S-X under the Securities Act, unaudited pro forma financial statements as of September 30, 2002, and for the nine months ended September 30, 2002, and the year ended December 31, 2001, have been prepared to reflect, for accounting purposes, the payment to settle the noteholder litigation and the payment of cash and issuance of preferred stock in exchange for the surrender $106,789,000 in face value of the notes plus any accrued interest.

        The following pro forma financial statements have been prepared based upon the historical financial statements of the Company. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of the Company as of December 31, 2001 and 2000, for the years ended December 31, 2001 and 2000, and for the period from inception (August 9, 1999) to December 31, 1999, and the unaudited condensed consolidated financial statements as of September 30, 2002, and for the nine month period ended September 30, 2002, included in this proxy statement.

        The pro forma statements of operations assume that the Settlement and Exchange were completed on January 1, 2001. The pro forma balance sheet assumes that the Settlement and Exchange were completed on September 30, 2002. The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results that would have occurred if this transaction had been consummated at the beginning of the periods indicated, nor are they necessarily indicative of any future operating results.

Cogent Communications Group, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2002
(in thousands, except share amounts)

	Historical Cogent		Pro Forma Adjustments	Pro Forma Cogent
ASSETS
Current assets:
Cash and cash equivalents	51,669	(a)	$(9,878)	$41,791
Short term investments	2,413			2,413
Accounts receivable, net of allowance for doubtful accounts of $3,847	5,432			5,432
Prepaid expenses and other current assets	3,665			3,665

Total current assets	63,179			53,301
Property and Equipment:
Property and equipment	339,012			339,012
Accumulated depreciation and amortization	(34,076)			(34,076)

	304,936			304,936
Other Assets	20,557			20,557
Intangible Assets:
Intangible assets	23,373			23,373
Accumulated amortization	(6,580)			(6,580)

	16,793			16,793

Total assets	$405,465			$395,587

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	8,294			8,294
Accrued liabilities	24,761	(b)	$(2,670)	22,091
Capital leases—current portion	3,794			3,794

Total current liabilities	36,849			34,179
Cisco credit facility	223,556			223,556
Convertible Notes—Allied Riser, net of discount of $79,745	37,235	(c)	$(33,991)	3,244
Capital leases, net of current	50,884			50,884
Other long term liabilities	1,206			1,206

Total liabilities	349,730			313,069

Stockholders' Equity:
Convertible preferred stock, Series A, $0.001 par value: 26,000,000 shares authorized, issued and outstanding, liquidation preference of $30,061	25,892			25,892
Convertible preferred stock, Series B, $0.001 par value: 20,000,000 shares authorized, 19,370,223 shares issued and outstanding, liquidation preference of $99,168	88,009			88,009
Convertible preferred stock, Series C, $0.001 par value: 52,137,643 shares authorized, 49,773,402 shares issued and outstanding, liquidation preference of $100,000	61,345			61,345
Convertible preferred stock, Series D, $0.001 par value: 3,426,293 shares authorized, 3,426,293 shares issued and outstanding, liquidation preference of $6,884		(d)	$4,272	4,272
Convertible preferred stock, Series E, $0.001 par value: 3,426,293 shares authorized, 3,426,293 shares issued and outstanding, liquidation preference of $4,272		(d)	$4,272	4,272
Common stock, $0.001 par value, 21,100,000 shares authorized 3,483,838 shares issued and outstanding	4			4
Additional paid-in capital	49,322			49,322
Deferred compensation	(6,985)			(6,985)
Stock purchase warrants	9,013			9,013
Accumulated other comprehensive income (loss)	(12)			(12)
Accumulated deficit	(170,853	)(e)	$18,239	(152,614)

Total stockholders equity	55,735			82,518

Total liabilities & stockholders equity	$405,465			$395,587

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2002

  (a)
  Represents the cash payment of approximately $4.9 million under the Settlement to dismiss the noteholder litigation and a cash payment of approximately $5.0 million under the Exchange.

  (b)
  Represents the elimination of the accrued interest related to the $106.8 million par value 7.5% convertible subordinated notes due 2007 under the Exchange.

  (c)
  Represents the retirement of the $106.8 million par value 7.5% convertible subordinated notes due 2007 and the related discount under the Exchange.

  (d)
  Represents the issuance of 3,426,293 shares of Series D preferred stock and 3,426,293 shares of Series E preferred stock. Under the Exchange Agreement $0.04 of Series D and Series E preferred stock are issued to the noteholders for each $1.00 of par value at a nominal value per share of $1.24670 per share of both Series D and Series E preferred stock.

  (e)
  Represents the legal settlement expense of approximately $4.9 million and the gain of $23.1 million resulting from the retirement of the notes.

Cash paid under Exchange Agreement	$4,998
Issuance of Series D preferred stock	4,272
Issuance of Series E preferred stock	4,272

Total consideration	13,542
Book value of retired notes	(33,991)
Accrued interest related to retired notes	(2,670)

Gain from retirement of notes	$23,119

Cogent Communications Group, Inc. and Subsidiaries
Unaudited Pro forma consolidated Statement of Operations
For the Year Ended December 31, 2001
(in thousands, except share and per share amounts)

	Historical Cogent	Pro Forma Adjustments	Pro Forma Cogent
Net service revenue	$3,018		$3,018
Operating expenses:
Network operations (including $307 of amortization of deferred compensation)	$20,297		20,297
Selling, general and administrative (including $2,958 of amortization of deferred compensation)	$30,280		30,280
Legal settlement—Allied Riser noteholders	(a)	$4,880	4,880
Gain on retirement of Allied Riser convertible notes	(b)	$(23,119)	(23,119)
Depreciation and amortization	$13,535		13,535

Total operating expenses	64,112		45,873
Operating loss	(61,094)		(42,855)
Interest income	1,914 (c)	(198)	1,716
Interest expense	(7,945)		(7,945)
Other income	212		212

Net Loss	$(66,913)		$(48,872)

Beneficial conversion of preferred stock	$(24,168)		$(24,168)

Net loss applicable to common stock	$(91,081)		$(73,040)

Weighted average common shares (basic and diluted)	1,406,007		1,406,007

Basic and diluted net loss per common share	$(64.78)		$(51.95)

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

  (a)
  Represents the legal settlement expense of approximately $4.9 million under the Settlement.

  (b)
  Represents the gain resulting from the retirement of $106.8 million par value 7.5% convertible subordinated notes due 2007 under the Exchange.

Cash paid under the Exchange	$4,998
Issuance of Series D preferred stock	4,272
Issuance of Series E preferred stock	4,272

Total consideration	13,542
Book value of retired notes	(33,991)
Accrued interest related to retired notes	(2,670)

Gain from retirement of notes	$23,119

  (c)
  Represents the estimated reduction to interest income from the total cash payments of approximately $9.9 million

Cogent Communications Group, Inc. and Subsidiaries
Unaudited Pro forma consolidated Statement of Operations
For the Nine Months Ended September 30, 2002
(in thousands, except share and per share amounts)

	Historical Cogent	Pro Forma Adjustments	Pro Forma Cogent
Net service revenue	$38,079		$38,079
Operating expenses:
Network operations (including $180 of amortization of deferred compensation)	37,158		37,158
Selling, general and administrative (including $2,313 of amortization of deferred compensation)	26,021		26,021
Legal settlement—Allied Riser noteholders	(a)	$4,880	4,880
Gain on retirement of Allied Riser convertible notes	(b)	(23,119)	(23,119)
Depreciation and amortization	23,981		23,981

Total operating expenses	87,160		68,921
Operating loss	(49,081)		(30,842)
Interest income and other	2,136 (c)	$(113)	2,023
Interest expense	(25,512) (d)	$9,923	(15,589)

Loss before extraordinary item	(72,457)		(44,408)
Extraordinary gain—Allied Riser merger	4,528		4,528

Net loss	$(67,929)		$(39,880)

Weighted average common shares (basic and diluted)	3,177,577		3,177,577

Net loss per common share:
Net loss before extraordinary item	$(22.80)		$(13.98)
Extraordinary gain—per share	$1.42		$1.42

Basic and diluted net loss per common share	$(21.38)		$(12.55)

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

  (a)
  Represents the legal settlement expense of approximately $4.9 million under the Settlement Agreement

  (b)
  Represents the gain resulting from the retirement of $106.8 million par value 7.5% convertible subordinated notes due 2007 under the Exchange Agreement.

Cash paid under Exchange Agreement	$4,998
Issuance of Series D preferred stock	4,272
Issuance of Series E preferred stock	4,272

Total consideration	13,542
Book value of retired notes	(33,991)
Accrued interest related to retired notes	(2,670)

Gain from retirement of notes	$23,119

  (c)
  Represents the estimated reduction to interest income from the cash payments totaling approximately $9.9 million

  (d)
  Represents the elimination of interest expense from the retirement of $106.8 million par value 7.5% convertible subordinated notes due 2007 under the Exchange.

By Order of the Board of Directors
David Schaeffer, Chairman and Chief Executive Officer

Dated: February 10, 2003
Washington, D.C.

Appendix A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

(Originally incorporated under the same name on December 12, 2000)

        Cogent Communications Group, Inc., (the "Corporation"), a corporation organized and existing under, and by virtue, of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY AS FOLLOWS:

        1.    That the name of the Corporation is Cogent Communications Group, Inc.

        2.    That on January 27, 2003 the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the approval of the stockholders therefor.

        3.    That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

        4.    This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

        The text of the Corporation's certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE 1. NAME.

        The name of the Corporation is Cogent Communications Group, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT.

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware. The name of its registered agent at such address is the Company Corporation.

ARTICLE 3. PURPOSE.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE 4. CAPITAL STOCK.

        A.    Authorized Shares.    The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is one hundred twenty seven million three hundred seventy six thousand two hundred twenty-nine (127,376,229) shares, of which: (i) twenty one million one hundred thousand (21,100,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) one hundred six million two hundred seventy-six thousand two hundred twenty-nine (106,276,229) shares, of a par value of $.001 per share, of Preferred Stock, one million two-hundred and fifty thousand (1,250,000) of which shall be authorized but unissued Preferred Stock, twenty-six million (26,000,000) of which shall be of a series designated as the "Series A Participating Convertible Preferred Stock" (the "Series A Preferred Stock"), twenty million (20,000,000) of which shall be of a series designated as the "Series B Participating Convertible Preferred Stock" (the "Series B Preferred Stock,"), fifty-two million one hundred seventy-three thousand six hundred forty-three (52,173,643) of which shall be of a series designated as the "Series C Participating Convertible Preferred Stock" (the "Series C Preferred Stock"), three million four hundred twenty-six thousand two hundred ninety-three (3,426,293) of which shall be of a series designated as the "Series D Participating Convertible Preferred Stock" (the "Series D Preferred Stock"), and three million four hundred twenty-six thousand two hundred ninety-three (3,426,293) of which shall be of a series designated as the "Series E Participating Convertible Preferred Stock" (the "Series E Preferred Stock" and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, and any other shares of preferred stock which may be issued, the "Preferred Stock").

        The authorized but unissued Preferred Stock may be issued in one or more additional series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including (sinking fund provisions, if any, the redemption price or prices, the liquidation preferences, any other qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Except as otherwise set forth in a certificate designating any currently authorized but unissued Preferred Stock, the designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

        B.    Preferred Stock.

          1.    Voting.

            (a)  Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Preferred Stock would receive upon conversion of such share of Preferred Stock held by such stockholder into Common Stock. Such determination shall be made with (1) respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

            (b)  Notwithstanding the provisions of Article 4.B.1(a) hereof, for so long as at least 29,441,293 shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are outstanding in the aggregate, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class, shall be required to:

              (1)  Except pursuant to (i) employee stock option and similar incentive plans approved by the Board, (ii) the issuance of Common Stock upon the conversion of the 7.5% Convertible Subordinated Notes due 2007 of Allied Riser Communications Corporation (the "Notes") or the issuance of additional convertible debt or equity as a paid-in-kind interest payment the Notes approved by the Board of Directors or (iii) a conversion or exchange right set forth in this Certificate of Incorporation, designate, authorize, create, issue, sell, redeem or repurchase any class or series of equity securities or equity-backed securities of the Corporation or any Subsidiary, including without limitation, capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity (collectively, "Equity Securities");

              (2)  Subject to the provisions of Article 4.B.4 hereof, declare or pay any dividends or make any distributions of any kind with respect to any outstanding Equity Securities of the Corporation or any Subsidiary;

              (3)  Approve the merger, consolidation, dissolution or liquidation of the Corporation or any Subsidiary, or any transaction having the same effect;

              (4)  Increase or decrease the aggregate number of authorized shares of Common Stock or Preferred Stock;

              (5)  Sell all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole, whether directly through a sale of the Corporation's interests in its Subsidiaries or other assets, or indirectly through a sale of the assets of its Subsidiaries, in one transaction or any series of transactions, or approve any transaction or series of transactions having the same effect;

              (6)  Cause, directly or indirectly, a material change in the nature of the business or strategic direction of the Corporation and its Subsidiaries, taken as a whole;

              (7)  Approve the filing for bankruptcy of or any decision not to take action to prevent a filing for bankruptcy or not to oppose an involuntary filing for bankruptcy or other winding up of the Corporation or any Subsidiary;

              (8)  Approve the establishment and maintenance of an Executive Committee of the Board of Directors or increase or decrease the number of directors composing the Board of Directors; or,

              (9)  Amend, repeal or modify any provision of the Certificate of Incorporation in a manner that adversely affects the rights, powers or preferences of the Preferred Stock.

            (c)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series A Preferred Stock, voting as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock to elect two (2) of the six (6) members of the Corporation's Board of Directors.

            (d)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series B Preferred Stock, voting as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock to elect one (1) of the six (6) members of the Corporation's Board of Directors.

            (e)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series C Preferred Stock, voting as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock to elect one (1) of the six (6) members of the Corporation's Board of Directors.

            (f)    Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series A, Series B and Series C Preferred Stock, voting together as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series A, Series B and Series C Preferred Stock, to nominate one (1) of the three (3) members to be appointed to the Compensation Committee of the Corporation's Board of Directors.

          2.    Preferences on Liquidation, Dissolution etc.

            (a)    Liquidation Preference.    Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of any capital stock ranking senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any other class or series of capital stock of the Corporation ranking junior in preference to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, an amount equal to $1.00 per share (the "Series A Original Purchase Price") in the case of the Series A Preferred Stock, an amount equal to $4.55 per share (the "Series B Original Purchase Price") in the case of the Series B Preferred Stock, and an amount equal to $1.2467 per share (the "Series E Original Purchase Price") in the case of the Series E Preferred Stock, plus interest accruing on the Series A Original Purchase Price, the Series B Original Purchase Price or the Series E Original Purchase Price, as the case may be, from the issue date of the securities in respect of which the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, were issued, or the date the Series E Preferred Stock was issued, as applicable, through the date of such payment at a per annum rate of interest equal to the three month London Interbank Offered Rate, as announced on the first business day of each calendar quarter in the "Money Rates" column of the Eastern Edition of The Wall Street Journal, plus one hundred and fifty (150) basis points (as to all holders entitled thereto, the "Series A Aggregate Liquidation Preference" in the case of the Series A Preferred Stock, the "Series B Aggregate Liquidation Preference" in the case of the Series B Preferred Stock, and the "Series E Aggregate Liquidation Preference" in the case of the Series E Preferred Stock), an amount equal to the greater of (i) $1.2467 per share (the "Series C Original Purchase Price") plus interest accruing on the Series C Original Purchase Price from the issue date of the Series C Preferred Stock through the date of such payment at a per annum rate of interest equal to the three month London Interbank Offered Rate, as announced on the first business day of each calendar quarter in the "Money Rates" column of the Eastern Edition of The Wall Street Journal, plus one hundred and fifty (150) basis points, or (ii) $2.0091 (as to all holders entitled thereto, the "Series C Aggregate Liquidation Preference"), and an amount equal to the greater of (i) $1.2467 per share (the

    "Series D Original Purchase Price") plus interest accruing on the Series D Original Purchase Price from the issue date of the Series D Preferred Stock through the date of such payment at a per annum rate of interest equal to the three month London Interbank Offered Rate, as announced on the first business day of each calendar quarter in the "Money Rates" column of the Eastern Edition of The Wall Street Journal, plus one hundred and fifty (150) basis points, or (ii) $2.0091 (as to all holders entitled thereto, the "Series D Aggregate Liquidation Preference", and together with the Series A Aggregate Liquidation Preference, the Series B Aggregate Liquidation Preference, the Series C Aggregate Liquidation Preference and the Series E Aggregate Liquidation Preference, the "Aggregate Liquidation Preferences"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall be insufficient to permit the payment in full to them of the Series A, Series B, Series C, Series D and Series E Aggregate Liquidation Preferences, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective Aggregate Liquidation Preferences among such holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

            (b)    Remaining Liquidating Distributions.    After payment has been made in full to the holders of Preferred Stock of their respective Aggregate Liquidation Preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Preferred Stock are converted into shares of Common Stock at their then Applicable Conversion Rates (as defined in Article 4.B.3(c) below), until, with respect to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, such time, if ever, as the amount distributed pursuant to Article 4.B.2(a) above plus the amount distributed pursuant to the provisions of this paragraph equals, with respect to each outstanding share of Series A Preferred Stock, $3.00 (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events affecting the number of shares of Series A Preferred Stock then outstanding); with respect to each outstanding share of Series B Preferred Stock, $9.10 (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events affecting the number of shares of Series B Preferred Stock then outstanding); with respect to each outstanding share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, $3.7401 (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events affecting the number of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding) (the "Pari Passu Distributions"). After payment in full of the Aggregate Liquidation Preferences and the Pari Passu Distributions to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deemed to be redeemed and cancelled and the remaining assets and funds of the Corporation will be ratably distributed to all holders of the Common Stock.

            (c)    Assets other than Cash.    If assets other than cash are to be distributed to any holders of Preferred Stock or Common Stock pursuant to Article 4.B.2 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Preferred Stock or Common Stock pursuant to Article 4.B.2 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 4.B.2 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

            (d)    Amount Payable in Mergers, etc.    Unless the holders of not less than 66 2/3% of the voting power of the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (a "Two Thirds Interest") elect to have the provisions of Article 4.B.3(i) apply, the following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 4.B.2: a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation shall own less than a majority (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred or the sale, transfer or lease of all or substantially all of the assets of the Corporation (each a "Change of Control Transaction"). If such election is not made, all consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any capital stock of the Corporation ranking junior to the Preferred Stock in liquidation in accordance with the preferences and priorities set forth in Articles 4.B.2(a) and 4.B.2(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 4.B.2. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 4.B.2(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property, or otherwise causing such shares to be redeemed. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Any election by a Two Thirds Interest pursuant to this Article 4.B.2(d) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Two Thirds Interest hereunder, all holders of Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Preferred Stock or a Two Thirds Interest, as applicable, shall have the right to elect to give effect to the conversion rights contained in Article 4.B.3 or the rights contained in Article 4.B.3(i) instead of giving effect to the provisions contained in this Article 4.B.2(d) with respect to the shares of Preferred Stock held by such holders. The provisions of this Article 4.B.2(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America, or (3) a merger of the Corporation with or into an entity, substantially all of the outstanding equity securities (or equity-linked securities) of which are owned by then current holders of the Preferred Stock or their affiliates.

            (e)    Election to Convert.    Notwithstanding anything contained herein to the contrary, a holder of shares of Preferred Stock may elect to convert any or all of such shares of Preferred Stock into Common Stock at any time prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 4.B is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4.B.3 below.

          3.    Conversion Rights.    Conversion of the Preferred Stock into shares of Common Stock shall be subject to the following provisions:

            (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Article 4.B.3, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series A Preferred Stock being converted; the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series B Preferred Stock being converted; the number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series C Preferred Stock being converted; the number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series D Preferred Stock being converted; and the number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series E Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series E Preferred Stock being converted.

            (b)    Conversion Rates.    The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Original Purchase Price by the "Series A Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Series B Original Purchase Price by the "Series B

    Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing Series C Original Purchase Price by the "Series C Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series D Preferred Stock (the "Series D Conversion Rate") shall be the quotient obtained by dividing Series D Original Purchase Price by the "Series D Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "Series E Conversion Rate") shall be the quotient obtained by dividing Series E Original Purchase Price by the "Series E Applicable Conversion Price," calculated as provided in Article 4.B.3(c).

            (c)    Applicable Conversion Prices.    The Series A Applicable Conversion Price shall initially be $10.00 (the "Series A Applicable Conversion Price"). The Series B Applicable Conversion Price shall initially be $35.05663 (the "Series B Applicable Conversion Price"). The Series C Applicable Conversion Price shall initially be $12.467 (the "Series C Applicable Conversion Price"). The Series D Applicable Conversion Price shall initially be $12.467 (the "Series D Applicable Conversion Price"). The Series E Applicable Conversion Price shall initially be $12.467 (the "Series E Applicable Conversion Price," and together with the Series A Applicable Conversion Price, the Series B Applicable Conversion Price, the Series C Applicable Conversion Price, and the Series D Applicable Conversion Price the "Applicable Conversion Prices"). The initial Applicable Conversion Prices shall be adjusted from time to time in accordance with this Article 4.B.3. All references to an Applicable Conversion Price herein shall mean the Applicable Conversion Price as so adjusted.

            (d)    Mechanics of Conversion.    Each holder of Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4.B.3 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

            (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of the Series D Preferred Stock is issued (the "Series D Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Applicable Conversion Price in effect immediately before that subdivision with respect to the Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Applicable Conversion Price in effect immediately before the combination with respect to the Preferred Stock shall be proportionately increased. Any adjustment under this Article 4.B.3(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Applicable Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Applicable Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Applicable Conversion Price shall be adjusted pursuant to this Article 4.B.3(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Applicable Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

            (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4.B.3 with respect to the rights of the holders of such shares of Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

            (h)    Adjustment for Reclassification. Exchange and Substitution.    If at any time or from time to time after the Series D Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4.B.3), in any such event each holder of shares of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (i)    Reorganizations. Mergers. Consolidations or Sales of Assets.    If at any time or from time to time after the Series D Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 4.B.3), as a part of such capital reorganization, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 4.B.3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Article 4.B.3 (including adjustment of the Applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. Notwithstanding anything contained herein to the contrary, the foregoing shall not apply with respect to any Change of Control Transaction unless holders of two-thirds of the Preferred Stock then outstanding so elect in accordance with the provisions of Article 4.B.2(d).

            (j)    Sale of Shares Below Applicable Conversion Price.

              (1)  If at any time or from time to time after the Series D Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4.B.3(e)-(i) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by the two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than (v) the then-effective Series A Applicable Conversion Price in the case of the Series A Preferred Stock or (w) the then-effective Series B Applicable Conversion Price in the case of the Series B Preferred Stock or (x) the then-effective Series C Applicable Conversion Price in the case of the Series C Preferred Stock or (y) (x) the then-effective Series D Applicable Conversion Price in the case of the Series D Preferred Stock or (z) the then-effective Series E Applicable Conversion Price in the case of the Series E Preferred Stock, then in each such case the then existing Series A Applicable Conversion Price and/or Series B Applicable Conversion Price and/or Series C Applicable Conversion Price and/or Series D Applicable Conversion Price and/or Series E Applicable Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to a price, with respect to the Series C Applicable Conversion Price, the Series D Applicable Conversion Price and the Series E Applicable Conversion Price, equal to such Effective Price or to a price, with respect to the Series A Applicable Conversion Price and/or Series B Applicable Conversion Price, determined by multiplying the then Applicable Conversion Price for such series of Preferred Stock by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Applicable Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below).

              (2)  For the purpose of making any adjustment required under this Article 4.B.3(j), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

              (3)  For the purpose of the adjustment required under this Article 4.B.3(j), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Series A Applicable Conversion Price in the case of the Series A Preferred Stock, the Series B Applicable Conversion Price in the case of the Series B Preferred Stock, the Series C Applicable Conversion Price in the case of the Series C Preferred Stock, the Series D Applicable Conversion Price in the case of the Series D Preferred Stock or the Series E Applicable Conversion Price in the case of the Series E Preferred Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4.b.3(j) shall have the effect of increasing the Series A Applicable Conversion Price, the Series B Applicable Conversion Price, the Series C Applicable Conversion Price, the Series D Applicable Conversion Price or the Series E Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price for such series that was in effect on the original adjustment date or (ii) the Applicable Conversion Price for such series that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of Series A Applicable Conversion Price, the Series B Applicable Conversion Price, the Series C Applicable Conversion Price, the Series D Applicable Conversion Price or the Series E Applicable Conversion Price, as the case may be, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each Applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

              (4)  "Additional Shares of Common Stock" shall mean, with respect to any shares of Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4.B.3(j), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 1,490,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 722,881 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, (4) shares of Series D Preferred Stock or Series E Preferred Stock issued in exchange for the Notes, and any Common Stock issued upon coversion thereof, and (5) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the Notes.

              (5)  The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4.B.3(j), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4.B.3(j), for such Additional Shares of Common Stock.

            (k)    Accountants' Certificate of Adjustment.    In each case of an adjustment or readjustment of an Applicable Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of a series of Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of such series of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such series of Preferred Stock.

            (l)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other Corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

            (m)    Automatic Conversion.

              (1)  Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then Applicable Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 4.B.4.

              (2)  Upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Preferred Stock being converted, to and including the date of such conversion.

            (n)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

            (o)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E

    Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (p)    Notices.    Any notice required by the provisions of this Article 4.B.3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

            (q)    Payment of Taxes.    The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

            (r)    Dilution or Impairment.    The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

            4.    Dividend Rights

            (a)  Holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, prior and in preference to the holders of any other capital stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefore, cash dividends at the rate of eight percent (8%) of the Series C Original Purchase Price, the Series D Original Purchase Price and the Series E Original Purchase Price (each as defined below) per annum on each outstanding share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events effecting the number of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. Any partial payment will be made among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock ratably in proportion to the payment each such holder is otherwise entitled to receive.

            (b)  So long as any shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Junior Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Stock until all dividends on the

    Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, shall have been paid or declared and set apart, except for:

              (1)  acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company; or

              (2)  acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares.

            (c)  In the event dividends are paid on any share of Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Stock.

            (d)  The provisions of Article 4.B.4(b) and 4.B.4(c) shall not apply to a dividend payable in Common Stock.

        C.    Common Stock.

          1.    Prior Rights of Preferred Stock.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock and any other series of preferred stock as may be issued in accordance with the provisions hereof.

          2.    Voting Rights.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

          3.    Dividends.    Subject to the provisions of Articles 4.B.1(b) and 4.B.4 hereof, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock.

          4.    Increases or Decreases.    Subject to the provisions of Article 4B.1, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the outstanding Preferred Stock) by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding stock of the Corporation (voting together on an as-if converted basis).

ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditor, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.

        A.    Indemnification.    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), for actions taken in such person's capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the by-laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        B.    Limitation of Liability.    No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provisions of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

        C.    Prospective Amendment.    Any repeal or modification of this Article 6 shall be prospective and shall not affect the rights under this Article 6 in effect at the time of the alleged occurrence of any act or Omission to act giving rise to liability or indemnification.

        Executed in the name of the Corporation by its President, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated: [ ], 2003

COGENT COMMUNICATIONS GROUP, INC.

David Schaeffer President

Appendix B

INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2001 and September 30, 2002
Condensed Consolidated Statements of Operations of Cogent Communications Group, Inc., and Subsidiaries for the Three and Nine Months Ended September 30, 2001 and September 30, 2002
Condensed Consolidated Statements of Cash Flows of Cogent Communications Group, Inc., and Subsidiaries for the Nine Months Ended September 30, 2001 and September 30, 2002
Notes to Interim Condensed Consolidated Financial Statements
Report of Independent Public Accountants
Consolidated Balance Sheets as of December 31, 2000 and 2001
Consolidated Statements of Operations for the period from inception (August 9, 1999) to December 31, 1999 and for the years ended December 31, 2000 and December 31, 2001
Consolidated Statements of Changes in Stockholders' Equity for the period from inception (August 9, 1999) to December 31, 1999 and for the years ended December 31, 2000 and December 31, 2001
Consolidated Statements of Cash Flows for the period from inception (August 9, 1999) to December 31, 1999 and for the years ended December 31, 2000 and December 31, 2001
Notes to Consolidated Financial Statements
PSINET INC. STATEMENTS
Report of Independent Accountants
Statement of Assets Acquired and Liabilities Assumed as of December 31, 2001 and March 31, 2002 (unaudited)
Statements of Revenues and Direct Expenses for the year ended December 31, 2001 and the three months ended March 31, 2002 (unaudited) and March 31, 2001 (unaudited)
Notes to Statements
ALLIED RISER COMMUNICATIONS CORPORATION FINANCIAL STATEMENTS
Report of Independent Public Accountants
Consolidated Balance Sheets as of December 31, 2000 and 2001
Consolidated Statements of Income (Loss) for the years ended December 31, 1999, 2000 and 2001
Consolidated Statements of Stockholder's Equity for the years ended December 31, 1999, 2000 and 2001
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 2000 and 2001
Notes to Consolidated Financial Statements
NETRAIL, INC. FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants
Balance sheet as of December 31, 1999
Statement of operations—year ended December 31, 1999
Statement of stockholders' equity (capital deficit)—year ended December 31, 1999
Statement of cash flows—year ended December 31, 1999
Notes to financial statements—December 31, 1999
Report of Independent Certified Public Accountants
Consolidated balance sheet as of December 31, 2000
Consolidated statement of operations—year ended December 31, 2000
Consolidated statement of stockholders' equity (capital deficit)—year ended December 31, 2000
Consolidated statement of cash flows—year ended December 31, 2000
Notes to consolidated financial statements—December 31, 2000

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001 AND SEPTEMBER 30, 2002

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2001	September 30, 2002 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,017	$51,669
Short term investments ($430 restricted, at September 30, 2002)	1,746	2,413
Prepaid expenses and other current assets	2,171	3,665
Accounts receivable, net of allowance for doubtful accounts of $112, and $3,847, respectively	1,156	5,432

Total current assets	54,090	63,179
Property and equipment:
Property and equipment	249,057	339,012
Accumulated depreciation and amortization	(13,275)	(34,076)

Total property and equipment, net	235,782	304,936
Intangible assets:
Intangible assets	11,740	23,373
Accumulated amortization	(1,304)	(6,580)

Total intangible assets, net	10,436	16,793
Other assets	19,461	20,557

Total assets	$319,769	$405,465

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,623	$8,294
Accrued liabilities	3,462	24,761
Current maturities, capital lease obligations	426	3,794

Total current liabilities	7,511	36,849
Cisco credit facility	181,312	223,556
Convertible subordinated notes, net of unamortized discount of $79,745	—	37,235
Capital lease obligations, net of current	20,732	50,884
Other long-term liabilities	—	1,206

Total liabilities	209,555	349,730

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $30,061	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 shares issued and outstanding; liquidation preference of $99,168	90,009	88,009
Convertible preferred stock, Series C, $0.001 par value; 52,173,643 shares authorized; 49,773,402 shares issued and outstanding; liquidation preference of $100,000	61,345	61,345
Common stock, $0.001 par value; 21,100,000 shares authorized; 1,409,814 and 3,483,838 shares issued and outstanding, respectively	1	4
Additional paid-in capital	38,724	49,322
Deferred compensation	(11,081)	(6,985)
Stock purchase warrants	8,248	9,013
Accumulated other comprehensive income (loss)	—	(12)
Accumulated deficit	(102,924)	(170,853)

Total stockholders' equity	110,214	55,735

Total liabilities and stockholders' equity	$319,769	$405,465

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2002

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended September 30, 2001 (Unaudited)	Three Months Ended September 30, 2002 (Unaudited)
Net service revenue (Note 1)	$657	$15,960
Operating expenses:
Network operations (including $56 of amortization of deferred compensation in 2002, none in 2001)	5,034	14,243
Selling, general, and administrative (including $798 of amortization of deferred compensation in 2002, none in 2001)	7,589	9,654
Depreciation and amortization	2,969	8,938

Total operating expenses	15,592	32,835

Operating loss	(14,935)	(16,875)
Interest income and other	435	226
Interest expense	(2,948)	(8,760)

Net loss applicable to common stock	$(17,448)	$(25,409)

Basic and diluted net loss per common share	$(12.39)	$(7.33)

Weighted-average common shares (basic and diluted)	1,408,614	3,464,403

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2002

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Nine Months Ended September 30, 2001 (Unaudited)	Nine Months Ended September 30, 2002 (Unaudited)
Net service revenue (Note 1)	$747	$38,079
Operating expenses:
Network operations (including $180 of amortization of deferred compensation in 2002, none in 2001)	15,473	37,158
Selling, general, and administrative (including $2,313 of amortization of deferred compensation in 2002, none in 2001)	21,756	26,021
Depreciation and amortization	5,955	23,981

Total operating expenses	43,184	87,160

Operating loss	(42,437)	(49,081)
Interest income and other	1,763	2,136
Interest expense	(4,756)	(25,512)

Loss before extraordinary item	$(45,430)	$(72,457)

Extraordinary gain — Allied Riser merger	—	4,528

Net loss applicable to common stock	$(45,430)	$(67,929)

Net loss per common share:
Loss before extraordinary item	$(32.33)	$(22.80)
Extraordinary gain	—	1.42

Basic and diluted net loss per common share	$(32.33)	$(21.38)

Weighted-average common shares (basic and diluted)	1,405,333	3,177,577

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2002
(IN THOUSANDS)

	Nine Months Ended September 30, 2001 (Unaudited)	Nine Months Ended September 30, 2002 (Unaudited)
Cash flows from operating activities:
Net loss	$(45,430)	$(67,929)
Adjustments to reconcile net loss to net cash used in operating activities —
Extraordinary gain — Allied Riser merger	—	(4,528)
Depreciation and amortization	5,955	23,981
Amortization of debt costs	21	1,988
Amortization of debt discount — convertible notes	—	4,481
Amortization of deferred compensation	—	2,493
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(823)	(3,066)
Prepaid expenses and other current assets	5,455	3,125
Accrued interest payable	1,056	13,908
Other assets	(469)	(2,693)
Accounts payable, accrued and other liabilities	3,944	1,432

Net cash used in operating activities	(30,291)	(26,808)

Cash flows from investing activities:
Purchases of property and equipment	(72,157)	(56,871)
Purchases of short term investments	—	(667)
Acquired cash and cash equivalents — Allied Riser merger	—	70,431
Purchase of STOC minority interests	—	(3,617)
Purchase of intangible assets	—	(167)
Purchase of NetRail assets	(11,740)
Purchase of PSINet assets	—	(9,450)

Net cash used in investing activities	(83,897)	(341)

Cash flows from financing activities:
Borrowings under Cisco credit facility	69,376	31,914
Proceeds from option exercises	15	—
Repayment of capital lease obligations	(10,268)	(2,102)

Net cash provided by financing activities	59,123	29,812

Effect of exchange rate changes on cash	—	(11)
Net (decrease) increase in cash and cash equivalents	(55,065)	2,652
Cash and cash equivalents, beginning of period	65,593	49,017

Cash and cash equivalents, end of period	$10,528	$51,669

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,014	$10,438
Cash paid for income taxes	—	—
Non-cash financing activities —
Capital lease obligations incurred	22,081	26,700
Borrowing under credit facility for payment of loan costs and interest	—	10,331
Allied Riser Merger
Fair value of assets acquired	—	$74,535
Less: valuation of common stock, options & warrants issued		(10,967)
Less: extraordinary gain		(4,528)

Fair value of liabilities assumed		$59,040

NetRail Acquisition
Fair value of assets acquired	12,090	—
Less: cash paid	(11,740)

Fair value of liabilities assumed	350

PSINet Acquisition
Fair value of assets acquired	—	16,602
Less: cash paid		(9,450)

Fair value of liabilities assumed		7,152

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001, AND 2002
(Unaudited)

1.    Organization and General:

Description of Business and Acquisitions

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications Group, Inc. These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from several providers. These agreements are primarily under 15-25 year IRUs. Since the Company's acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet, Inc. ("PSINet"). This agreement allowed the Company to undertake due diligence related to certain of PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, the Company and PSINet entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million cash payment at closing. The acquired assets include certain of PSINet's accounts receivable, rights to 10,000 route miles pursuant to indefeasible rights of use, and intangible assets, including, customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and collocation arrangements.

        The PSINet acquisition enabled the Company to immediately incorporate a revenue stream from a set of products that the Company believes complement its core offering of 100 Mbps Internet connectivity for $1,000 per month and reduced its costs of network operations from the acquisition of settlement-free peering rights. The Company plans to support and build on the PSINet brand name that, the Company believes, is one of the most recognizable ISPs in the country. Under the PSINet label, Cogent is offering PSINet services, including Internet connectivity.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with necessary in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada. Prior to the merger, Allied Riser had ceased providing its retail services to its customers. The Company is utilizing the Allied Riser in-building network and building access rights to provide its high speed Internet access service. The acquisition enabled the Company to accelerate its business plan and increase its footprint in the markets it serves.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of the results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's Annual Report on Form 10-K.

        The accompanying unaudited condensed consolidated financial statements include all wholly owned subsidiaries. All inter-company accounts and activity have been eliminated. Shared Technologies of Canada ("STOC") is owned by the Company's wholly owned subsidiary, ARC Canada. In March 2002, the shareholders representing the minority interest of STOC notified the Company that they had elected to exercise their rights to put their shares to the Company as provided under their shareholders' agreements. The Company paid approximately $3.6 million in April 2002 to purchase these minority interests.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Risk and Liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the ability to meet the financial and operating covenants under its credit facility, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        One of the Company's suppliers of metropolitan fiber optic facilities, Metromedia Fiber Networks ("MFN"), filed for bankruptcy in May 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. This has impacted the Company's operations by decreasing our ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has several other providers of metropolitan fiber optic facilities the impact has not been material to our operations.

        On April 22, 2002, Williams Communications Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided the Company with its national backbone fiber rings. Williams Communications LLC did not file a bankruptcy petition. On October 16, 2002, Williams announced that it has emerged from bankruptcy as WilTel Communications Group, Inc.

        MFN's and Williams' financial difficulties are characteristic of the telecommunications industry today. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

        The Company has obtained $177 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital"). In connection with the Allied Riser merger, the Company acquired $70.4 million of cash and cash equivalents and assumed the obligations of Allied Riser including its convertible subordinated notes due in June 2007 totaling $117.0 million. Substantial time may pass before significant revenues are realized, and additional funds may be required to implement the Company's business plan. However, management expects that the proceeds from the issuance of preferred stock, the availability under the Facility (subject to continued covenant compliance) and the funds acquired in the Allied Riser merger, will be sufficient to fund the Company's expected activities through fiscal 2003. Although management believes that these expectations are reasonable, actual results could differ materially. The Company's future financial condition and results of operations are subject to change and to inherent risks and uncertainties. .

Financial Instruments

        The Company is party to letters of credit totaling $4.8 million as of September 30, 2002. These letters of credit are secured by certificates of deposit and commercial paper investments of $4.9 million that are restricted and included in short-term investments and deposits and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At September 30, 2001 and 2002, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of September 30, 2002, the fair value of the Company's credit facility approximated its carrying amount. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $117.0 million. The notes were recorded at their fair value of approximately $32.7 million at the merger date. The discount is accreted to interest expense through the maturity date. The fair value of the notes at September 30, 2002, was approximately $31.1 million.

Reclassifications

        Certain amounts in the December 31, 2001 financial statements have been reclassified in order to conform to the 2002 financial statement presentation. Such reclassifications had no impact on previously reported net loss or net stockholders' equity.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the nine months ended September 30, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all other periods presented (amounts in thousands).

Nine months ended September 30, 2002
Net loss	$(67,929)
Currency translation	(12)

Comprehensive loss	(67,941)

Basic and Diluted Net Loss Per Common Share

        For the three and nine months ended September 30, 2001 and September 30, 2002, options to purchase 565,570 and 1,086,150 shares of common stock at weighted-average exercise prices of $10.59 and $4.62 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the three and nine months ended September 30, 2001, 45,809,783, shares of preferred stock, which were convertible into 4,580,978 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three and nine months ended September 30, 2002, 95,143,625, shares of preferred stock, which were convertible into 10,091,261 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three and nine months ended September 30, 2001 and September 30, 2002, warrants for 222,750 and 854,941 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three and nine months ended September 30, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is translated into United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to September 30, 2002 was approximately $3.1 million. ARC Canada's total assets were approximately $3.9 million at September 30, 2002.

Revenue Recognition

        The Company recognizes service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life.

        In September 2002, the Company invoiced certain customers for approximately $1.3 million representing amounts contractually due for unfulfilled minimum contractual obligations. The Company has recognized a corresponding sales allowance of $1.3 million against this revenue resulting in zero net revenue recognized. The Company will recognize net revenue as the amounts are collected as cash. The Company intends to vigorously seek payment of these amounts.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. Adoption of this standard is not expected to have a material impact on impact on our operations or financial position.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The adoption of this statement on January 1, 2002 did not have a material impact on our operations or financial position.

        In May 2002, the FASB issued SFAS No. 145. SFAS No. 145 rescinded three previously issued statements and amended SFAS No. 13, "Accounting for Leases." The statement provides reporting standards for debt extinguishments and provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions. The statement is effective for certain lease transactions occurring after May 15, 2002 and all other provisions of the statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this standard did not have any impact on our financial position or the presentation of any transactions.

        On July 29, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."    SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

2.    Pro Forma Amounts

        The acquisition of the assets of NetRail, Inc., and PSINet and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The purchase price allocations are preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc. and PSINet and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002.

        If the NetRail, Allied Riser and PSINet acquisitions had taken place at the beginning of 2001 and 2002 the unaudited pro forma combined results of the Company for the nine months ended September 30, 2001 and 2002 would have been as follows (amounts in thousands, except per share amounts).

	Nine Months Ended September 30, 2001	Nine Months Ended September 30, 2002
Revenue	$68,228	$52,574
Net loss before extraordinary items	(420,321)	(86,990)
Loss per share before extraordinary items — basic and diluted	$(123.08)	$(25.23)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Allied Riser and PSINet acquisitions had been effective at the beginning of 2001 and 2002.

3.    Property and Equipment:

        Property and equipment consisted of the following (in thousands):

September 30, 2002
Owned assets:
Network equipment	$187,338
Software	6,536
Office and other equipment	2,570
Leasehold improvements	30,107
System infrastructure	1,189
Construction in progress	5,543

233,283
Less — Accumulated depreciation and amortization	(28,591)

204,692
Assets under capital leases:
IRUs	105,729
Less — Accumulated depreciation and amortization	(5,485)

100,244

Property and equipment, net	$304,936

  Capitalized Interest

        For the nine months ended September 30, 2001 and 2002, the Company capitalized interest of $3,975,000 and $600,000, respectively.

4.    Accrued Liabilities:

        Accrued liabilities consist of the following (in thousands):

September 30, 2002
General operating expenditures	$17,405
Payroll and benefits	1,019
Taxes	1,469
Interest	3,368
Deferred revenue	1,500

Total	$24,761

5.    Intangible Assets:

        Intangible assets consist of the following (in thousands):

September 30, 2002
Peering arrangements	$15,740
Customer contracts	5,575
Trade names	1,764
Non-compete agreement	294

Total	23,373
Less — accumulated amortization	(6,580)

Intangible assets, net	$16,793

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the three and nine months ended September 30, 2002 was approximately $2.2 million and $5.3 million, respectively. Future amortization expense related to these intangible assets is expected to be $8.5 million, $7.0 million, $1.1 million, $59,000, and $29,000 for the twelve-month periods ending September 30, 2003, 2004, 2005, 2006 and 2007, respectively.

6.    Other Assets:

        Other assets consist of the following (in thousands):

September 30, 2002
Prepaid expenses	$1,256
Deposits	5,522
Deferred financing costs, net	13,779

Total	$20,557

7.    Long-term Debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million (the "Facility"). This credit facility replaced the existing $310 million credit facility between Cisco Capital and Cogent. The Facility is available to finance the purchases of up to $270 million of Cisco network equipment, software and related services, to fund up to $64 million of working capital, and to fund up to $75 million of interest and fees related to the Facility. On January 31, 2002, the Facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser. On April 17, 2002, the Facility was again amended to modify certain covenants in connection with the Company's acquisition of certain assets of PSINet. On November 6, 2002, the Facility was again amended to modify certain provisions and covenants that are reflected in the description below. If the Facility becomes unavailable, at any point in time, the Company may not have sufficient funds to fund current or anticipated levels of operation under its current business plan.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The weighted-average interest rate on all borrowings for the nine months ending September 30, 2002 was approximately 6.8 percent and was 6.8 percent at September 30, 2002. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        Borrowings under the Facility are available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. Up to $40 million was available for additional equipment loans through September 30, 2002, of which $33.4 million was borrowed as of September 30, 2002. An additional $91.6 million of equipment loans became available on October 1, 2002. Up to $20 million was available to fund interest and fees related to the Facility through September 30, 2002 of which $16.8 million was borrowed as of September 30, 2002. An additional $55 million for funding interest and fees related to the Facility became available on October 1, 2002. An additional $10 million in working capital loans became available on October 1, 2002 and was borrowed in November 2002. An additional $25 million of working capital becomes available in $5.0 million monthly increments from May 2003 until September 2003. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Additional borrowings under the Facility for the purchase of products and working capital are available until December 31, 2004. Additional borrowings under the Facility for the funding of interest and fees are available until December 31, 2005. The Facility matures on December 31, 2008.

        At September 30, 2002, there were $177.8 million of equipment loans, $29.0 million of working capital loans and $16.8 million of interest and fee loans outstanding.

        Maturities of borrowings under the Facility are as follows (in thousands):

For the twelve months ending September 30,
2003	$—
2004	—
2005	8,359
2006	58,676
2007	74,519
Thereafter	82,002

$223,556

Allied Riser Convertible Subordinated Notes

        On June 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        Maturities of the Notes are as follows (in thousands):

For the twelve months ending September 30,
2003	$—
2004	—
2005	—
2006	—
2007	116,980

$116,980

8.    Commitments and Contingencies:

Capital Leases

        The Company has entered into lease agreements with several providers for intra-city and intercity dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The Company acquired certain capital lease agreements related to equipment purchases in connection with the Allied Riser merger.

        The future minimum commitments under these agreements are as follows (in thousands):

For the twelve months ending September 30,
2003	$7,587
2004	7,256
2005	6,049
2006	5,655
2007	4,926
Thereafter	69,006

Total minimum lease obligations	100,479
Less — amounts representing interest	(45,801)

Present value of minimum lease obligations	54,678
Current maturities	(3,794)

Capital lease obligations, net of current maturities	$50,884

Fiber Leases and Construction Commitments

        The Company has agreements with several fiber providers for the construction of laterals to connect office buildings to metro fiber rings and for the leasing of these metro fiber rings and the lateral fiber. In June 2002, the Company expanded its inter-city network by entering into a lease agreement to that connected its network to the Toronto, Ontario market. These leases are generally for a period of 15-20 years and include renewal periods. The future commitments under these arrangements were approximately $31.9 million at September 30, 2002.

Equipment Purchase Commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to

$212.2 million over five years. In October 2001, the commitment was increased to purchase $270 million until December 2004. As of September 30, 2002, the Company has purchased approximately $177.8 million towards this commitment.

Litigation

Trademark

        In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

Vendor Claims

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18.8 million, attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. Allied Riser has filed its answer generally denying Hewlett-Packard's claims. The Company intends to continue to vigorously contest this lawsuit.

        On January 16, 2002, Allied Riser received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10.0 million. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001 lawsuit and determined that they relate to lease obligations. Allied Riser, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. The Company intends to continue to vigorously contest this claim.

        Management believes that the amounts, if any, owed to Hewlett-Packard are significantly less than Hewlett-Packard's claims.

        One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. Allied Riser terminated the lease in March 2002 and the dispute is over whether it had the right to do so. The landlord has alleged that a default under the lease has occurred. Allied Riser Operations Corporation has informed the landlord that the lease was terminated as provided by its terms. On July 15, 2002, the landlord filed suit alleging that Allied Riser did not have the right to terminate the lease and claiming damages.

Note Holders

        The three matters discussed below are, management believes, related to an effort by a group of bondholders to pressure the Company into buying back the notes they hold. The bondholders involved are a group of hedge funds that own (the Company believes) more than 40% of the 7.50% convertible subordinated notes due 2007 that were issued by Allied Riser Communications Corporation in June 2000. Allied Riser is now a subsidiary of the Company and the Company has become a co-obligor on the bonds. Beginning in August 2001 these hedge funds have attempted to force the repurchase of the notes they hold.

          On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the Securities and Exchange Commission (SEC) on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors. The suit alleges, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with the Company. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002, the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002, the Court issued a Memorandum Opinion denying that motion. On July 23, 2002, the plaintiffs filed a motion for partial summary judgment in which they alleged that the merger was a "change of control" as defined by the indenture. On November 7, 2002, the Court issued a ruling denying that motion. Instead, the Court determined that there had not been a "change of control", as defined. This decision may be appealed by the plaintiffs. Management believes that the suit is without merit, and intends to continue to vigorously contest it.

          On February 21, 2002, the Division of Enforcement of the SEC requested that the Company voluntarily provide it certain documents related to the fairness opinion delivered to the Allied Riser board of directors by Allied Riser's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and the Company's Series C preferred stock financing. The Company has complied with the request. The SEC has not informed the Company as to the reason for its request. However, management believes that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to the hedge fund plaintiffs in the Delaware Chancery Court case described above questioning the disclosure in the registration statement and prospectus filed in conjunction with the merger of Allied Riser into a subsidiary of the Company. The Company has not heard from the SEC since the Company provided the documents.

          On March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above and the fourth is also a hedge fund. Petitioners contend that the acquisition of Allied Riser was a change of control that entitled them to declare the 7.5% convertible subordinated notes were accelerated and are now due and payable. The petition does not name the Company as a party. Management notes, however, that pursuant to the terms of the supplemental indenture related to the notes, the Company is a co-obligor of the notes. On June 11, 2002 the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. On August 8, 2002, the judge issued a written order dismissing the petition.

Other Litigation

        The Company is subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on the Company.

Operating Leases and License Agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

Twelve months ending September 30,
2003	$18,323
2004	18,217
2005	16,195
2006	13,167
2007	9,784
Thereafter	40,792

$116,478

Connectivity, Maintenance and Transit Agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company also pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to 36-month terms.

        Future minimum obligations related to these arrangements are as follows (in thousands):

Twelve months ending September 30,
2003	$9,858
2004	4,514
2005	3,577
2006	3,649
2007	3,721
Thereafter	58,181

$83,500

9.    Stockholders' Equity:

        On February 4, 2002, the Company issued approximately 2.0 million shares of its common stock to Allied Riser shareholders in connection with the merger. This represented approximately 0.0321679 shares of the Company's common stock in exchange for each share of Allied Riser's common stock, or approximately 13.4% of the Company's common stock, on a fully diluted basis. The Company also assumed Allied Risers outstanding warrants and options for approximately 150,000 and 5,000 shares, of the Company's common stock, respectively, on an as-converted basis.

        In August 2002, one of the Company's holders of Series B preferred stock converted 439,560 shares of Series preferred stock into 57,050 shares of common stock.

10.  Related Party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $301,000 for the nine months ended September 30, 2002 in rent to this entity.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Vienna, Virginia
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2000 AND 2001
(IN THOUSANDS, EXCEPT SHARE DATA)

	2000	2001
Assets
Current assets:
Cash and cash equivalents	$65,593	$49,017
Short term investments	—	1,746
Prepaid expenses and other current assets	3,281	2,171
Accounts receivable, net of allowance for doubtful accounts of $112 in 2001	—	1,156

Total current assets	68,874	54,090
Property and equipment:
Property and equipment	111,991	249,057
Accumulated depreciation and amortization	(338)	(13,275)

Total property and equipment, net	111,653	235,782
Intangible assets:
Intangible assets	—	11,740
Accumulated amortization	—	(1,304)

Total intangible assets, net	—	10,436
Other assets	7,213	19,461

Total assets	$187,740	$319,769

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,601	$3,623
Accrued liabilities	2,955	3,462
Current maturities, capital lease obligations	10,697	426

Total current liabilities	16,253	7,511
Cisco credit facility	67,239	181,312
Capital lease obligations, net of current	—	20,732

Total liabilities	83,492	209,555

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $29,417	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding; liquidation preference of $99,012	90,009	90,009
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding in 2001: none in 2000; liquidation preference of $100,000	—	61,345
Common stock, $0.001 par value; 21,100,000 shares authorized; 1,400,698 and 1,409,814 shares issued and outstanding, respectively	1	1
Additional paid-in capital	189	35,490
Deferred compensation	—	(7,847)
Stock purchase warrants	—	8,248
Accumulated deficit	(11,843)	(102,924)

Total stockholders' equity	104,248	110,214

Total liabilities and stockholders' equity	$187,740	$319,769

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999, AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	1999	2000	2001
Service revenue	$—	$—	$3,018
Operating expenses:
Network operations (including $307 of amortization of deferred compensation in 2001)	—	3,040	20,297
Selling, general, and administrative (including $2,958 of amortization of deferred compensation in 2001)	82	10,845	30,280
Depreciation and amortization	—	338	13,535

Total operating expenses	82	14,223	64,112

Operating loss	(82)	(14,223)	(61,094)
Interest income	—	3,433	1,914
Interest expense	—	(1,105)	(7,945)
Other income	—	134	212

Net loss	$(82)	$(11,761)	$(66,913)

Beneficial conversion of preferred stock	—	—	(24,168)

Net loss applicable to common stock	$(82)	$(11,761)	$(91,081)

Basic and diluted net loss per common share	$(0.06)	$(8.51)	$(64.78)

Weighted-average common shares (basic and diluted)	1,360,000	1,382,360	1,406,007

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999 AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

						Convertible preferred stock— Series A		Convertible preferred stock— Series B		Convertible preferred stock— Series C
	Common stock
			Additional paid-in capital	Deferred compensation	Stock purchase warrants							Accumulated deficit	Total stockholders' equity
	Shares	Amount				Shares	Amount	Shares	Amount	Shares	Amount
Balance, August 9, 1999 (date of inception)	—	$—	$—	$—	$—	—	$—	—	$—	—	$—	$—	$—
Issuance of common stock	1,360,000	1	99	—	—	—	—	—	—	—	—	—	100
Net loss	—	—	—	—	—	—	—	—	—	—	—	(82)	(82)

Balance, December 31, 1999	1,360,000	1	99	—	—	—	—	—	—	—	—	(82)	18
Exercises of stock options	40,698	—	90	—	—	—	—	—	—	—	—	—	90
Issuance of Series A convertible preferred stock, net	—	—	—	—	—	26,000,000	25,892	—	—	—	—	—	25,892
Issuance of Series B convertible preferred stock, net	—	—	—	—	—	—	—	19,809,783	90,009	—	—	—	90,009
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,761)	(11,761)

Balance, December 31, 2000	1,400,698	1	189	—	—	26,000,000	25,892	19,809,783	90,009	—	—	(11,843)	104,248
Exercises of stock options	9,116	—	21	—	—	—	—	—	—	—	—	—	21
Issuance of stock purchase warrants	—	—	—	—	8,248	—	—	—	—	—	—	—	8,248
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	49,773,402	61,345	—	61,345
Deferred compensation	—	—	11,112	(11,112)	—	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	(24,168)	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—	3,265
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	(66,913)

Balance at December 31, 2001	1,409,814	$1	$35,490	$(7,847)	$8,248	26,000,000	$25,892	19,809,783	$90,009	49,773,402	$61,345	$(102,924)	$110,214

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999,
AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
(IN THOUSANDS)

	1999	2000	2001
Cash flows from operating activities:
Net loss	$(82)	$(11,761)	$(66,913)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization, including debt costs	—	338	13,594
Amortization of deferred compensation	—	—	3,265
Changes in assets and liabilities:
Accounts receivable	—	—	(1,156)
Prepaid expenses and other current assets	—	(3,281)	1,107
Other assets	—	(7,213)	(2,660)
Accounts payable and accrued liabilities	7	5,547	5,977

Net cash used in operating activities	(75)	(16,370)	(46,786)

Cash flows from investing activities:
Purchases of property and equipment	—	(80,989)	(118,020)
Purchases of short term investments	—	—	(1,746)
Acquisition, including purchases of intangible assets	—	—	(11,886)

Net cash used in investing activities	—	(80,989)	(131,652)

Cash flows from financing activities:
Borrowings under Cisco credit facility	—	67,239	107,632
Collection of note from stockholder	—	25	—
Proceeds from issuance of common stock	75	—	—
Proceeds from option exercises	—	90	21
Repayment of capital lease obligations	—	(37,156)	(12,754)
Deferred equipment discount	—	16,853	5,618
Issuances of preferred stock, net of issuance costs	—	115,901	61,345

Net cash provided by financing activities	75	162,952	161,862

Net increase (decrease) in cash and cash equivalents	—	65,593	(16,576)
Cash and cash equivalents, beginning of year	—	—	65,593

Cash and cash equivalents, end of year	$—	$65,593	$49,017

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,736	$8,943
Cash paid for income taxes	—	—	—
Non-cash financing activities —
Capital lease obligations incurred	—	47,855	23,990
Warrants issued in connection with credit facility	—	—	8,248
Borrowing under credit facility for payment of loan costs and interest	—	—	6,441

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 2000, and 2001

1.    Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to multi-tenanted office buildings in approximately 20 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRU's") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications, Inc. ("Williams"). These IRU's are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from several providers. These agreements are primarily under 15-25 year IRU's.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Business risk, and liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the ability to meet the financial and operating covenants under its credit facility, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        One of the Company's suppliers of metropolitan fiber optic facilities, Metromedia Fiber Networks (MFN), has announced that it may file for bankruptcy in April 2002. This would impact the Company's operations mostly by decreasing our ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has other providers of metropolitan fiber optic facilities the Company does not anticipate a significant impact.

        MFN's financial difficulties are characteristic of the telecommunications industry today. Several of the Company's vendors, including Williams, Level 3 and Qwest, have been reported in the financial press to be experiencing financial difficulties. The Company does not expect Williams' difficulties to impact the Company because Williams has completed delivery of the Company's national fiber optic backbone. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

        The Company has obtained $177 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital"). In August 2001, the Company entered into an agreement to merge with Allied Riser Communications Corporation ("Allied Riser") which closed on February 4, 2002. In connection with the merger, the Company acquired additional cash and assumed the obligations of Allied Riser including its convertible subordinated notes due in June 2007 totaling $117 million. Substantial time may pass before significant revenues are realized, and additional funds may be required to implement the Company's business plan. However, management expects that the proceeds from the issuance of preferred stock and the availability under the Facility (subject to continued covenant compliance) and the funds acquired in the Allied Riser merger, will be sufficient to fund the Company's current business plan through fiscal 2002.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue recognition

        The Company recognizes service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2000 and 2001, the Company's marketable securities consisted of money market accounts and commercial paper.

        The Company is party to a letter of credit totaling $450,000 as of December 31, 2001. This letter of credit is secured by a certificate of deposit that is restricted and included in short-term investments. No claims have been made against this financial instrument. Management does not expect any losses from the resolution of this financial instrument and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2000 and 2001, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of December 31, 2000 and 2001, the fair value of the Company's credit facility approximated the carrying amount.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States. Revenues from the Company's wholesale and acquired customers are subject to a higher degree of credit risk than the Company's customers who purchase its retail service.

Reclassifications

        Certain amounts in the December 31, 2000 financial statements have been reclassified in order to conform to the 2001 financial statement presentation.

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. The assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        Long-lived assets, which include property and equipment, and identifiable intangible assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is determined by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends and other available information in assessing whether the carrying value of the assets is impaired. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models as appropriate. The Company believes that no such impairment existed as of December 31, 2000 and 2001.

        The Company's estimates of anticipated net revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing, or competition. As a result, the carrying amount of long-lived assets could be reduced materially in the future.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income", reported net loss is the same as "comprehensive loss" for the periods presented.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        For the period from inception to December 31, 1999 and the years ended December 31, 2000 and 2001, options to purchase 46,950, 608,136 and 1,157,920 shares of common stock at weighted-average exercise prices of $0.10, $9.90 and $5.30 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the period from inception to December 31, 1999 and the years ended December 31, 2000 and 2001, 26,000,000, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 2,600,000, 4,580,978, and 10,148,309 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2001, warrants for 710,216 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Acquisitions

Allied Riser Merger

        In August 2001, the Company entered into an agreement to merge with Allied Riser. The merger closed on February 4, 2002. Under the terms of the merger agreement as amended in October 2001, the Company issued approximately 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $12 million for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. Tier-1 service providers purchase Internet capacity from the major communications carriers and resell it to smaller service providers and other entities. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers. As a result of the acquisition, the Company expects to reduce its cost of network services through the use of NetRail's settlement-free peering arrangements and increase its revenues by providing services to the acquired NetRail customers.

        The acquisition of the assets of NetRail, Inc. was recorded in the accompanying December 31, 2001 financial statements under the purchase method of accounting. The purchase price was primarily allocated to the settlement-free peering agreements acquired from NetRail, Inc., which had an estimated fair value of approximately $11.0 million. These contracts are being amortized over their average estimated contractual life of 3 years. The remainder of the purchase price was allocated to other current and non-current assets. The purchase price is preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc. have been included in the consolidated statements of operations from the date of acquisition.

        If the NetRail acquisition had taken place at the beginning of 2000 and 2001 the unaudited pro forma combined results of the Company for the year ended December 31, 2000 and 2001 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2000	Year Ended December 31, 2001
Revenue	$1,230	$4,676
Net loss applicable to common stock	(16,405)	(94,043)
Net loss per share — basic and diluted	$(11.87)	$(66.89)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Inc. asset acquisition had been effective at the beginning of 2000 and 2001.

2.    Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2000	2001
Owned assets:
Network equipment	$50,537	$126,796
Software	1,971	4,756
Office and other equipment	1,555	2,274
Leasehold improvements	64	16,690
System infrastructure	—	21,288
Construction in progress	10,009	5,230

	64,136	177,034
Less — Accumulated depreciation and amortization	(324)	(11,726)

	63,812	165,308
Assets under capital leases:
IRUs	47,855	72,023
Less — Accumulated depreciation and amortization	(14)	(1,549)

	47,841	70,474

Property and equipment, net	$111,653	$235,782

Capitalized interest

        In 2000 and 2001, the Company capitalized interest of $2,963,000 and $4,408,000, respectively. There was no interest capitalized in 1999.

Indefeasible rights of use agreements (IRUs)

        In April 2000, the Company entered into a dark fiber IRU contract with Williams for approximately 12,500 route miles (25,000 fiber miles) of dark fiber at a cost of approximately $27.5 million. Under this agreement, the Company paid $11.0 million in April 2000, $9.6 million in October 2000, $5.5 million in April 2001 and $1.4 million in October 2001. In June 2000, the Company exercised its right to lease an additional 12,500 route miles (the "Second IRU") for approximately $22.5 million. Under the Second IRU agreement the Company paid $9.0 million in June 2000, $9.0 million in December 2000, and $4.5 million in June 2001. These IRUs are for initial 20-year periods, with, under certain conditions, two renewal terms of five years each. Under these agreements,

Williams also provides co-location services and maintenance on both fibers for additional monthly fees. In June 2000, the Company amended its product purchase agreement with Cisco Systems, Inc ("Cisco"). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $6.7 million paid in 2001. These payments are recorded as a deferred equipment discount and classified as a reduction of network equipment in the accompanying balance sheets. The deferred equipment discount is being amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

3.    Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2000	2001
General operating expenditures	$648	$2,101
Payroll and benefits	282	1,206
Taxes	—	102
Interest	2,025	53

Total	$2,955	$3,462

4.    Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2000	2001
Peering arrangements	$—	$11,036
Customer contracts	—	704

Total	—	$11,740
Less — accumulated amortization	—	(1,304)

Intangible assets, net	$—	$10,436

        Intangible assets are being amortized over 36 months.

5.    Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2000	2001
Prepaid expenses	$945	$2,159
Deposits	196	1,655
Deferred financing costs	6,072	15,647

Total	$7,213	$19,461

6.    Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million (the "Facility"). This credit facility replaced the existing $310 million credit facility between Cisco Capital and Cogent. The October 2001 agreement matures on December 31, 2008 and is available to finance the purchases of Cisco network equipment, software and related services, to fund working capital, and to fund interest and fees related to the Facility. On

January 31, 2002, the Facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser.

        The Facility requires compliance with certain financial and operational covenants, among other conditions and restrictions. During 2001, Cogent violated certain debt covenants related to minimum customers and revenues. However, as of December 31, 2001, Cogent is in compliance with the agreement. The Company is subject to similar covenants in the future.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The weighted-average interest rate on all borrowings for the years ending December 31, 2000 and 2001 was approximately 11.2% and 8.5%, respectively. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        In June 2001, the Company borrowed $29.0 million of working capital loans under the March 2001 credit agreement. Warrants to purchase the Company's common stock were issued in connection with these working capital loans. The warrant exercise price was based upon the most recent significant equity transaction, as defined. This borrowing resulted in granting Cisco Capital warrants for 86,625 shares of the Company's common stock. In connection with the October 2001 agreement, the Company issued Cisco Capital warrants for an additional 623,591 shares of its common stock and incurred a $2.0 million closing fee. The closing fee was paid with the use of the credit facility. All warrants are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with the weighted-average exercise price of $18.10. These warrants have been valued at approximately $8.3 million using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying December 31, 2001 balance sheet using the following assumptions—average risk free rates of 4.5 to 5.8 percent, estimated fair values of the Company's common stock of $11.25 to $40.95, expected lives of 8 years and expected volatility of 90%. The deferred financing costs are being amortized to interest expense over the term of the Facility.

        Borrowings under the Facility are available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. Up to $25 million is available for additional equipment loans through June 30, 2002, of which $1.3 million was borrowed as of December 31, 2001. An additional $100 million of equipment loans becomes available on July 1, 2002. Up to $16 million is available to fund interest and fees related to the Facility through June 30, 2002 of which $6.4 million was borrowed as of December 31, 2001. An additional $59 million for funding interest and fees related to the Facility becomes available on July 1, 2002. An additional $35 million in working capital loans becomes available on July 1, 2002. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Borrowings under the Facility for the purchase of products and working capital are available until December 31, 2004. Borrowings under the Facility for the funding of interest and fees are available until December 31, 2005.

        The Company began entering into equipment loans in August 2000. At December 31, 2001, there were $145.9 million of equipment loans, $29.0 million of working capital loans and $6.4 million of interest and fee loans outstanding. Subsequent to year-end, and through March 1, 2002, the Company borrowed an additional $5.8 million of equipment loans.

        Maturities of borrowings under the Facility are as follows (in thousands):

For the year ending December 31
2002	$—
2003	—
2004	—
2005	434
2006	60,437
Thereafter	120,441

$181,312

7.    Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2000	2001
Net operating loss carry-forwards	$3,889	$28,827
Depreciation	(191)	(1,102)
Start-up expenditures	760	1,062
Accrued liabilities	344	973
Deferred compensation	—	1,325
Valuation allowance	(4,802)	(31,085)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of $71 million expire in 2019 to 2021. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	1999	2000	2001
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6	40.6

Effective income tax rate	—%	—%	—%

8.    Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter—city dark fiber primarily under 15-25 year IRU's. These IRU's connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31
2002	$2,253
2003	2,253
2004	2,253
2005	2,253
2006	2,253
Thereafter	33,551

Total minimum lease obligations	44,816
Less — amounts representing interest	(23,658)

Present value of minimum lease obligations	21,158
Current maturities	(426)

Capital lease obligations, net of current maturities	$20,732

Metromedia Fiber Networks ("MFN")

        In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intra-city fiber-optic rings and to provide the Company access to provide its service to certain multi-tenant office buildings. Each product order includes a lease of an intra-city fiber-optic ring for a period of up to 25 years and access to certain specified buildings in exchange for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date and penalties for early termination. Under the agreement, MFN also provides installation, maintenance, restoration, and network monitoring services. Each lease of an intra-city fiber-optic ring is treated as a capital lease and recorded once the Company has accepted the related fiber route.

Other Fiber Leases and Construction Commitments

        The Company has agreements with several fiber providers for the construction of laterals to connect office buildings to metro fiber rings and for the leasing of these metro fiber rings and the lateral fiber. These leases are generally for a period of 15-20 years and include renewal periods. The future commitment under these arrangements was approximately $60 million at December 31, 2001.

Equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to $212.2 million over five years. In October 2001, the commitment was increased to purchase $270 million until December 2004. As of December 31, 2001, the Company has purchased and ordered approximately $153 million towards this commitment.

Litigation

Trademark

        In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

Vendor Claims

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18.8 million attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. Management believes that this claim is without merit and Allied Riser has filed its answer generally denying Hewlett-Packard's claims. Management intends to continue to vigorously contest this lawsuit.

        On January 16, 2002, Allied Riser received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10.0 million. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001 lawsuit. Allied Riser, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim.

Note Holders Claims

        On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002 the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. Management believes that these claims are without merit, and intends to continue to vigorously contest this lawsuit.

Securities and Exchange Commission Request

        On February 21, 2002, the Division of Enforcement of the US Securities and Exchange Commission requested that the Company voluntarily provide it certain documents related to the fairness opinion delivered to the Allied Riser board of directors by Allied Riser financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and the Company's Series C preferred stock financing. The Company is complying with the request. The SEC has not informed the Company as to the reason for its request.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi-

tenant office buildings. Future minimum annual commitments under these arrangements are as follows (in thousands):

Year ending December 31
2002	$7,090
2003	7,549
2004	7,723
2005	7,600
2006	6,831
Thereafter	40,858

$77,651

        Rent expense was $723,000 in 2000 and $3,325,000 in 2001. There was no rent expense in 1999.

Connectivity, maintenance and transit agreements

        In order to provide its service, the Company has commitments with service providers to connect to the Internet. The Company also pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers. These contracts range from month-to-month charges to 36-month terms.

        Future minimum obligations as of December 31, 2001, related to these arrangements are as follows (in thousands):

Year ending December 31
2002	$5,585
2003	5,127
2004	3,600
2005	3,648
2006	3,721
Thereafter	60,636

$82,317

9.    Stockholders' equity:

        The Company has authorized 21,100,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock ("Series A"), and 20,000,000 shares of Series B Convertible Preferred Stock ("Series B") and 52,137,643 shares of Series C Participating Convertible Preferred Stock ("Series C"). The number of authorized shares of common stock was increased from 7,000,000 to 21,100,000 in October 2001 in connection with the Series C financing.

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for $26 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each ten shares of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for approximately $90 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each ten shares of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below.

        The participation terms of the Series A and Series B provide that under a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all Series A and Series B preferred shares are considered redeemed and are canceled.

        In October 2001, the Company issued 49,773,402 shares of Series C preferred stock for approximately $62 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted. Upon liquidation, as defined, holders of Series C preferred stock are entitled to receive certain preferences to holders of common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series C preferred stock will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

        The participation terms of the Series C provide that under a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

        Holders of Series C preferred stock shall be entitled to receive, as declared, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or acquisitions of common stock in exercise of the Company's right of first refusal to repurchase such shares, the Company may not declare any dividends or make any other distribution on any other stock, called junior stock (Series A, Series B and common stock), until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, the Company shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount per share equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

        Series C preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each ten shares of Series C, subject to adjustment.

        All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the shareholders holding outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        In the event of a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased. If the Company declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If the Company declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, re-capitalization, or capital reorganization.

        If the Company issues or sells additional shares of common stock for a price which is less than the then-applicable Series A conversion price in the case of Series A preferred stock, the applicable Series B conversion price in the case of Series B preferred stock, or the applicable Series C conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the Company's certificate of incorporation.

Beneficial Conversion

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock from 1.0 shares of common stock per ten shares of Series B preferred to 1.2979 shares of common stock per ten shares of Series B preferred. This equates to an additional 590,198 shares of common stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

10.  Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 1,490,000 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2001, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at inception (August 9, 1999)	—	$—
Granted	46,950	$0.10
Exercised	—	$—
Cancellations	—	$—

Outstanding at December 31, 1999	46,950	$0.10
Granted	634,503	$10.03
Exercised	(40,698)	$2.22
Cancellations	(32,619)	$7.78

Outstanding at December 31, 2000	608,136	$9.90
Granted	822,072	$4.04
Exercised	(9,116)	$2.25
Cancellations	(263,172)	$12.10

Outstanding at December 31, 2001	1,157,920	$5.30

        Options exercisable as of December 31, 1999, were 23,475 with a weighted-average exercise price of $0.10. The weighted-average remaining contractual life of the outstanding options at December 31, 1999, was approximately 9.7 years. Options exercisable as of December 31, 2000, were 36,946 with a weighted-average exercise price of $7.50. The weighted-average remaining contractual life of the outstanding options at December 31, 2000, was approximately 9.5 years. Options exercisable as of December 31, 2001, were 223,523 with a weighted- average exercise price of $7.24. The weighted-average remaining contractual life of the outstanding options at December 31, 2001, was approximately 9.4 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2001

Range of Exercise Prices	Number Outstanding 12/31/2001	Weighted Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable As of 12/31/2001	Weighted- Average Exercise Price
$0.10	9,425	7.65	$0.10	6,468	$0.10
$2.00	691,670	9.92	$2.00	60,163	$2.00
$2.50	95,292	8.23	$2.50	40,089	$2.50
$10.00	180,830	8.50	$10.00	70,569	$10.00
$15.00	180,703	8.98	$15.00	45,964	$15.00

$0.10 — $15.00	1,157,920	9.39	$5.30	223,253	$7.24

        Pro forma information regarding net loss required by SFAS No.123 has been determined as if the Company had accounted for its stock options under the minimum value method, while the Company was a private company, results in a pro forma net loss of $11,953,000 for 2000 and $83,000 for 1999. The weighted-average per share grant date fair value of options granted was $4.00 in 2000 and $0.05 in 1999. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 2000—an average risk-free rate of 5.25 percent, a dividend yield of 0 percent, and an expected life of 10 years, and for the year ended December 31, 1999—an average risk-free rate of 6.5 percent, a dividend yield of 0 percent, and an expected life of 10 years.

        Pro forma information regarding net loss required by SFAS No.123 under the fair value method, which is required for public companies, results in a pro forma net loss of $70.5 million for 2001. The weighted-average per share grant date fair value of options granted was $14.85 in 2001. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions —an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, and an expected life of 5.0 years, and expected volatility of 128%.

Deferred Compensation Charge

        The Company recorded a deferred compensation charge of approximately $11.1 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge is being amortized over the vesting period of the related options which is generally four years. Compensation expense for the year ended December 31, 2001 was approximately $3.3 million. The total compensation charge is reduced when employees terminate prior to vesting.

11.  Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $333,000 in 2000 and $453,000 in 2001 in rent to this entity. The Company was not charged for this space in 1999.

        In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholder's 1999 purchase of common shares.

12.  Quarterly financial information (unaudited):

	Three months ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(in thousands, except share and per share data)
Total revenue	$—	$—	$—	$—
Operating loss	(284)	(1,510)	(3,930)	(8,499)
Net loss	(161)	(1,378)	(2,432)	(7,790)
Net loss per common share	(0.12)	(1.00)	(1.75)	(5.57)
Weighted-average number of shares outstanding	1,360,000	1,381,354	1,390,072	1,397,515
	Three months ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Total revenue	$—	$90	$657	$2,271
Operating loss	(12,975)	(14,527)	(14,935)	(18,657)
Net loss	(12,794)	(15,188)	(17,448)	(21,483)
Net loss applicable to common stock	(12,794)	(15,188)	(17,448)	(45,651)
Net loss per common share	(9.12)	(10.81)	(12.39)	(32.20)
Weighted-average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522

        The net loss applicable to common stock for the fourth quarter of 2001 includes a non-cash beneficial conversion charge of $24.2 million.

13.  Subsequent events:

Stock Split

        All common share amounts, including the number of authorized, issued and outstanding shares, the conversion ratio of the Company's preferred stock, the exercise price and number of shares subject to stock options and warrants, and loss per share have been adjusted to reflect the 10 for 1 reverse stock split effected January 31, 2002.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet, Inc. ("PSINet"). This agreement allowed the Company to undertake due diligence related to certain of PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, Cogent and PSINET entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, and subject to bankruptcy court approval, Cogent agreed to acquire certain of PSINet's assets and acquire certain liabilities related to PSINet's operations in the United States for a total of $7.0 million. The assets include certain of PSINet's customer contracts, accounts receivable, rights to 10,000 route miles pursuant to IRUs, telecommunications and computer equipment, three web hosting data centers, and certain intangibles, including settlement free peering rights. Settlement free peering rights permit the transfer of data traffic to other carriers at no cost. Assumed liabilities include certain leased circuit commitments and collocation arrangements.

14.  Additional subsequent events:

Note Holders Claims

        On March 25, 2002, certain of the holders of Allied Riser's 7.50% convertible subordinated notes asserted that the merger constituted a change of control, and that as a result an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified the Company that the principal amount of the notes and accrued interest is immediately due and payable. Management, after consultation with its legal advisors, does not believe that the merger qualifies as a change in control as defined in the indenture and is vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, the Company could be required by the noteholders to repurchase the $117.0 million in aggregate principal amount of the notes plus accrued interest.

        On March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Management, after consultation with its legal advisors, believes that the claim is without merit and intends to vigorously contest it.

PSINet Acquisition

        On March 27, 2002, the bankruptcy court approved the acquisition. The transaction is expected to close in April 2002.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Cogent Communications Group, Inc.

        We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed and the related Statement of Revenues and Direct Expenses of PSINet Inc. Project Phoenix as of and for the year ended December 31, 2001. These statements are the responsibility of the management of Cogent Communications Group, Inc. ("Cogent"). Our responsibility is to express an opinion on these statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Cogent's Current Report on Form 8-K) as described in Note 2 and are not intended to be a complete presentation of the financial position or results of operations of PSINet Inc.

        In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2001 and the revenues and direct expenses for the year ended December 31, 2001, as described in Note 2, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1, on April 2, 2002, Cogent acquired selected assets and liabilities of PSINet Inc. for a total cash purchase price of approximately $9.5 million.

/s/ PricewaterhouseCoopers LLP
Washington, D.C.
June 13, 2002

PSINET INC. PROJECT PHOENIX
STATEMENT OF ASSETS ACQUIRED
AND LIABILITIES ASSUMED

	December 31, 2001	March 31, 2002
		(Unaudited)
ASSETS ACQUIRED:
Accounts receivable (net of allowance for doubtful accounts of $2,027,000 and $2,168,000, respectively)	$2,803,000	$2,738,000
Other assets	134,000	134,000
Fixed assets, net	9,626,000	8,889,000
Total assets acquired	12,563,000	11,761,000
LIABILITIES ASSUMED:
Deferred revenue	2,386,000	2,472,000
Total liabilities assumed	2,386,000	2,472,000
Net assets acquired	$10,177,000	$9,289,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

PSINET INC. PROJECT PHOENIX
STATEMENTS OF REVENUES AND
DIRECT EXPENSES

	Year Ended December 31, 2001	Three-month Period Ended March 31, 2002	Three-month Period Ended March 31, 2001
		(Unaudited)	(Unaudited)
Revenues, net	$56,916,000	$14,105,000	$13,444,000
Direct expenses:
Cost of revenues	50,752,000	11,206,000	12,399,000
Sales and marketing	2,846.000	745,000	689,000
General and administrative	11,339,000	1,089,000	3,323,000
Depreciation and amortization	92,962,000	1,082,000	17,890,000
Impairment charges	295,521,000	—	—
Total direct expenses	453,420,000	14,122,000	34,301,000
Excess of direct expenses over revenues	$(396,504,000)	$(17,000)	$(20,857,000)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

PSINET INC. PROJECT PHOENIX
NOTES TO STATEMENTS

1.    Business and Asset Purchase Agreement

        On February 26, 2002, a wholly-owned subsidiary of Cogent Communications Group, Inc. ("Cogent") entered into an agreement to acquire selected assets and liabilities of PSINet Inc.'s United States operations ("PSINet Project Phoenix"). The acquisition was consummated on April 2, 2002 (the "Close Date") for a total cash purchase price of approximately $9.5 million.

        PSINet Inc. ("PSINet") was organized in October 1989 and provided retail and wholesale Internet services and end-to-end information technology (IT) services, primarily to business customers. PSINet's services and products included dedicated and global dial-up access, managed services, collocation and shared hosting, enterprise resource planning system implementation, application development, application service provider offerings and managed applications. PSINet also provided wholesale and private label network connectivity and related services to other Internet service providers and telecommunications carriers to further utilize its network capacity. The provision of wholesale internet services, end-to-end IT solutions, and private label network connectivity and related services either ceased during 2001 or was not part of the acquired business noted above.

        On May 31, 2001, PSINet filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. From May 31, 2001 through April 1, 2002, PSINet continued to operate their business as a debtor-in-possession.

        Assets acquired by Cogent included all accounts receivable balances, security deposits and prepayments related to acquired assets, certain owned telecommunications, computer and office equipment, certain leasehold improvements and certain indefeasible rights-of-use (IRU) capital lease agreements for fiber optic cable. Cogent also acquired certain assets and succeeded to certain agreements not reflected in PSINet's historical financial statements, prepared in accordance with accounting principles generally accepted in the United States of America. Such assets and agreements included customer contracts, certain intellectual property, the PSINet tradename, selected peering arrangements and operating leases for three web-hosting data centers, which were assumed on a prospective basis from the Close Date. Cogent has assumed the obligation to provide services to certain customers subsequent to the Close Date, including those for which PSINet had received payment for such services prior to April 2, 2002. As a result of these obligations, deferred revenues are reflected in the statement of assets acquired and liabilities assumed. Cogent also assumed certain leased circuits on a prospective basis from the Close Date.

2.    Basis of Presentation

        The accompanying statement of assets acquired and liabilities assumed as of December 31, 2001 and the statement of revenues and direct expenses for the year then ended has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") (for inclusion in Cogent's Current Report on Form 8-K). The net assets acquired constitute a business pursuant to rules and regulations of the Sec.

        The statement of assets acquired and liabilities assumed includes those United States assets and liabilities of PSINet which are subject to the asset purchase agreement, as described in more detail in Note 1 above and in Section 2 of the Asset Purchase Agreement dated February 26, 2002.

        The statement of revenues and direct expenses includes only those revenues and expenses directly related to the acquired assets in the United States. Although Cogent acquired all of PSINet U.S. accounts receivable, including accounts receivable arising from customer relationships that were not acquired by Cogent, only revenues related to the customer relationships that were acquired and which will be served by Cogent on a prospective basis are included in this statement of revenues and direct expenses. Although Cogent did not acquire all of the U.S. fixed assets and software utilized by PSINet, the depreciation and other charges related to certain of these assets which were not acquired are included as direct expenses since they were necessary to support the revenue base of the acquired business during the periods presented. It was impracticable to allocate a certain portion of depreciation and other charges to the acquired business since such assets formed a network which, as a whole, was necessary to support the acquired revenue base. As such, all depreciation and other charges related to the aforementioned assets are included as direct expenses.

        Direct expenses also include an allocation of certain expenses directly attributable to the acquired business, the most significant of which relate to advertising, property taxes, licenses, building depreciation and internal communications charges. Allocation methodologies were based on relative percentages of the acquired business as compared to PSINet's United States business, including relative revenue, relative payroll costs, relative fixed asset balances and relative square feet of the owned headquarters building. The use of these allocation methodologies necessarily involved estimates and judgments; management believes the allocation methodologies and resulting percentages represent a reasonable and appropriate approach to allocating such direct expenses. Although the headquarters building is not being purchased by Cogent, a certain portion of the depreciation was allocated as a direct cost, given that the building was used for operating purposes to support the revenue base of the acquired business during the periods presented.

        All non-direct costs such as income taxes, treasury, accounting and legal services, goodwill amortization, interest expense and other non-operating expenses, have been excluded from this statement.

        The statements are not indicative of the financial condition or results of operations of the acquired business on a prospective basis due to changes in the business, including, among other things, the bankruptcy proceedings of PSINet. Further, the omission or inclusion of various operating expenses in these statements may not be indicative of such expenses of the acquired business on a prospective basis.

        Given the nature of these statements, the preparation of cash flow information relating to operating, investing and financing activities of PSINet Project Phoenix was impracticable.

3.    Summary of Significant Accounting Policies

        Significant accounting policies not disclosed elsewhere in the statements are as follows:

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Statements

        In the opinion of Cogent management, the accompanying unaudited statement of assets acquired and liabilities assumed as of March 31, 2002 and the unaudited statements of revenues and direct expenses for the three-month periods ended March 31, 2002 and 2001 contain all adjustments of a normal, recurring nature which are necessary for a fair statement of the results for the interim periods presented. The revenues and direct expenses are not necessarily indicative of results for the entire year.

Revenue Recognition

        Revenue is recognized when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed and collection is reasonably assured.

        Revenues from access and hosting services are recognized ratably over the terms of the contracts, which are generally one to three years. Revenues are recorded net of customer credits. Cash received in advance of revenue earned is recorded as deferred revenues.

Advertising Costs

        Advertising costs are expensed in the period incurred. Advertising expenses were $1,387,000 for the year ended December 31, 2001.

Concentrations of Credit Risk and Allowance for Doubtful Accounts

        Financial instruments that potentially present concentrations of credit risk consist of accounts receivable. Credit risk inherently increased after PSINet's voluntary petition for bankruptcy on May 31, 2001 and after customers became aware of the proposed acquisition by Cogent. The allowance for doubtful accounts was based on an analysis of all U.S. customers of PSINet since Cogent acquired all of PSINet's receivables, despite the fact that Cogent will only service a certain portion of the customers on a prospective basis. Bad debt expense of $491,000 for the year ended December 31, 2001 and of $123,000 (unaudited) and $141,000 (unaudited) for the three- month periods ended March 31, 2001 and 2002, respectively, relate only to the acquired customer base which will be served by Cogent on a prospective basis.

        No individual customer accounted for more than 10% of PSINet Project Phoenix' revenue for the year ended December 31, 2001 or accounts receivable at December 31, 2001.

Equipment and Leasehold Improvements

        Telecommunications, computer and office equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with telecommunications equipment installations and building improvements and are depreciated over the shorter of the estimated useful life (generally five to seven years) or the related lease term.

Indefeasible Rights-of-use Agreements

        Indefeasible right-of-use (IRU) agreements represent the right to access and use certain dark and lit fiber facilities obtained under capital-lease agreements. The IRU agreements are recorded at their historical cost if paid up-front or at the net present value of the future minimum lease payments. The cost is being amortized on a straight-line basis over the respective terms of the arrangements, which range from six years to twenty years based on the amendments in effect at December 31, 2001. Cogent has purchased five IRU agreements in connection with the acquisition. PSINet entered into amendments for two IRU agreements during 2001 to reduce the terms of the agreements; these amendments did not change the capital lease classification of the arrangements. On April 2, 2002, one other IRU agreement was amended to reduce the term from 20 years to 8 years; this amendment also did not change the capital lease classification of the arrangement. Interest costs associated with significant capital additions are capitalized.

Impairment of Assets

        Management periodically evaluates the recoverability of its long-lived assets, including assets under IRU arrangements. When indicators of potential impairment are present, management evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets to determine if an impairment exists. If an impairment is present, the assets are reported at the lower of carrying value or fair value. See discussion of 2001 impairment charges in Note 4.

Fair Value of Financial Instruments

        Financial instruments consist of accounts receivable. The fair value of accounts receivable at December 31, 2001 approximates the net carrying value of such receivables at that date.

Recent Accounting Pronouncements

        In October 2001, the FASB issued SFAS No. 144, Accounting For The Impairment Or Disposal Of Long-Lived Assets. This statement replaces SFAS No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and for those to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30 for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. This statement is effective for PSINet beginning January 1, 2002. The adoption of SFAS No. 144 did not result in a material impact to the statements of PSINet Project Phoenix.

4.    Impairment of Assets

        In light of the difficulty in readily disposing of PSINet's U.S. assets in bankruptcy, management determined during the fourth quarter of 2001 that the estimated undiscounted cash flows associated with long-lived assets acquired would not be sufficient to recover the net book value of such assets. In accordance with SFAS No. 121, PSINet Project Phoenix recorded an impairment charge of approximately $295 million at December 31, 2001 to reflect its long-lived assets at estimated fair value. The fair values, as required by SFAS No. 121, did not consider the value of such assets in a forced sale or liquidation; rather, the values were based upon the purchase price paid by Cogent and allocated to the individual long-lived assets based upon industry fair value comparables (including recent Cogent acquisitions) for the related assets. Such fair value allocations necessarily involved the use of judgments and estimates which management believe to be reasonable and appropriate.

5.    Fixed Assets

        Fixed assets consisted of the following:

	December 31, 2001	March 31, 2002
		(Unaudited)
Equipment	$940,000	$940,000
Leasehold improvements	658,000	658,000
Indefeasible rights-of-use agreements	8,028,000	8,028,000
	9,626,000	9,626,000
Less: Accumulated depreciation	—	(737,000)
	$9,626,000	$8,889,000

        The cost basis of the fixed assets at December 31, 2001 represents the new cost basis subsequent to the impairment write-down (Note 4). Equipment consists principally of telecommunications equipment and, to a lesser extent, office equipment. Leasehold improvements relate to the three web-hosting data center operating lease sites assumed by Cogent. IRU assets relate to five capital lease arrangements (Note 3).

6.    Commitments

        PSINet Project Phoenix has guaranteed monthly usage levels of data and voice communications with certain of its telecommunications vendors. In addition, PSINet Project Phoenix has separate operating and maintenance agreements related to the IRU's and non-cancelable operating leases for three web-hosting data centers. Charges under the operating and maintenance agreements expire in various years through 2019. The operating leases expire in various years through 2009. At December 31, 2001, future minimum lease payments under these agreements are as follows:

	Operating and Maintenance Agreements	Operating Leases	Total
2002	$4,550,000	$1,646,000	$6,196,000
2003	1,925,000	1,446,000	3,371,000
2004	50,000	1,304,000	1,354,000
2005	51,000	1,343,000	1,394,000
2006	51,000	1,383,000	1,434,000
Thereafter	357,000	4,198,000	4,555,000
	$6,984,000	$11,320,000	$18,304,000

        Total operating and maintenance expense and rent expense for these operating leases totaled $13,985,000 and $2,091,000, respectively, for the year ended December 31, 2001.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Director and Stockholder of
Allied Riser Communications Corporation:

        We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries (the "Company") (Note 1) as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Dallas, Texas,
  February 22, 2002 (except with respect
  to the matters discussed in Notes 15 and 16,
  as to which the dates are March 27, 2002
  and April 30, 2002, respectively)

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS—DECEMBER 31, 2001 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,361	$29,455
Short-term investments	42,711	212,107
Accounts receivable, net of reserve of $1,452 and $196 in 2001 and 2000, respectively	859	3,912
Prepaid expenses and other current assets	1,765	5,606
Total current assets	80,696	251,080
PROPERTY AND EQUIPMENT, net	25,916	182,442
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $491 and $16,003 in 2001 and 2000, respectively	8,286	133,003
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $0 and $2,592 in 2001 and 2000, respectively	—	12,118
OTHER ASSETS, net	8,069	11,060
Total assets	$122,967	$589,703
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,613	$17,904
Accrued liabilities	12,946	21,037
Current maturities of capital lease obligations	1,193	32,229
Current maturities of debt	614	713
Total current liabilities	18,366	71,883
CAPITAL LEASE OBLIGATIONS, net of current maturities	1,506	41,290
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	564	—
Convertible notes (7.5% interest payable in stock or cash)	116,980	150,000
Total liabilities	137,416	263,173
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 61,994,000 and 58,561,000 outstanding as of December 31, 2001 and 2000, respectively (net of 1,899,000 and 675,000 treasury shares, respectively)	6	6
Additional paid-in capital	508,963	460,137
Warrants, authorizing the issuance of 4,246,000 and 7,377,000 shares as of December 31, 2001 and 2000, respectively	71,127	127,846
Deferred compensation	(274)	(13,501)
Accumulated other comprehensive income (loss)	(893)	(547)
Accumulated deficit	(593,378)	(247,411)
Total stockholders' (deficit) equity	(14,449)	326,530
Total liabilities and stockholders' equity	$122,967	$589,703

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000	1999
REVENUE:
Network services	$19,998	$10,969	$1,422
Value added services	5,754	3,363	448
Total revenue	25,752	14,332	1,870
OPERATING EXPENSES:
Network operations (including $513, $576, and $1,071 amortization of deferred compensation, respectively)	62,194	43,965	8,625
Cost of value added services	4,126	2,356	128
Selling expenses (including $1,486, $2,432, and $1,021 amortization of deferred compensation, respectively)	19,264	46,967	10,317
General and administrative expenses (including $2,073, $6,410, and $12,589 amortization of deferred compensation, respectively)	47,895	67,173	38,570
Depreciation and amortization	39,527	36,155	5,007
Asset write-down (Note 3)	262,336	—	—
Gain on settlement of capital lease obligations (Note 8)	(47,752)	—	—
Total operating expenses	387,590	196,616	62,647
OPERATING LOSS	(361,838)	(182,284)	(60,777)
OTHER INCOME (EXPENSE):
Interest expense	(13,935)	(9,348)	(1,275)
Interest and other income	7,518	18,224	4,564
Total other income (expense)	(6,417)	8,876	3,289
LOSS BEFORE INCOME TAXES	(368,255)	(173,408)	(57,488)
INCOME TAX BENEFIT	7,578	—	—
NET LOSS BEFORE EXTRAORDINARY ITEM	(360,677)	(173,408)	(57,488)
EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net of $7,578 provision for income taxes	14,710	—	—
NET LOSS	(345,967)	(173,408)	(57,488)
ACCRUED DIVIDENDS ON PREFERRED STOCK	—	—	(6,452)
NET LOSS APPLICABLE TO COMMON STOCK	$(345,967)	$(173,408)	$(63,940)
NET LOSS PER COMMON SHARE (BASIS AND DILUTED):
Loss before extraordinary item	$(6.04)	$(3.18)	$(2.15)
Extraordinary gain, net	0.25	—	—
NET LOSS PER COMMON SHARE (BASIS AND DILUTED)	$(5.79)	$(3.18)	$(2.15)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (basic and diluted)	59,704,000	54,472,000	29,736,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common Stock			Warrants
								Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Deferred Compensation	Accumulated Deficit		Total Shareholders' Equity (Deficit)	Comprehensive Income (Loss)
BALANCE, December 31, 1998	25,716,000	$3	$375	—	$—	$—	$(16,515)	$—	$(16,137)	$—
Net loss	—	—	—	—	—	—	(57,488)	—	(57,488)	(57,488)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Comprehensive income (loss)										$(57,488)
Issuance of common stock, net of stock repurchases and issuance costs	24,353,000	2	284,768	—	—	—	—	—	284,770
Conversion of preferred stock	6,500,000	1	123,904	—	—	—	—	—	123,905
Issuance of warrants	—	—	—	6,336,000	109,135	—	—	—	109,135
Accrued cumulative dividends on preferred stock	—	—	(6,452)	—	—	—	—	—	(6,452)
Deferred compensation	—	—	32,335	—	—	(32,335)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	14,681	—	—	14,681
BALANCE, December 31, 1999	56,569,000	6	434,930	6,336,000	109,135	(17,654)	(74,003)	—	452,414
Net loss	—	—	—	—	—	—	(173,408)	—	(173,408)	$(173,408)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—	—	—	(547)	(547)	(547)
Comprehensive income (loss)										$(173,955)
Issuance of common stock, net of stock repurchases and issuance costs	1,280,000	—	5,278	—	—	—	—	—	5,278
Issuance of warrants, net	—	—	—	1,753,000	33,375	—	—	—	33,375
Exercise of warrants	712,000	—	14,664	(712,000)	(14,664)	—	—	—	—
Deferred compensation	—	—	5,265	—	—	(5,265)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	9,418	—	—	9,418
BALANCE, December 31, 2000	58,561,000	6	460,137	7,377,000	127,846	(13,501)	(247,411)	(547)	326,530
Net loss	—	—	—	—	—	—	(345,967)	—	(345,967)	$(345,967)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—	—	—	(346)	(346)	(346)
Comprehensive income (loss)										$(346,313)
Issuance of common stock, net of stock repurchases and issuance costs	424,000	—	1,168	—	—	—	—	—	1,168
Forfeiture of warrants, net	—	—	—	(122,000)	94	—	—	—	94
Exercise of warrants	3,009,000	—	56,813	(3,009,000)	(56,813)	—	—	—	—
Deferred compensation	—	—	(9,155)	—	—	9,155	—	—	—
Amortization of deferred compensation	—	—	—	—	—	4,072	—	—	4,072
BALANCE, December 31, 2001	61,994,000	$6	$508,963	4,246,000	$71,127	$(274)	$(593,378)	$(893)	$(14,449)

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(345,967)	$(173,408)	$(57,488)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization	43,599	45,573	19,688
Extraordinary gain from extinguishment of debt, net	(14,710)	—	—
Deferred income taxes	(7,578)	—	—
Write-down of assets	262,336	—	—
Gain on settlement of capital lease obligations	(47,752)	—	—
Loss on sale of assets	2,166	—	—
Other noncash expenses	1,799	—	—
Changes in assets and liabilities, net of the effect of acquisitions—
Decrease (increase) in accounts receivable, net	60	(2,260)	(239)
Decrease (increase) in prepaid expenses	3,175	515	(5,316)
Decrease (increase) in other assets	1,715	(4,673)	1,299
(Decrease) increase in accounts payable, accrued liabilities, and deferred revenue	(16,278)	15,718	11,799
Net cash used in operating activities	(117,435)	(118,535)	(30,257)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,254)	(79,815)	(28,790)
Proceeds from sale of short-term investments	169,396	—	—
Proceeds from sale of assets	301	—	—
Purchases of short-term investments, net	—	(50,094)	(162,013)
Acquisition of businesses, net of cash acquired	(164)	(14,745)	—
Net cash provided by (used in) investing activities	162,279	(144,654)	(190,803)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	—	145,003	—
Payments on capital lease obligations	(28,803)	(6,023)	(2,167)
Payments of debt	(1,281)	(391)	—
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	547	1,728	284,770
Payments on principal for convertible notes	(9,301)	—	—
Proceeds from issuance of preferred stock	—	—	51,000
Credit facility origination fee	—	—	(1,350)
Net cash (used in) provided by financing activities	(38,838)	140,317	332,253
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(100)	(237)	—
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,906	(123,109)	111,193
CASH AND CASH EQUIVALENTS, beginning of period	29,455	152,564	41,371
CASH AND CASH EQUIVALENTS, end of period	$35,361	$29,455	$152,564
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$14,125	$6,836	$569
Noncash investing and financing activities	—	—	—
Equipment acquired under capital leases	$2,198	$67,501	$7,754
Accrued interest and dividends on convertible notes and preferred stock	$256	$500	$6,452
Warrants issued	$94	$33,375	$109,135
Deferred compensation	$(9,155)	$5,265	$32,335
Conversion of preferred stock	$—	$—	$123,904
Common stock issued for business acquisition (129,000 shares)	$—	$4,011	$—
Treasury shares issued for bonus payments (425,000 shares)	$1,138	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Nature of Operations:

        Allied Riser Communications Corporation (the "Company") is a facilities-based provider of broadband data, video, and voice communications services to small-and medium-sized businesses. The Company also provides professional services including web design, consulting, and hosting.

        These financial statements have been prepared using the historical basis of accounting and are based on the provisioning of in-building wholesale services by the Company and do not reflect any adjustments related to the merger of the Company with Cogent Communications Group, Inc. ("Cogent"), as discussed below.

        On July 24, 2001, the Company announced a number of initiatives to reduce its operating costs and refocus its business plan. These initiatives included the suspension of retail sales of broadband data applications and services in most markets in the United States, the transition of its retail customers to other service providers, the closure of its sales offices, and further reductions in the Company's workforce.

        On August 28, 2001, Cogent and the Company entered into a definitive agreement, which was subsequently amended on October 13, 2001, for the merger of the Company with Cogent. Cogent, headquartered in Washington, DC, is a privately held high-speed Internet service provider providing end-to-end Optical Ethernet connectivity to the Internet for businesses. Under the agreement, each share of the Company's common stock would be exchanged for Cogent common stock. The merger was conditioned upon, among other things, approval by the Company's stockholders, the approval for listing or quotation of the shares of Cogent common stock issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

        On September 21, 2001, the Company suspended its retail services in most of its markets in the United States and began pursuing the provision of in-building wholesale services of its broadband data network.

        On January 31, 2002, the Company's shareholders approved the merger with Cogent. On February 4, 2002, the merger with Cogent was consummated. As a result of this transaction, the Company became a wholly owned subsidiary of Cogent, and the Company's common stock was removed from listing on the NASDAQ Stock Market's National Market System. Pursuant to the terms of the merger agreement, Allied Riser shareholders received approximately .032 shares of Cogent common stock for each share of the Company's common stock held (the "Conversion Rate"). Cogent's common stock trades on the American Stock Exchange under the symbol COI. In addition to the exchange of the Company's common stock for common stock of Cogent, all warrants, stock options, and restricted stock of the Company outstanding as of the consummation of the merger were converted to warrants, stock options, and restricted stock of Cogent based on the Conversion Rate. Cogent also became a co-obligor of the Company's 7.5% convertible subordinated notes due in 2007 (Note 7) as a result of the merger.

        Additionally, during the third and fourth quarters of 2001, the Company sold four of the five data and communication service providers acquired by it in 2000 (Note 11).

2.    Summary of Significant Accounting Policies:

Consolidation

        The accompanying financial statements include all wholly owned subsidiaries and an approximately 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All intercompany accounts and activity have been eliminated.

Minority interest in STOC, is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100% of the losses of STOC. All results are reported in United States dollars.

        Pursuant to a shareholders agreement dated July 26, 2000, between the Company and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause the Company to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. During January 2002, the minority shareholders of STOC exercised their right to require the Company to acquire the minority interest of STOC. The total consideration due to such selling shareholders is approximately $3,500,000.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

Short-Term Investments

        Short-term investments consist primarily of U.S. government and corporate fixed income securities with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value as the Company intends to hold these securities to maturity. Also included in short-term investments are corporate fixed income securities with original maturities beyond 12 months for which management will exercise its redemption provision within the next 12 months. Unrealized gains and losses on these securities are not significant. As of December 31, 2001 and 2000, investments are carried at their original cost, which approximates fair market value.

Realization of Long-Lived Assets

        The Company periodically evaluates its long-lived assets, including property and equipment, real estate access rights, and goodwill and other intangible assets, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. During the second quarter of 2001, the Company recorded a write-down of $262,336,000 to reduce the carrying amount of long-lived assets to fair market value (Note 3). No such impairment was recorded during the years ended December 31, 2000 and 1999.

Property and Equipment

        Property and equipment are stated at cost and depreciated when placed in service using the straight-line method (Note 4). Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the shorter of the lease term or estimated useful life of the asset. Repair and maintenance costs are expensed as incurred.

Real Estate Access Rights

        The Company has entered into agreements to issue warrants to its real estate partners in conjunction with acquiring real estate access rights. The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the final measurement date for the warrants is the date on which the telecommunication license agreements are signed and the real estate partners effectively complete their performance element of the agreement. At the measurement date, the Company measures the fair market value of the warrants based on an acceptable pricing model. This asset is amortized over the term of the related telecommunication license agreement which is generally ten years (Note 3).

Goodwill and Other Intangible Assets

        The excess of the purchase price of the acquired businesses over the fair market value of the identifiable net assets of acquired businesses has been recorded as identifiable intangible assets, including customer lists and assembled workforce, with the remainder recorded as goodwill. Until the second quarter of 2001, the Company amortized goodwill and intangible assets over a three-year period. During the second quarter of 2001, the Company recorded a write-down of long-lived assets, including goodwill and other intangible assets, to reduce such assets to their fair market value (Note 3).

Self-insurance Reserves

        The Company is 100% or partially self-insured for certain employee medical claims. The Company has accrued for costs related to medical claims. At the time of an incident, the Company records a reserve for the incident's estimated outcome, which may be adjusted, as additional information becomes available. Total accrued claims liabilities represent all such reserves and the Company's estimate for incidents which may have been incurred but not reported as of the balance sheet date. Management believes that any additional cost incurred over amounts accrued will not have a material adverse effect on the Company's financial position or results of operations.

Treasury Stock

        Pursuant to a stockholders' agreement, the Company periodically repurchased shares of the Company's common stock. Shares repurchased are accounted for under the cost method.

Revenue Recognition

        Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription-based services generally provided to customers under month-to-month contracts. Voice communications and installation services are usage-based services. Installation service fees are non-recurring, non-refundable fees for access to the Company's network. Service revenues are recognized in the month in which the services are provided, except for installation service fees which are deferred and recognized over the estimated customer life. Upon termination of services, any remaining deferred service fees are recognized. Deferred service fees were approximately $135,000 and $1,166,000 at December 31, 2001 and 2000, respectively, and are included in accrued liabilities in the accompanying financial statements.

        Value added service revenue includes web design and consulting, professional services, and web hosting. Such services are recognized upon completion of services.

        During 2000, the Company adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally recognized and earned. The adoption of SAB No. 101 did not have a material effect on the Company's results of operation for the year ended December 31, 2001 and 2000.

Network Operations

        Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to real estate owners, property taxes, and content licensing costs. All expenses related to network services are recognized as incurred.

Cost of Value Added Services

        Cost of value added services includes direct costs and internal labor associated with web design and consulting, professional services, and web hosting. All expenses related to value added services are recognized as incurred.

Selling Expense

        Selling expense includes employee salaries, commissions, taxes, benefits, advertising, marketing, and promotional expenses and costs associated with leasing and operating sales demonstration centers.

Income Taxes

        Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities. Management periodically evaluates whether it is more likely than not that some or all of the deferred tax assets will be realized. Adjustments are made to the related assets carrying values based on this periodic evaluation of realizability (Note 12).

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.

Net Income (Loss) Per Share

        Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

        Restricted stock issued to employees is subject to repurchase by the Company until vested, and such unvested shares are not included in the weighted average number of common shares outstanding for the period. Shares of restricted stock outstanding were 88,000, 818,000, and 2,315,000 and as of December 31, 2001, 2000, and 1999, respectively.

        Options to purchase approximately 2,969,000, 8,738,000, and 1,504,000 shares of common stock, were outstanding as of December 31, 2001, 2000, and 1999, respectively. Warrants to purchase 4,246,000, 7,377,000, and 6,336,000 shares of common stock were outstanding as of December 31, 2001,

2000, and 1999, respectively. In addition, certain equity instruments are contingently issuable and would be potentially dilutive securities upon issuance (Note 9).

        Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the years ended December 31, 2001, 2000, and 1999.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

International Operations

        The Company recognized a total of $5,232,000, $1,992,000, and $0 of revenue from operations in Canada through its wholly owned subsidiary, ARC Canada, for the years ended December 31, 2001, 2000, and 1999, respectively. Long-lived assets of ARC Canada were $4,802,000 and $18,676,000 as of December 31, 2001 and 2000, respectively.

Use of Estimates in Financial Statements

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management may be required to make significant estimates of, among other things, the fair value of long-lived assets, allowance for doubtful accounts, and amounts recorded for acquisition contingencies. Actual results may differ from those estimates.

Reclassifications

        Certain 2000 and 1999 balances have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        For the Company's Canadian subsidiary, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity.

New Accounting Pronouncements

        In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment approach. The Company believes the adoption of SFAS Nos. 141 and 142 will not have a material effect on its financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for the impairment and disposal of long-lived assets. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company believes the adoption of SFAS Nos. 143 and 144 will not have a material effect on its financial position and results of operations.

3.    Asset Write-Down:

        During the second quarter of 2001, numerous adverse changes in the Company's industry and the economic environment as a whole, including significant declines in valuation of competitive telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to the Company's caused the Company to conclude that its prospects for future cash flows had weakened and operating risks had increased. Additionally, during the second quarter of 2001, the Company made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill and other intangible assets. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. The Company calculated the present value of estimated cash flows to determine management's estimate of fair market value for the building and system infrastructure and real estate access rights. To determine the value of other assets, including system equipment, furniture, fixtures, software, and equipment, the Company used the lower of the historical cost or management's estimate of fair market value. Based on the Company's evaluation of the present value of expected cash flows of its subsidiaries acquired in 2000, the Company concluded that related long-lived assets and goodwill should be written down. The total amount of write down by category is as follows:

Amount of Asset Write-Down
Property and equipment—
System infrastructure	$58,108,000
Other assets	78,051,000
Total property and equipment	136,159,000
Real estate access rights	116,449,000
Goodwill	9,728,000
Total	$262,336,000

        During 2001 and in connection with cost-cutting measures, the Company discontinued the use of certain software, thus reducing its useful life, which resulted in the recognition of $9,522,000 in accelerated depreciation expense. The Company will continue to evaluate its long-lived assets, including property and equipment and real estate access rights, to determine whether changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized.

4.    Property and Equipment, net:

        Property and equipment as of December 31 consist of the following:

	Average Estimated Useful Lives (Years)	2001	2000
Office equipment and information systems	4	$27,982,000	$38,526,000
Furniture and fixtures	7	2,011,000	4,292,000
Leasehold improvements	5	4,009,000	3,419,000
System infrastructure	10	7,695,000	30,573,000
System equipment	5	6,813,000	43,468,000
Construction-in-progress		1,777,000	82,783,000
		50,287,000	203,061,000
Less—Accumulated depreciation and amortization		(24,371,000)	(20,619,000)
Property and equipment, net		$25,916,000	$182,442,000

        Capitalized interest for the years ended December 31, 2001, 2000, and 1999, was approximately $1,143,000, $1,150,000, and $0, respectively.

5.    Other Assets, net:

        Other assets primarily include deferred debt issuance costs and long-term deposits as required by lease agreements. Deferred debt issuance was recorded upon issuance of $150,000,000 convertible notes and is being amortized over the life of the related agreement. Unamortized deferred debt issuance costs as of December 31, 2001 and 2000, were approximately $3,072,000 and $4,639,000, respectively, net of accumulated amortization of $837,000 and $358,000, respectively. Deposits required by lease agreements were approximately $4,166,000 and $5,202,000 as of December 31, 2001 and 2000, respectively, and are refundable upon expiration of the related agreements.

6.    Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following:

	2001	2000
Property and equipment additions	$258,000	$334,000
General operating expenses	12,297,000	15,707,000
Due to former stockholders of an acquired company	—	1,168,000
Deferred revenue	135,000	1,166,000
Interest	256,000	2,662,000
Accrued liabilities	$12,946,000	$21,037,000

7.    Debt:

        In March 1999, the Company entered into a credit facility under which the Company could borrow up to $45,000,000 subject to certain conditions. The Company paid an origination fee of $1,350,000, which was fully amortized to interest expense during 2000 and 1999. During June 2000, the Company terminated this facility. No amounts had been drawn under this facility at the date of termination.

        On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions in the indenture related to the Notes (the "Indenture"). Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering the Notes for resale, registering the shares of common stock issuable upon conversion of the Notes, and registering shares of common stock as payment-in kind interest on the Notes.

        On May 11, 2001, the Company commenced a tender offer to purchase any and all of the Notes for a purchase price of $280 in cash per $1,000 of principal amount of Notes, plus accrued but unpaid interest on the Notes up to but excluding the date on which the Company deposited the funds with the depositary to purchase the accepted Notes. On June 12, 2001, the Company announced the completion of the tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the Notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the Notes outstanding prior to the tender offer. The Company paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of the Notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs.

        The Company announced on December 12, 2001, that it had initiated the repurchase of certain of its Notes at a discount rate from the face value of the notes in limited open market or negotiated transactions. The Company accepted for purchase $6,620,000 aggregate in principal amount of the Notes. The Company paid $2,076,000 in cash, including $167,000 for accrued but unpaid interest, to complete the repurchase. An extraordinary gain of $2,992,000, net of $1,541,000 in income taxes, was recognized. The extraordinary gain also includes a $178,000 write-off of associated debt issuance costs.

        Total interest expense incurred during 2001 and 2000 related to the Notes was approximately $9,505,000 and $5,719,000, respectively.

        The Indenture includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the merger (Notes 1 and 15) is deemed a change in control as defined in the Indenture.

8.    Commitments and Contingencies:

        Outlined below are commitments and contingencies for the Company's operating leases, capital leases, connectivity contracts, legal proceedings, acquisition commitments, and employee retention plan. From time to time, the Company may decide to use cash for early retirement of such commitments and contingencies. As a result of the Company's suspension of retail operations, the Company is continuing its efforts to terminate contractual obligations that are not required in connection with the Company's ongoing business. As a result, certain contractual obligations without future benefit may be terminated which may result in contractual commitments being paid in periods prior to those outlined below, which may accelerate the recognition of these expenses.

Operating Leases

        The Company has entered into various operating lease agreements, with expirations through 2008, for leased space and equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's operating leases are as follows:

2002	$10,656,000
2003	11,089,000
2004	9,348,000
2005	5,375,000
2006	2,576,000
Thereafter	1,570,000
Total minimum lease obligations	$40,614,000

        During 2001, the Company paid $1,175,000 to settle certain operating leases prior to their expiration, which terminated $9,223,000 in future obligations. Total operating lease expenses for the years ended December 31, 2001, 2000, and 1999, was approximately $8,061,000 (including $1,175,000 of termination fees), $9,321,000, and $1,946,000, respectively.

Capital Leases

        The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's capital leases are as follows:

2002	$1,014,000
2003	1,011,000
2004	875,000
2005	88,000
Total minimum lease obligations	2,988,000
Less—Amounts representing interest	(289,000)
Present value of minimum lease obligations	2,699,000
Current maturities	(1,193,000)
Capital lease obligations, net of current maturities	$1,506,000

        On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by the Company to the lessor, the lessor released the Company and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and amounts payable under various maintenance agreements with respect to equipment leased by the Company or its subsidiaries from the lessor. The Company recognized a gain of $47,752,000 as a result of this settlement. The title to the equipment subject to the capital lease agreements was transferred to the Company pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

Connectivity Contracts

        In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national intercity transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

        Future minimum obligations as of December 31, 2001, related to the Company's connectivity contracts are as follows:

2002	$2,856,000
2003	1,476,000
2004	517,000
2005	452,000
2006	16,000
Total minimum lease obligations	$5,317,000

        During 2001, the Company paid $1,486,000 to settle certain connectivity contracts prior to their expiration, which terminated $4,506,000 in future obligations. Subsequent to December 31, 2001, the Company paid $350,000 to settle additional connectivity contracts prior to their expiration, which terminated $429,000 in future obligations included in the above table.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against the Company's subsidiary, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas seeking damages of $18,775,000, attorneys' fees, interest and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. The Company believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. The Company intends to vigorously contest this lawsuit, and no financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On January 16, 2002, the Company received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10,000,000. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001, lawsuit. The Company, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On December 6, 2001, certain holders of the Notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed a suit against the Company and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit the Company's merger with Cogent, and alleging default by the Company under the indenture related to the Notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on the Company. On January 28, 2002 the Delaware Chancery Court (the "Court") held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. The Company continues to believe that these claims are without merit, and intends to continue to vigorously contest this lawsuit. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation (Note 15).

        On February 21, 2002, the Division of Enforcement of the SEC requested that Cogent voluntarily provide it certain documents related to the fairness opinion delivered to the Company's board of directors by the Company's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and Cogent's Series C preferred stock financing. Cogent and the Company have complied with the request. The SEC has not informed Cogent or the Company as to the reason for its request. However, management believes that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to plaintiffs in the Court case described above questioning the disclosure in the registration statement and prospectus filed in conjunction with the merger of the Company into a subsidiary of Cogent (Note 1).

Acquisition Commitments

        During 2000, the Company completed five acquisitions (Note 11). In connection with these acquisitions, additional amounts were potentially payable to the former owners and employees of the acquired companies and were contingent upon the achievement of certain performance levels. During 2001 and in connection with the disposition of four of the acquired companies (Note 11), the Company paid $780,000 in cash and released from restriction 346,000 shares of common stock as a result of the termination of certain of the employment agreements that provided for such additional contingent payments. Warrants underlying 250,000 shares of common stock, issued during 2000 in connection with acquisitions, were forfeited as a result of the termination of certain employment agreements (Note 9). Additionally, 1,179,000 shares of restricted stock were forfeited by terminated employees which resulted in the reversal of related deferred compensation (Note 10). As of December 31, 2001, the Company had settled all performance-based acquisition commitments.

Employee Retention Plan

        During the third quarter of 2001, the board of directors established an employee retention plan and as part of such plan directed that a pool of up to approximately $5,200,000 be set aside for bonus, severance, and retention payments for remaining employees. All such amounts were expensed during 2001. As of December 31, 2001, the Company had accrued $2,449,000, included in accrued liabilities, for payments to be made after December 31, 2001.

9.    Equity:

Common Stock

        Pursuant to an investment agreement dated November 23, 1998, and in connection with a preferred investment (see below), the Company issued to a group of investors approximately 13,270,000 shares of common stock for $.0015 per share and approximately 7,291,000 shares of common stock for $.0015 per share to a second group of investors in December 1998.

        During 1998, accrued interest totaling $980,000 was contributed by an investor and a real estate owner. As both are related parties of the Company, the contribution was accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' equity.

        In April 1999, the Company issued 125,000 shares of common stock for consulting services previously received.

        In August 1999, the Company issued 6,059,000 shares of common stock to a group of financial sponsors and to real estate partners in connections with a preferred stock investment (see Preferred Stock).

        On October 29, 1999, the Company raised gross proceeds of approximately $305,470,000 in its initial public offering. The Company sold 16,970,550 shares of common stock at a price of $18 per share.

        During the years ended December 31, 2001 and 2000, the Company repurchased 1,649,000 and 579,000 shares of unvested restricted common stock, and warrants underlying 3,009,000 and 712,000 shares of stock were exercised (see Warrants). During the year ended December 31, 2001, the Company issued 425,000 shares of common stock from treasury in lieu of cash bonus payments for services rendered in 2000. During the year ended December 31, 2001, the Company issued 32,000 shares of common stock in connection with obligations related to prior acquisitions. During the years ended December 31, 2001 and 2000, 409,000 and 236,000 shares of common stock, respectively, were issued in connection with the Company's employee stock purchase plan. Stock options underlying 1,207,000 and 16,000 shares of common stock of the Company were exercised by employees during the year ended December 31, 2001 and 2000, respectively.

Preferred Stock

        In November and December 1998, the Company issued to groups of investors, 41 and 25 shares of Series A convertible redeemable preferred stock, for $41,000,000 and $25,000,000 in cash, respectively.

        In August 1999, the Company issued 17 shares of Series B preferred stock to a group of financial sponsors and 34 shares of Series B preferred stock to real estate partners and their affiliates for approximately $51,000,000 in cash.

        The holders of the preferred stock were entitled to certain rights including: redemption, conversion, dividends, and liquidation preference, as defined in the investment agreement. As a result of the redemption provision, the preferred stock was classified outside of stockholders' equity (deficit).

        Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred stockholders, all of the outstanding shares of preferred stock were converted into 6,500,000 shares of common stock. Upon the conversion, accrued dividends of $6,904,000 on the preferred stock were waived and recorded as a contribution to capital.

Warrants

        The Company has issued to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements.

        The number of warrants the Company is obligated to issue may be adjusted if certain telecommunication license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunication license agreements are signed and delivered, as defined, and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company measured the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as outlined in the warrant acquisition agreement.

        During the years ended December 31, 2001 and 2000, the Company entered into warrant agreements for the issuance of 40,000 and 1,085,000 shares of common stock, net of adjustments for certain telecommunication license agreements that were not executed and delivered in accordance with parameters outlined in the warrant acquisition agreements, respectively. Warrants underlying 3,009,000 and 712,000 shares of common stock, valued at $56,813,000 and $14,664,000, were exercised during the years ended December 31, 2001 and 2000, respectively.

        During the years ended December 31, 2001 and 2000, the Company issued warrants underlying 85,000 and 150,000 shares of common stock, respectively, in exchange for services which resulted in an expense of $88,000 and 2,396,000, respectively.

        During the year ended December 31, 2000, the Company issued warrants underlying up to 250,000 shares of common stock in connection with acquisitions. The exercise of these warrants was contingent upon future events and were forfeited during 2001 as a result of the termination of certain employment agreements (Note 8).

        As of December 31, 2001, the Company has entered into warrant acquisition agreements for the issuance of 7,967,000 shares of common stock. As of December 31, 2001, warrants underlying 3,721,000 shares of common stock had been exercised.

10.  Stock Compensation:

Restricted Stock Awards

        During 1998 and early 1999, the Company issued approximately 5,753,000 shares of common stock to management, current and former employees and non-employee stockholders for $.0015 per share. With respect to the stockholders who are employees of the Company, subscription agreements provide that the shares shall be restricted, non-transferable, and subject to repurchase by the Company until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position with the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee for any reason, all unvested shares will be subject to repurchase by the Company at the price paid by the employee.

        The following table presents the activity related to restricted stock for the years presented:

	Granted	Vested	Repurchased	Outstanding and Unvested
1999	1,143,000	1,122,000	153,000	2,315,000
2000	—	942,000	555,000	818,000
2001	—	179,000	551,000	88,000

        On February 4, 2002, all outstanding restricted stock was released from restriction and converted to common stock of Cogent as a result of the merger with Cogent (Note 1).

Equity Based Compensation Plans

        Effective June 1, 1999, the Company adopted the 1999 Amended and Restated Stock Option and Equity Incentive Plan (the "1999 Plan") under which 5,000,000 shares of common stock are authorized for issuance. Effective June 15, 2000, the Company adopted the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "2000 Plan") under which 8,500,000 shares of common stock are authorized for issuance (the 1999 Plan and the 2000 Plan, together the "Plans"). The shares authorized under the Plans, subject to adjustments, are available for award to employees, officers, directors, or consultants. Pursuant to the Plans, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board. The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value on the grant date. The right to purchase shares under the stock options agreements typically vest over a four-year period. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options. As of December 31, 2001, there were 9,255,000 shares available for future grants. No options were granted outside of the Plans.

        The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plans been determined based on the fair market value of the options as of the grant dates, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss applicable to common stock and net loss per common share would have resulted in the pro forma amounts indicated below (dollars in thousands, exception per share data):

	2001	2000	1999
Net loss:
As reported	$(345,967)	$(173,408)	$(63,940)
Pro forma	(353,198)	(195,244)	(66,167)
Net loss per common share:
As reported	$(5.79)	$(3.18)	$(2.15)
Pro forma	(5.92)	(3.58)	(2.23)

        No diluted earnings per share are presented as the Company has generated net losses and all potentially dilutive securities would be antidilutive.

        The weighted average fair market value of options granted during each of the years ended December 31, 2001, 2000, and 1999, were $2.14, $6.81, and $13.25, respectively. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2001	2000	1999
Expected dividend yield	—	—	—
Expected stock price volatility	193%	106%	107%
Average risk-free interest rate	4.80%	6.02%	5.30%
Expected life of options (years)	6	6	6

        The following table summarizes stock option activity for the year ended December 31, 2001 and 2000:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 1999	1,504,417	$9.0532
Granted—
Option price equal to fair market value	6,146,769	$9.3198
Option price greater than fair market value	1,151,414	5.4631
Option price less than fair market value	1,388,000	1.6250
Total granted	8,686,183	7.5745
Exercised	(45,805)	0.3336
Canceled	(1,407,258)	13.1782
Balance at December 31, 2000	8,737,537	$6.9645
Granted—
Option price equal to fair market value	204,566	$0.8851
Option price greater than fair market value	377,884	2.8142
Option price less than fair market value	—	—
Total granted	582,450	2.1367
Exercised	(1,207,519)	0.0117
Canceled	(5,143,014)	9.2918
Balance at December 31, 2001	2,969,454	$5.0824

        As of December 31, 2001 and 2000, 878,208 and 735,601 of options outstanding, respectively, were exercisable. On February 4, 2002, all outstanding options became vested and exercisable as a result of the merger with Cogent (Note 1).

        The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 2001:

	Options Outstanding
				Options Exercisable
		Weighted- Average Remaining Contractual Life (Years)
Range of Exercise Prices	Outstanding as of December 31, 2001		Weighted- Average Exercise Price	Exercisable as of December 31, 2001	Weighted- Average Exercise Price
$0.0000—4.9688	2,596,059	8.88	$3.5142	735,599	$3.4727
$4.9688—9.9375	78,300	8.69	7.4925	25,701	7.5049
$9.9375—14.9063	9,500	8.42	12.5000	3,760	12.5000
$14.9063—19.8750	271,728	8.45	17.8326	106,935	17.8344
$19.8750—24.8438	1,767	8.15	23.2806	772	23.2808
$24.8438—29.8125	7,600	8.13	27.3421	3,474	27.3481
$29.8125—34.7813	2,000	8.33	34.7500	874	34.7500
$34.7813—39.7500	2,500	8.25	39.7500	1,093	39.7500
	2,969,454	8.83	$5.0824	878,208	$5.5662

2000 Employee Stock Purchase Plan

        Beginning July 2000, the Company established an employee stock purchase plan, the Allied Riser Communications Corporation 2000 Employee Stock Purchase Plan (the "ESPP"), the terms of which allow qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price on the first or last day of the offering period. Offering periods begin on the first day of each fiscal quarter and end on the last day of each fiscal quarter. Under the ESPP, the Company issued 409,000 and 236,000 shares of common stock during 2001 and 2000 at an average price per share of $1.30 and $2.60, respectively. Effective October 2001, the Company suspended the ESPP.

Compensation Charge

        The Company completed an initial public offering ("IPO") of its common stock on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. As of December 31, 2000, $3,650,000 of stock compensation recorded upon completion of the IPO was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced if and when employees terminate prior to vesting.

        During the years ending December 31, 2001, 2000, and 1999, certain employees were terminated, resulting in a reduction of $7,041,000, $7,982,000, and $0, respectively, of the deferred compensation recorded upon completion of the IPO. Net amortization expense (reversal of previously recognized amortization expense) related to this deferred compensation was $(3,665,000), $6,022,000, and $14,681,000, for the years ended December 31, 2001, 2000, and 1999, respectively. As of December 31, 2001, the balance of unamortized deferred compensation recorded upon completion of the IPO was $274,000 and is being deferred and amortized over the remaining estimated employee service period.

        In connection with acquisitions of businesses during 2000, the Company entered into various employment agreements with former owners and employees of the acquired companies pursuant to which the Company issued restricted shares of common stock to such persons. As of December 31, 2000, $6,082,000 was being deferred and amortized over the remaining estimated employee service period. During the year ended December 31, 2001, the deferred compensation recorded upon consummation of the acquisitions was reduced by $1,834,000 to reflect the termination of certain of the employment agreements and the stock price as of December 31, 2001. During the year ended December 31, 2001, amortization expense related to this deferred compensation was $4,248,000.

        During 2000, the Company issued approximately 1,388,000 nonstatutory stock options with an exercise price less than fair market value on the date of grant in connection with the employment of senior management. As of December 31, 2000, $3,769,000 was being deferred and amortized over the remaining vesting period. During the year ended December 31, 2001, deferred compensation recorded upon the issuance of the stock options was reduced by $280,000 to reflect the termination of certain employees, and amortization expense related to this deferred compensation was $3,489,000. As of December 31, 2001, all of the related stock options had been exercised.

11.  Acquisitions and Dispositions:

        During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada (the "acquired companies"). The purchase of each acquired company was accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include the results of operations related to the acquired companies prior to each of their respective acquisition dates.

        The Company purchased the acquired companies for an initial aggregate purchase price of $16,021,000 in cash, of which $1,168,000 was payable at December 31, 2000, and 129,000 shares of common stock of the Company valued at approximately $4,011,000. The purchase price may be adjusted if certain performance targets are achieved (Note 8). The aggregate fair market value of tangible assets acquired was $8,337,000 and liabilities assumed were $12,651,000. The total excess of the purchase price over the fair market value of the net tangible assets for the acquired companies has been allocated to real estate access rights (approximately $8,892,000) with the remainder allocated to goodwill and other intangible assets (approximately $13,652,000). The Company was amortizing goodwill and other intangible assets over a three-year period (Note 3). Real estate access rights are being amortized over the life of the related telecommunication license agreements. The five acquisitions accounted for $12,747,000 and $6,733,000 of the total revenues generated by the Company in 2001 and 2000, respectively.

        The following table presents the unaudited pro forma results of operations of the Company for the years ending December 31, 2000 and 1999, as if these acquisitions had been consummated at the beginning of each period presented. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future:

	Year Ended December 31,
	2000	1999
	(Unaudited)
Revenues	$23,034,000	$13,018,000
Net loss before extraordinary items	(178,207,000)	(64,840,000)
Net loss applicable to common stock	(178,207,000)	(71,292,000)
Net loss per share, basic and diluted	(3.27)	(2.40)

        On August 7, 2001, the Company sold its subsidiary, Winterlink, Inc. On September 14, 2001, the Company sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc. On October 3, 2001, the Company sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, the Company sold all of the membership interests of its subsidiary, Netrox, L.L.C. The Company recorded a $1,979,000 loss (included in general and administrative expenses) in connection with the disposition of these data and communication service providers acquired in 2000. The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

12.  Income Taxes:

        The differences between the statutory federal income tax rates and the Company's effective income tax rate for the years ended December 31, are as follows:

	2001	2000	1999
Computed statutory tax expense	(34.0)%	(34.0)%	(34.0)%
Deferred compensation	0.4%	1.9%	8.7%
Other nondeductible expense	0.4%	0.4%	0.1%
Valuation allowance	33.2%	31.7%	25.2%

        Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

        The following table discloses the components of the deferred tax amounts at December 31:

	2001	2000
Deferred tax assets-
Temporary difference for basis in and depreciation of property and equipment	$92,228,000	$1,682,000
Start-up costs	1,536,000	2,329,000
Real estate access rights	7,653,000	5,832,000
Net operating loss	84,317,000	63,240,000
Other	3,358,000	1,270,000
Total deferred tax assets	189,092,000	74,353,000
Deferred tax liability	—	—
Net deferred tax asset	189,092,000	74,353,000
Less—Valuation allowance	(189,092,000)	(74,353,000)
Net deferred tax amount	$—	$—

        The Company had approximately $248,000,000 of net operating loss carry forward for federal income tax purposes at December 31, 2001. The net operating loss carry forward will expire in the years 2018 through 2021, if not previously utilized. As a result of the merger with Cogent (Note 1), the utilization of net operating loss carry forward will be significantly limited under the Internal Revenue Code Section 382.

        Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

        A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109, "Accounting for Income Taxes."

13.  Related Parties:

        The Company has entered into telecommunication license agreements with numerous real estate owners, managers, and certain minority interest owners of STOC ("minority interest owners") to acquire access to and the right to install and operate its broadband data network in their buildings. Most of these real estate owners, managers, and minority interest owners received warrants in connection with this access and nine of these entities purchased equity in the Company (Note 9). In accordance with the telecommunication license agreements, the Company pays fees which vary proportionally (above a fixed minimum) with gross revenues generated in the respective buildings to these owners. In addition, the Company leases office space from numerous real estate owners. Pursuant to these obligations, the Company paid $10,874,000, $4,216,000, and $1,047,000, for rent and fees during the years ended December 31, 2001, 2000, and 1999, respectively. The Company also provides broadband data, video, and voice communication services to certain real estate owners, managers, and minority interest owners.

        One of the Company's initial investors has interests in entities from which the Company periodically purchases fiber-optic cable and other materials and, prior to 2000, purchased insurance and legal services. For the years ended December 31, 2001, 2000, and 1999, the Company had purchases of approximately $767,000, $8,809,000, and $2,451,000, respectively, for fiber-optic cable and $192,000 in 1999 for insurance and legal services.

        One of the underwriters for the initial public offering described in Note 10 provides financial advisory and consulting services to the Company. Affiliates of this entity own common stock and warrants of the Company.

14.  Quarterly Financial Information (Unaudited):

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except per share data)
Total revenue	$7,929	$8,573	$7,725	$1,525
Asset write-down	—	(262,336)	—	—
Gain on settlement of capital lease obligations	—	—	—	47,752
Operating income (loss)	(42,689)	(307,104)	(37,323)	25,278
Net income (loss) before extraordinary item	(43,310)	(302,872)	(39,649)	25,154
Extraordinary gain from extinguishment of debt, net	—	11,718	—	2,992
Net income (loss)	$(43,310)	$(291,154)	$(39,649)	$28,146
Net income (loss) per common share—
Income (loss) before extraordinary item	$(0.75)	$(5.02)	$(0.66)	$0.42
Extraordinary gain, net	—	0.20	—	0.05
Net income (loss) per common share	$(0.75)	$(4.82)	$(0.66)	$0.47
Weighted average number of shares outstanding	58,121	60,372	59,978	60,329
	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(in thousands, except per share data)
Total revenue	$1,358	$1,972	$4,403	$6,599
Operating loss	(41,194)	(46,933)	(49,347)	(44,809)
Net loss	(37,025)	(44,068)	(47,217)	(45,098)
Net loss applicable to common stock	$(37,025)	$(44,068)	$(47,217)	$(45,098)
Net loss per common share	$(.69)	$(.81)	$(.87)	$(.81)
Weighted average number of shares outstanding	53,318	54,272	54,565	55,644

15.  Subsequent Events:

        On March 25, 2002, certain of the holders of the Company's 7.50% convertible subordinated Notes asserted that the merger with Cogent (Note 1) constituted a change of control, and as a result, an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified Cogent that the principal amount of the Notes and accrued interest is immediately due and payable. Management, after consultation with its legal advisors, does not believe that the merger qualifies as a change in control as defined in the indenture and is vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, the Company could be required by the noteholders to repurchase the $116,980,000 in aggregate principal amount of the Notes plus accrued interest. If the Company were required to repurchase the Notes, such event would have a material adverse impact on the financial position of the Company.

        On March 27, 2002, certain holders of the Company's Notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Management, after consultation with its legal advisors, believes that the claim is without merit and intends to vigorously contest it.

16.  Additional Subsequent Event:

        The Company is involved in a dispute with its former landlord in Dallas, Texas. The Company terminated the lease in March 2002, and the dispute is over whether the Company had the right to do so. The landlord has alleged that a default under the lease has occurred. The Company has informed the landlord that the lease was terminated as provided by its terms.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
NetRail, Inc.
Atlanta, Georgia

        We have audited the accompanying balance sheet of NetRail, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (capital deficit) and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      BDO SEIDMAN, LLP

Atlanta, Georgia
March 24, 2000
(except for Note 12 which
is as of August 31, 2000)

NETRAIL, INC.
BALANCE SHEET
DECEMBER 31, 1999

Assets (Notes 2, 4 and 12)
Current
Cash and cash equivalents	$185,007
Receivables:
Trade, net of allowance of $119,000	207,697
Shareholder	107,580
Subscriptions receivable for debentures	225,000
Advances to employee	125,000
Prepaid line costs	495,668
Other prepaid expenses	93,906
Total current assets	1,439,858
Property and equipment (Note 5)
Leasehold improvements	704,619
Computer equipment	1,039,482
Capitalized equipment leases	13,319,716
Furniture and equipment	73,385
15,137,202
Less accumulated depreciation	(3,032,822)
12,104,380
Goodwill, net	1,430,000
Deposits	434,822
Other	93,750
$15,502,810

See accompanying notes to financial statements.

NETRAIL, INC.
BALANCE SHEET
DECEMBER 31, 1999

Liabilities and Stockholders' Equity (Capital Deficit)
Current
Subordinated convertible debentures (Note 3)	$9,500,000
Convertible notes payable due JAFCO (Note 4)	1,782,334
Accounts payable	1,373,822
Accrued interest	1,533,439
Accrued other	216,172
Current maturities of notes payable due Ascend (Note 5)	1,228,500
Current maturities of capitalized lease obligations (Note 8)	1,702,044
Total current liabilities	17,336,311
Notes payable due Ascend, less current maturities (Note 5)	3,771,500
Capitalized lease obligations, less current maturities (Note 8)	11,137,793
Total liabilities	32,245,604
Commitments (Note 8)
Series A convertible redeemable preferred stock (Notes 4, 6, and 12) 10% cumulative; $0.01 par value; 7,500,000 shares authorized
Class I — 1,136,438 shares outstanding	4,067,166
Class II — no shares issued or outstanding	—
Class III — no shares issued or outstanding	—
4,067,166
Stockholders' equity (capital deficit) (Note 7)
Common stock, $.01 par value, 45,000,000 shares authorized; 6,912,546 shares issued and outstanding (Note 12)	69,125
Additional paid-in capital	1,884,157
Accumulated deficit	(22,763,242)
Total stockholders' equity (capital deficit)	(20,809,960)
$15,502,810

See accompanying notes to financial statements.

NETRAIL, INC.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999

Revenues (Note 2)	$1,715,711
Operating expenses:
Network operations	9,663,343
Selling, general and administrative	4,333,037
Depreciation and amortization	2,997,995
16,994,375
Operating loss	(15,278,664)
Interest expense	2,100,326
Net loss	(17,378,990)
Accretive dividend (Note 6)	48,000
Cumulative dividend (Note 6)	317,000
Net loss available to common shareholders	$(17,743,990)

See accompanying notes to financial statements.

NETRAIL, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
(CAPITAL DEFICIT)
YEAR ENDED DECEMBER 31, 1999

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, at December 31, 1998	6,912,546	$69,125	$1,609,157	$(5,336,252)	$(3,657,970)
Issuance of stock warrants	—	—	275,000	—	275,000
Accretion of liquidation preference (Note 6)	—	—	—	(48,000)	(48,000)
Net loss	—	—	—	(17,378,990)	(17,378,990)
Balance, at December 31, 1999	6,912,546	$69,125	$1,884,157	$(22,763,242)	$(20,809,960)

See accompanying notes to financial statements.

NETRAIL, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999

Operating activities
Net loss	$(17,378,990)
Adjustments to reconcile loss to cash used by operating activities:
Depreciation and amortization	2,997,995
Allowance for doubtful accounts	77,000
Imputed interest expense	100,000
Other	31,250
Change in operating assets and liabilities:
Accounts receivables	(174,598)
Other receivables	7,037
Advances to employee	(250,000)
Prepaid expenses and other	(578,023)
Accounts payable	574,032
Accrued expenses	1,688,355
Cash used by operating activities	(12,905,942)
Investing activities
Property and equipment additions	(859,074)
Deposits	(387,642)
Cash used by investing activities	(1,246,716)
Financing activities
Proceeds from debt	14,668,200
Repayment of debt	(487,000)
Principal payments on capitalized leases	(146,020)
Cash provided by financing activities	14,035,180
Net change in cash and cash equivalents	(117,478)
Cash and cash equivalents, beginning of period	302,485
Cash and cash equivalents, end of period	$185,007

See accompanying notes to financial statements.

NETRAIL, INC.
NOTES TO FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

        NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") is a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company is based in Atlanta, Georgia and is in the process of completing the build-out of its national network. The Company currently offers service in approximately 40 cities throughout the United States.

        The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks

        The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

        Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally one to three years in length. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

        Advertising costs are expensed as incurred and amounted to $182,100 in 1999.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk and Significant Customers

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base.

        During 1999, one customer accounted for approximately $290,000 or 17% of aggregate revenue.

Property and Equipment

        Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

        The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Goodwill

        Goodwill represents the excess of cost over the fair value of assets acquired (refer to Nature of Operations and Basis of Presentation). The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon discounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. Goodwill is amortized over seven years.

Long-lived Assets

        The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. When any such impairment exists, the related assets will be written down to fair value.

Income Taxes

        The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not that such assets will not be realized.

Stock Compensation

        The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Pro forma information regarding net income as calculated under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," is disclosed herein. (See Note 9).

2.    Future Prospects

        The Company has incurred significant operating losses and absorbed significant cash in its operating activities in 1999 and has a working capital deficiency and a net capital deficiency at December 31, 1999. These operating losses and operating cash flow deficiencies are expected to continue in the foreseeable future until such time as the build-out of the Company's national network is completed and the Company is able to fully implement its business plan. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans include raising additional financing to fund the completion of the Company's national network, repay short-term obligations, fund current operating losses and provide working capital. There can be no assurances, however, that the Company will obtain the necessary financing or, with such financing, will achieve profitability.

        The accompanying financial statements do not include any adjustments relating to the recoverability and classifications of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.    Subordinated Convertible Debentures

        In August and November 1999, the Company issued, in four separate closings, an aggregate of $9,500,000 in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes are subordinated in payment of principal and interest to the Company's obligations to its senior lender, Ascend Communications, Inc. (Note 5).

        The Notes issued in August 1999 (the "August Notes") aggregated $6,000,000 and bear interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. The August Notes are convertible into the Company's Series A Preferred Stock, Class II at a rate of either $1.50 per share (for two Note holders who are members of the Company's Board) or $1.38 per share (for other Note holders, as adjusted).

        The Notes issued in November 1999 (the "November Notes") aggregated $3,500,000 and bear interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. The November Notes are convertible into the Company's Series A Preferred Stock, Class II at a variable conversion rate to be determined upon the completion of an anticipated venture capital offering in 2000.

        In connection with the issuance of the Notes, warrants to acquire an aggregate of 436,455 shares of the Company's common stock were granted to noteholders at various exercise prices approximating the then fair value of the common stock. A total of $275,000 was assigned to the value of the common stock warrants, which is being reflected as additional interest cost during the term of the Notes.

4.    Convertible Notes Payable Due JAFCO

        On May 13, 1998, the Company received $495,000 in proceeds from the issuance of a 10% secured convertible promissory note payable to JAFCO. Upon the Company's receipt and issuance of at least $2 million in preferred stock, the $495,000 convertible note automatically converts into preferred stock on the same terms and conditions and at the same per share rate as the preferred stock issued, otherwise, all principal and interest was scheduled to become due and payable on August 14, 1998. The convertible note is collateralized by substantially all assets of the Company. In August 1999, the $495,000 note was converted to Series A preferred stock.

        During 1999, JAFCO advanced $2,792,000 in cash to the Company, of which $1,009,666 was converted to Series A preferred stock. At December 31, 1999, $1,782,334 of such advances remain outstanding. These advances are payable upon demand and bear interest at 8%.

5.    Notes Payable Due Ascend

        On June 26, 1998, The Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Note") from Ascend Communications, Inc. ("Ascend"), the Company's principal supplier of data communications equipment. The terms of the Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999.

        Interest on the advances accrues at the prime rate of interest and is payable monthly. Principal on the $3 million advance is payable in 30 monthly installments, based on a five-year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal on the $2 million advance is payable in 24 monthly installments, based on a five year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal and accrued interest becomes immediately due and payable on the earlier of the effective date of an Initial Public Offering or the date of a Change of Control, as defined. The advances under the Note are collateralized by a security interest in all goods and equipment financed by the lender under the Note. At December 31, 1999, the Company had advances outstanding of $5 million.

        In connection with entering into the Note, the Company issued 180,000 warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. An additional 120,000 warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value has been assigned to the warrants for financial reporting purposes.

        At December 31, 1998, the Company was in default of the Note and, separately, in default of its capital lease obligations with Ascend. On October 19, 1999, the Company entered into a forebearance agreement with Ascend whereby Ascend agreed to restructure the payment terms under the Note to defer the commencement of the scheduled due dates for principal and interest payments until June 1, 2000. In connection with the foregoing, the Company will be required to make a single lump sum payment of $1.5 million to Ascend in May 2000, which is to be applied first to outstanding interest in arrears, second to outstanding capital lease obligations in arrears, and finally to future installments due under the Note.

        Future minimum principal payments under the terms of the restructured note are as follows:

Year	Amount
2000	$1,228,500
2001	878,000
2002	2,893,500
$5,000,000

        The Company is currently in negotiations with Ascend regarding the nature, amount and repayment terms of the existing financing arrangements as well as possible future financing arrangements.

6.    Series A Convertible Redeemable Preferred Stock

        The Company is authorized to issue up to 22,500,000 shares of its convertible redeemable preferred stock under three designated classes as follows: Series A Preferred Stock Class I—7,500,000 shares authorized; Series A Preferred Stock Class II—7,500,000 shares authorized; Series A Preferred Stock Class III—7,500,000 shares authorized.

Series A Preferred, Class I

        On December 30, 1997, the Company issued 2,058,000 shares of Series A Convertible Redeemable Preferred Stock ("Redeemable Preferred Stock") at a price of $1.10 per share (liquidation value of $1.26 per share) for aggregate proceeds of $2,264,000. This Redeemable Preferred Stock was subsequently designated as Series A Preferred, Class I. Each preferred share is convertible into common stock on a one-for-one basis, subject to certain antidilution provisions. Dividends are payable only when, as and if declared by the Board of Directors at a rate of 10%, as amended, and are cumulative. The Redeemable Preferred Stock may be redeemed, at the option of the holder, in three annual installments beginning on the fifth anniversary of the original issue date.

        In August 1999, the Company issued an additional 1,351,314 shares of its Series A Preferred, Class I Redeemable Preferred Stock in exchange for the conversion of $1,707,166 of notes payable.

        At December 31, 1999, the aggregate liquidation value of the Series A, Class I Preferred Stock amounted to $4,898,100 including cumulative dividends-in-arrears of $591,000.

Series A Preferred, Class II

        At December 31, 1999, none of the Series A Preferred, Class II stock has been issued. These shares are being reserved for issuance in the event the holders of the Subordinated Convertible Debentures exercise their conversion rights (Note 3).

Series A Preferred, Class III

        At December 31, 1999, none of the Series A Preferred, Class III stock has been issued (Note 12).

7.    Equity Transactions

        During 1999, the Company issued an aggregate of 1,606,455 common stock warrants, including 1,050,000 issued to a senior officer of the Company (Notes 3, 5, and 9).

8.    Commitments

(a)
Leases

        The Company leases certain office facilities and equipment. Commitments for minimum rentals under non-cancelable leases at the end of 1999 are as follows:

	Capitalized Leases	Operating Leases
2000	$3,127,370	$300,488
2001	6,647,944	305,932
2002	4,781,922	307,390
2003	1,144,875	314,040
2004	—	159,678
Thereafter	—	175,432
Total minimum lease payments	15,702,111	$1,562,960
Less amount representing interest	2,862,274
Present value of net minimum lease payments	$12,839,837

        Rent expense for 1999 was approximately $554,000.

(b)
Reseller Agreement

        In November 1999, the Company entered into a reseller agreement, which provides the Company with certain DSL internet access. The Company has committed to provide a total of 25,000 customer DSL circuits through December 31, 2000, with minimum quarterly commitment goals. To the extent that such commitment goals are not met, the Company is required to pay $20 per month for each additional circuit required to meet the minimum circuit level. The maximum amount payable under the minimum commitment requirement is approximately $2,250,000.

(c)
Employment Agreements

        The Company has entered into employment agreements with certain executives which provide for, among others things, base salary, incentive compensation, stock options and severance considerations.

9.    Stock Based Compensation

        During 1998, the Company adopted The 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting to key employees of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock reserved for issuance under the 1998 Plan.

        Under the 1998 Plan, 4,500,000 shares of common stock of the Company have been reserved for option grants. The exercise price of all options shall be the fair market value of the common stock as of the option grant date. Options vest 25% after twelve full months of continuous service and ratably thereafter with full vesting after 57 months.

        A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 1998	519,000	0.48
Granted	1,597,200	1.63
Exercised	—	—
Cancelled	(90,000)	0.48
Outstanding as of December 31, 1999	2,026,200	$1.39

        During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

        The weighted average fair value of options and warrants granted during the year ended December 31, 1999 was $0.81. The weighted average remaining life of options and warrants outstanding at December 31, 1999 was 4 years. The range of exercise prices was $0.48 to $1.67. As of December 31, 1999, options and warrants of 866,700 shares were exercisable.

        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 1998 and 1999, consistent with the provisions of the Standard, the Company's pro forma net loss would have been increased by $540,000 to $17,918,000.

        The fair value of stock options used to compute pro forma net loss applicable to common shareholders is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999, expected volatility of 60%; a risk free interest rate of 6.2%; expected option life of 5 years; and dividend yield of 0.00%.

10.  Income Taxes

        The Company has incurred significant operating losses and tax losses in all periods presented, accordingly, no income taxes have been incurred during any of the reporting periods. As of December 31, 1999, the Company has available approximately $20 million of net operating loss carryforwards available to offset future taxable income, which expire in 2014, and which give rise to a notional deferred tax asset of approximately $8 million. The Company has provided a 100% valuation allowance against this deferred tax asset as management is unable to determine that it is more likely than not that such deferred tax asset will be realized.

11.  Supplemental Cash Flow Information

        During 1999, debt was converted to Series A Preferred Stock in the amount of $1,707,166 and capitalized lease obligations were assumed in the amount of $12,474,105.

        Cash paid for interest was $703,512 in 1999.

12.  Subsequent Events

        During February 2000, the Company issued approximately $10 million of its Series A Preferred Stock, Class III, at a price of $10 per share. The preferred stock is convertible at the option of the holder, into common stock, at a price per share equal to the greater of (a) $5 per share or (b) $1 per share less than the price at which the Company sells its common stock in its next sale of such securities including the sale of at least $10 million liquidation amount. The preferred stock is redeemable, at the option of the holders of at least two-thirds of the outstanding shares of preferred stock, beginning five years from the date of issuance.

        In August 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of NetRail, Inc.
Atlanta, Georgia

        We have audited the accompanying consolidated balance sheet of NetRail, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. and Subsidiaries at December 31, 2000, and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a capital deficiency and is in Chapter 11 bankruptcy. These matters raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      HABIF, AROGETI & WYNNE, LLP

Atlanta, Georgia
November 14, 2001

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

As of December 31, 2000
(In thousands, except share amounts)
Assets
Current
Cash and cash equivalents, including $2,600 of restricted cash	$15,430
Receivables:
Trade, net of allowance of $1,213	1,547
Prepaid and other	5
Total current assets	16,982
Property and equipment:
Capitalized equipment leases	28,025
Less: accumulated depreciation	(8,611)
19,414
Other	14
Total Assets	$36,410
Liabilities and Stockholders' Equity
Current
Accounts payable and accrued liabilities	$4,937
Line of credit	2,500
Capital lease obligations	25,685
Current maturities of notes payable	1,834
Total current liabilities	$34,956
Commitments and contingencies
Stockholders' Equity
Series A convertible preferred stock 10% non-cumulative; $0.01 par value; 11,000,000 shares authorized 4,056,222 shares outstanding; liquidation preference of $26,941	41
Series B convertible preferred stock 10% non-cumulative; $0.01 par value; 8,000,000 shares authorized 4,850,000 shares issued and outstanding; liquidation preference of $52,500	49
Other preferred stock; 6,000,000 shares authorized zero shares issued and outstanding	—
Common stock, $.01 par value, 225,000,000 shares authorized; 8,406,237 shares issued and outstanding	84
Additional paid-in capital	78,102
Accumulated deficit	(76,822)
Total stockholders' equity	1,454
Total liabilities and stockholders' equity	$36,410

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2000
(In thousands)
Revenues	$9,524
Operating expenses:
Network operations	30,960
Selling, general and administrative	18,711
Impairment of long-lived assets	11,946
Depreciation and amortization	1,023
Total operating expenses	62,640
Operating loss	(53,116)
Other income (expenses)
Interest expense	(3,082)
Gain on disposal of fixed assets	1,119
Interest income	1,068
(895)
Net loss before tax	(54,011)
Provision for income tax	—
Net loss	$(54,011)

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2000
(In thousands, except share amounts)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Series A Preferred Stock Shares	Series A Preferred Stock Amount		Series B Preferred Stock Shares	Series B Preferred Stock Amount		Accumulated Deficit	Total Stockholders' Equity
Balance December 31, 1999	6,912,546	$69	$1,884	1,136,438	$			$		$(22,763)	$(20,810)
Issuance of Series A Class II Preferred Stock				260,844							$—
Issuance of Series A Class III Preferred Stock				1,000,000							$—
Issuance of Series A Class IV Preferred Stock				1,162,940							$—
Issuance of Series A Class V Preferred Stock				496,000							$—
Issuance of Series B Preferred Stock			47,767				4,850,000		49		$47,816
Amendment to articles of incorporation			24,861			41					$24,902
Exercise of stock options	76,500	—	37								$37
Issuance of common stock	1,417,191	15	3,755								$3,770
Accretion of dividends			48							(48)	$—
Repurchase of Ascend Warrants			(250)								$(250)
Net loss										(54,011)	$(54,011)
Balances December 31, 2000	8,406,237	$84	$78,102	4,056,222		$41	4,850,000		$49	$(76,822)	$1,454

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS

Year Ended December 31, 2000
(in thousands, except share amounts)
Operating activities
Net loss	$(54,011)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	7,051
Gain on retirement	(1,119)
Impairment of long-lived assets	11,946
Allowance for doubtful accounts	(1,171)
Change in operating assets and liabilities:
Receivables	(168)
Prepaid and other	1,223
Accounts payable & accrued liabilities	1,874
Cash used by operating activities	(34,375)
Investing activities
Property and equipment additions	(8,462)
Investment in related party	(2,500)
Cash used by investing activities	(10,962)
Financing activities
Proceeds from line of credit	2,500
Proceeds from borrowings of debt, net	1,693
Proceeds from common stock issued	37
Proceeds from preferred stock issued, net	59,101
Principal payments on capitalized leases	(2,749)
Cash provided by financing activities	60,582
Net change in cash and cash equivalents	15,245
Cash and cash equivalents, beginning of year	185
Cash and cash equivalents, end of year	$15,430
Cash paid for interest $4 million

Supplemental Disclosure of Non-Cash Activities

Issuance of 1.8 million shares of Series A preferred stock in exchange for retirement of $9.5 million of debt.

Issuance of 1.4 million shares of common stock in exchange for retirement of $3.5 million of debt and $220 of accrued interest.

Capital lease obligations incurred—$17.3 million

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000

1.    Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

        During 2000, NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") was a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company was based in Atlanta, Georgia. The Company offered service in approximately 40 cities throughout the United States. In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code.

        The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks, Chapter 11 Bankruptcy Filing and Asset Impairment

        The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

        The Company has incurred significant operating losses and absorbed significant cash in its operating activities and has a working capital deficiency and a net capital deficiency at December 31, 2000. These operating losses and operating cash flow deficiencies continued into 2001. The foregoing matters raised substantial doubt about the ability of the Company to continue as a going concern. Management's plans included obtaining additional financing to fund the Company's operating losses and working capital requirements and were planning on completing a merger with 360 Networks, Inc. ("360").

        In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code. In September 2001, certain of the Company's assets (including selected accounts receivable and equipment), and contracts, (including peering arrangements and selected customer contracts), were sold to Cogent Communications Group, Inc. ("Cogent") for approximately $12 million in cash. The Company ceased operations in September 2001 and the NetRail estate began distributing the remaining assets to the Company's creditors under the supervision of the bankruptcy court.

        The Company has two wholly-owned subsidiaries, NetRail Colocation Co., and NetRail Leasing Company. The stock of these subsidiaries was sold to Cogent in September 2001.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Principles of Consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

        Revenue is recognized as the related services are provided. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

        Advertising costs are expensed as incurred and amounted to $304,000 in 2000.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. The Company's cash balances at each financial institution exceed the FDIC insured limitation or are held at institutions that are uninsured. Cash in excess of FDIC insurance limitation was approximately $13.5 million at December 31, 2000. The accounting loss due to credit risk on the accounts receivable is the balance of the accounts receivable less the allowance for doubtful accounts.

Restricted cash

        As of December 31, 2000, $2.6 million of cash was restricted as collateral to the Company's $2.5 million line of credit.

Economic dependency:

        During 2000, two customers accounted for approximately $2.9 million or 30% of aggregate revenue.

Property and Equipment

        Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

        The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Comprehensive Income

        During the period presented the Company has not had any transactions that are required to be reported in comprehensive income.

Intangible Assets

        Intangible assets consisted of goodwill resulting from the excess of cost over fair value of assets acquired in previous years and was being amortized over seven years. The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon undiscounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. In 2000, the Company determined that the carrying value of goodwill was unrecoverable because the assets acquired were no longer being used and wrote off the net book value of $1.1 million as an asset impairment charge.

Impairment of Long-lived Assets

        The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." When any such impairment exists, the related assets are written down to fair value. In 2000, due to its deteriorating financial condition, the Company determined that its long-lived assets including its investment in a privately held company, goodwill and certain of its property and equipment had been impaired.

        In 2000 the Company acquired preferred stock of a privately held company for $2.5 million. The privately held company has never generated income and continues to use rather than provide cash from operating activities. As a result the investment was written down to the estimated future cash flows of $0.

        The Company had goodwill on books from an acquisition in 1997. The balance of goodwill was written down to zero which is the estimated undiscounted cash flow expected from this asset.

        The Company had property and equipment consisting of computer equipment, office furniture and fixtures, and leasehold improvements with a net book value of $8.3 million. The Company used the undiscounted cash flow method to determine the fair value of the property and equipment which was estimated to be zero.

        The net book value of its assets under capital lease obligations at December 31, 2000 was $19.4 million (cost of $28.0 million less accumulated depreciation of $8.6 million) and in excess of the related obligations totaling $25.7 million. Accordingly, since these assets were returned to the respective vendors to settle these obligations under the July 2001 bankruptcy filing, these assets are reflected at their cost less their related accumulated depreciation on the accompanying December 31, 2000 consolidated balance sheet.

Income Taxes

        The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets, and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not those such assets will not be realized.

Stock Compensation

        The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees".

Stock Split

        During 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the beginning balances of the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

2.    Debt

Subordinated Convertible Notes

        In August and November 1999, the Company issued, in four separate closings, an aggregate of $9.5 million in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes were subordinated in payment of principal and interest to the Company's obligations to its Senior Lender.

        The Notes issued in August 1999 (the "August Notes") aggregated $6.0 million and bore interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. In June 2000, $4.8 million of the August Notes were converted into 1,162,940 shares of Series A Class IV preferred stock and $1.2 million of the August Notes were converted into 260,844 shares of Series A Class II preferred stock.

        The Notes issued in November 1999 (the "November Notes") aggregated $3.5 million and bore interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. In June 2000, the notes were converted into 1.4 million shares of common stock.

        In connection with the issuance of the Notes, warrants to acquire an aggregate of 459,306 shares of the Company's common stock were granted to noteholders at prices between $1.67 and $2.66 per share. All warrants were outstanding and exercisable at December 31, 2000.

Vendor Note

        In 1998, the Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Vendor Note") from a vendor. The terms of the Vendor Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999. In 1998, the Company was in default of the Vendor Note and, separately, in default of its capital lease obligations with the vendor. In October 1999, the Company entered into a forbearance agreement and the vendor agreed to restructure the payment terms under the Vendor Note to defer the commencement of the scheduled due dates for principal and interest payments until June 2000. In connection with entering into the Vendor Note, the Company issued warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. Additional warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Vendor Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value was assigned to the warrants for financial reporting purposes.

        In 2000, $1.2 million was repaid with cash and $2.2 million was retired as a vendor credit on exchange for the return of certain network equipment. The Company also agreed to repurchase warrants issued to the vendor for 300,000 shares of its common stock for $250,000. These transactions resulted in net reduction to the balance outstanding on the Vendor Note of $1.9 million. At

December 31, 2000, $1.8 million of such advances remained outstanding. Due to the Company's July 2001 bankruptcy filing, this amount is recorded as a current liability on the accompanying balance sheet. The note bears interest at 7.5% per annum.

        The vendor claims that the Vendor Note is secured by all of the Company's assets, however, support for this assertion has not been located. This matter is being resolved by the bankruptcy court.

Demand Obligations

        During 1999, an investor advanced $2.8 million in cash to the Company of which $1.0 million was converted into Series A Class I preferred stock. At December 31, 1999, $1.8 million of such advances remained outstanding. These advances are payable upon demand and bore interest at 8%. During 2000, the Company repaid $582,000 of these advances and converted the remaining $1.2 million of principal into 120,000 shares of Series A Class V preferred stock.

        During January and February 2000, the Company borrowed a total of $2.35 million from certain individuals in the form of demand notes. These notes were due on demand and accrued interest at 8%. In March 2000, these notes were converted into 235,000 shares of Series A Class III preferred stock.

Line of Credit

        In 2000, the Company entered into a $2.5 line of credit agreement and borrowed $2.5 million under the agreement. This borrowing is secured by $2.6 million of cash equivalents held by the lender. The line of credit was paid subsequent to year-end.

3.    Commitments and Contingencies

Litigation

        The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

        A former employee has sued the Company for damages in excess of $200,000 claiming breach of an employment contract. The Company disputes this claim. The Company filed for bankruptcy prior to the beginning of discovery. This matter is being resolved by the bankruptcy court.

        One of the Company's vendors has filed a $1.0 million claim against the Company for breach of contract. This claim was in the initial stages of discovery when the Company filed for bankruptcy.

Leases and commitments

        In 2000, the Company entered into several equipment leases accounted for as capital lease obligations totaling approximately $17.3 million. The obligations at December 31, 2000 for these leases and those entered into in prior years totaled $25.7 million. These obligations are secured by the related equipment and are recorded as current liabilities due to the Company's July 2001 bankruptcy filing and the return of the related equipment to retire these obligations.

        Minimum lease payments are as follows:

Total payments	$29.8 million
less: amount representing interest	$4.1 million
$25.7 million

        The Company leases certain office facilities and equipment and has contractual commitments for leasing circuits. Commitments for minimum rentals under these obligations at the end of 2000 were as follows:

Operating Leases
2001	$3,585,000
2002	1,778,000
2003	678,000
2004	526,000
2005	502,000
Thereafter	842,000
Total minimum payments	$7,911,000

        Certain of these leases were assumed by Cogent in September 2001.

4.    Stockholder's Equity

        During 1998, the Company adopted the 1998 Stock Option Plan. During 2000 the Company adopted the 2000 Stock Option Plan. There are a total of 7.3 million shares of common stock reserved for issuance under these plans, Options granted under these plans vest 25% after one year and vest ratably thereafter with full vesting after 57 months. A summary of stock option activity under these plans is as follows:

	Shares	Weighted Avg Exercise Price
Outstanding as of December 31, 1999	2,026,200	$1.39
Granted	4,865,565	2.59
Exercised	(76,500)	0.58
Outstanding as of December 31, 2000	6,815,265	$2.23

        During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

        The weighted average fair value of options granted during the year ended December 31, 2000 was approximately $1.52. The weighted average remaining life of options and warrants outstanding at December 31, 2000 was approximately 4 years.

        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 2000 consistent with the provisions of the Standard, the Company's net loss would not have been materially different than the amount reported in the accompanying statement of operations. The fair value of stock options used to compute pro forma net loss applicable to common shareholders was determined using the Black-Scholes option- pricing model with the following assumptions; expected volatility of 60%, a risk free rate of 6%, expected life of 5 years and no dividend yield.

        The following summarizes the stockholder equity transactions during 2000.

        In March 2000, the Company sold 765,000 shares of Series A Class III preferred stock for net proceeds of $7.5 million in cash. In May 2000, the Company sold 376,000 shares of Series A Class V preferred stock for net proceeds of $3.7 million in cash. In June 2000, the Company sold 4.8 million shares of Series B preferred stock for net proceeds of $47.8 million in cash.

        In 2000, the Company retired a total of $13 million of its debt in exchange for issuances of common and Series A preferred stock. The Company issued 260,844 shares of Series A Class II preferred stock in exchange for the retirement of $1.2 million of debt. The Company issued 235,000 shares of Series A Class III preferred stock in exchange for the retirement of $2.35 million of debt. The Company issued 1.2 million share of Series A Class IV preferred stock in exchange for the retirement of $4.8 million of debt. The Company issued 120,000 shares of Series A Class V preferred stock in exchange for the retirement of $1.2 million of debt. The Company also issued warrants to purchase 75,000 shares of common stock at $3.17 per share in exchange for the accrued interest on the related notes. The warrants were valued at $60,000 which approximates the accrued interest on the related notes. The Company also issued 1.4 million shares of common stock in exchange for the retirement of $3.5 million of debt and $220,000 of accrued interest.

        All classes of Series A preferred and the Series B preferred stock (collectively, the "Preferred Stock") are convertible into common stock at the option of the holder at specified prices and carry a liquidation preference based upon the original issue price plus a non-cumulative dividend of 10% per annum. The holders of Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Preferred Stock converts. The Series A Preferred Shares are convertible into common shares at the following conversion rates:

  •
  Series A—Class I—3 for 1

  •
  Series A—Class II—3 for 1

  •
  Series A—Class III—3.33 for 1

  •
  Series A—Class IV—3 for 1

  •
  Series A—Class V—3.16 for 1

  •
  Series B—3 for 1

        The holders of Preferred Stock are entitled to receive, when declared, non-cumulative cash dividends of 10% per annum of the original issue price of each class of Preferred Stock. The original issue prices per share of each class of Preferred Stock were as follows:

  •
  Series A—Class I—$3.79

  •
  Series A—Class II—$4.50

  •
  Series A—Class III—$10.00

  •
  Series A—Class IV—$4.15

  •
  Series A—Class V—$10.00

  •
  Series B—$10.27

        The redemption rights of the Series A Preferred Stock were eliminated when the Articles of Incorporation were restated on June 7, 2000. As a result of the restatement, all Preferred Stock is included in the equity section of the financial statements.

        Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntarily or involuntarily, before any distributions or payment shall be made to the holders of Common stock, the holders of Series A and Series B Preferred Stock are entitled to liquidation rights before any of the Common stockholders on an equivalent basis.

5.    Income Taxes

        The Company has incurred significant operating losses and tax losses. As of December 31, 2000, the Company had available approximately $71.2 million of net operating loss carry forwards available to offset future taxable income. The deferred tax assets as a result of this net operating loss is $26.8 million and the Company has provided a 100% valuation allowance against this deferred tax asset. The losses will begin to expire in 2017.

6.    Related Party Transactions

        In 2000, the Company invested $2.5 million in a company affiliated with the Company via common management. In 2000, the Company recorded revenue of $122,000 from this affiliate and had accounts receivable of $92,000 outstanding at December 31, 2000.

7.    Subsequent Events

        In February 2001, the Company entered into an agreement to merge with 360Networks, Inc. in an all-stock transaction. 360Networks, Inc. loaned the Company approximately $3.6 million in connection with this transaction. In June 2001, the agreement was terminated.

        In July 2001, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In September 2001, Cogent Communications Group, Inc. purchased certain contracts and assets from the NetRail Inc. estate for approximately $12 million in cash. The Company has since ceased operations and the distributions of the remaining assets are under the supervision of the bankruptcy court.

Appendix C

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

        Cogent was formed on August 9, 1999 as a Delaware corporation. We began invoicing our customers for our services in April 2001. We provide our high-speed Internet access service to our customers for monthly fees. We recognize service revenue in the month in which the service is provided. Customer cash receipts for service received in advance of revenue earned is recorded as deferred revenue and recognized as revenue over the service period or, in the case of installation charges, over the estimated customer life. Our April 2, 2002 acquisition of certain assets of PSINet, Inc. added a new element to our operations in that in addition to our current high-speed Internet access business, we began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        As Cogent began to serve customers, we began to incur additional elements of network operations costs, including building access agreement fees, network maintenance costs, circuit costs and transit costs. Transit costs include the costs of transporting our customers' Internet traffic to and from networks that compose the Internet and with which we do not have a direct settlement-free peering agreement. Circuit costs include the costs of connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        Merger with Allied Riser Communications Corporation.    On August 28, 2001, we entered into an agreement to merge with Allied Riser Communications Corporation. Allied Riser provided broadband data and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders. The merger agreement required Cogent to assume the outstanding obligations of Allied Riser as of the closing date. We believe the acquisition of Allied Riser provided us with in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada. Prior to the merger, Allied Riser had ceased providing its retail services to its customers. We are utilizing the Allied Riser in-building network and building access rights to provide our high speed Internet access service. We believe that the acquisition has enabled us to accelerate our business plan and increase our footprint in the markets we serve.

        Acquisition of NetRail Inc. Assets.    On September 6, 2001, Cogent acquired for approximately $11.7 million in cash the major assets of NetRail, Inc. through a sale conducted under Chapter 11 of the United States Bankruptcy Code. The assets include certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements. Settlement-free peering rights permit the transfer of data traffic to and from other carriers without payment between the carriers. NetRail's facilities and traffic have been integrated with our network. We believe that the acquisition has reduced our costs of network operations from the availability of NetRail's Tier-1 settlement-free peering arrangements.

        Acquisition of PSINet assets.    On April 2, 2002, we closed our transaction to purchase certain assets of PSINet, Inc. Pursuant to the asset purchase agreement approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, we acquired certain of PSINet's assets and assumed certain liabilities related to its operations in the United States for a total of $9.5 million in cash. The assets include certain of PSINet's accounts receivable, rights to 10,000 route miles pursuant to indefeasible rights of use, and certain intangible assets including settlement-free peering rights, customer contracts and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and collocation arrangements. This acquisition added a new element to our operations in that in addition to our current high-speed Internet access business, we began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). We believe that the PSINet acquisition has provided us with a revenue stream from a set of products that complement our core offering of 100 Mbps Internet connectivity for $1,000 per month. We plan to support and build the PSINet brand name, which we believe is one of the most recognizable ISPs in the country. Under the PSINet label, we are offering PSINet services, including Internet connectivity.

        Williams Communications Bankruptcy.    On April 22, 2002, Williams Communications Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided the Company with its national backbone fiber rings. Williams Communications LLC did not file a bankruptcy petition. On October 16, 2002, Williams announced that it has emerged from bankruptcy as WilTel Communications Group, Inc

        Metromedia Fiber Networks ("MFN") and Other Telecommunications Companies.    One of our suppliers of metropolitan fiber optic facilities, MFN, filed for bankruptcy in May 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. This has impacted our operations by decreasing our ability to add new metropolitan fiber rings from MFN and our ability to add new buildings to existing MFN rings. However, as the Company has several other providers of metropolitan fiber optic facilities the impact has not been material to our operations. MFN's financial difficulties are characteristic of the telecommunications industry today. Several of our vendors, have been reported in the financial press to be experiencing financial difficulties. Our solution for metropolitan networks is to have a large number of providers and to develop the ability to construct our own fiber optic connections to the buildings we serve.

Results of Operations

Three and Nine Months Ended September 30, 2002 Compared to the Three and Nine Months Ended September 30, 2001

        Net Revenue.    Net revenue for the three months ending September 30, 2002 was $16.0 million compared to $657,000 for the three months ending September 30, 2001. Net revenue for the nine months ending September 30, 2002 was $38.1 million compared to $747,000 for the nine months ending September 30, 2001. The increases in net revenue are attributed to the increase in customers purchasing our service offerings including the customers acquired in the PSINet, Allied Riser and NetRail acquisitions.

        Net revenue for the three months ending September 30, 2002 was $16.0 million compared to $18.6 million for the three months ending June 30, 2002. This decline resulted from cancellations from customers acquired in the PSINet acquisition more than offsetting the increase in net revenues from new installations of the Company's original product offering.

        In September 2002, the Company invoiced certain customers for approximately $1.3 million representing amounts contractually due for unfulfilled minimum contractual obligations. The Company has recognized a corresponding sales allowance of $1.3 million against this revenue resulting in zero net revenue recognized. The Company will recognize net revenue as the amounts are collected as cash. The Company intends to vigorously seek payment for these amounts.

        Network Operations Costs.    Network operations costs are primarily comprised of the following elements:

  •
  for the three and nine months ended September 30, 2001, temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies).

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $14.2 million for the three months ended September 30, 2002 compared to $5.0 million for the three months ended September 30, 2001. The cost of network operations was $37.2 million for the nine months ended September 30, 2002 compared to $15.5 million for the nine months ended September 30, 2001. These increases were primarily due to an increase in the number of leased network facilities, circuit fees commencing in April 2002 related to the PSINet customers acquired, an increase in maintenance fees on our IRU's and network equipment, an increase in transit charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of building access agreements and the related fees, including the building access agreements acquired in the February 2002 Allied Riser merger. These increases are partially offset by the elimination of temporary leased transmission capacity charges in 2002. The cost of temporary leased transmission capacity was $4.2 million for the nine months ended September 30, 2001. There were no such costs for the nine months ended September 30, 2002. Leased transmission capacity costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. We believe that the cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service an increasing number of customers.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A increased to $9.7 million for the three months ended September 30, 2002 from $7.6 million for the three months ended September 30, 2001. SG&A increased to $26.0 million for the nine months ended September 30, 2002 from $21.8 million for the nine months ended September 30, 2001. SG&A for the three and nine months ended September 30, 2002 includes approximately $0.8 million and $2.3 million, respectively of amortization of deferred compensation. SG&A expenses increased primarily from an increase in activities required to support our increase in customers and expanding operation. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We believe that SG&A expenses will continue to increase primarily due to costs required to support our expanded operations and increase in customers.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $8.9 million for the three months ended September 30, 2002 from $3.0 million for the three months ended September 30, 2001. Depreciation and amortization expense increased to $24.0 million for the nine months ended September 30, 2002 from $6.0 million for the nine months ended September 30, 2001. These expenses include the depreciation of the capital equipment required to support our network and the amortization of our IRUs and the amortization of intangible assets. Amortization expense related to intangible assets for the three and nine months ended September 30, 2002 was approximately $2.2 million and $5.3 million, respectively. There were no intangible assets in 2001 until the September 7, 2001 acquisition of certain assets of NetRail. Accordingly, amortization expense related to intangible assets for the three and nine months ended September 30, 2001 was not material. Depreciation expense increased because we had more capital equipment and IRUs in service in 2002 than in the same period in 2001. We begin to depreciate our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $0.2 million for the three months ended September 30, 2002 from $0.4 million for the three months ended September 30, 2001. Interest income increased to $2.1 million for the nine months ended September 30, 2002 from $1.8 million for the nine months ended September 30, 2001 Interest income relates to interest earned on our marketable securities which includes money market accounts and commercial paper. The change in interest income resulted from an increase in marketable securities either partly or fully offset by a reduction in interest rates.

        Interest expense increased to $8.8 million for the three months ended September 30, 2002 from $2.9 million for the three months ended September 30, 2001. Interest expense increased to $25.5 million for the nine months ended September 30, 2002 from $4.8 million for the nine months ended September 30, 2001. The increase in interest expense results from an increase in borrowings and capital leases in 2002 and the interest expense associated with the Allied Riser convertible subordinated notes partially offset by a reduction in interest rates. Interest expense includes interest charged on our vendor financing facility, capital lease agreements, the Allied Riser convertible subordinated notes and the amortization of deferred financing costs. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $223.6 million at September 30, 2002 and $136.6 million at September 30, 2001. We capitalized $0.6 million of interest expense for the nine months ended September 30, 2002 and $4.0 million for the nine months ended September 30, 2001. The reduction in capitalized interest resulted from a reduction in the dollar value of our network under construction during the period and a reduction in interest rates. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the three or nine months ended September 30, 2002 or the three or nine months ended September 30, 2001. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, Allied Riser's net deferred tax assets may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock decreased to $(7.33) for the three months ended September 30, 2002 from $(12.39) for the three months ended September 30, 2001. Basic and diluted net loss per common share applicable to common stock decreased to $(21.38) for the nine months ended September 30, 2002 from $(32.33) for the nine months ended September 30, 2001. The weighted-average shares of common stock outstanding increased to 3,464,403 shares for the three months ended September 30, 2002 from 1,408,614 shares for the three months ended September 30, 2001, and increased to 3,177,577 for the nine months ended September 30, 2002 from 1,405,333 shares for the nine months ended September 30, 2001 due to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002. The Allied Riser merger resulted in an extraordinary gain of $4.5 million, or $1.42 per common share for the nine months ended September 30, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($22.80) for the nine months ended September 30, 2002.

        For the three and nine months ended September 30, 2001 and September 30, 2002, options to purchase 565,570 and 1,086,150 shares of common stock at weighted-average exercise prices of $10.59 and $4.62 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the three and nine months ended September 30, 2001, 45,809,783, shares of preferred stock, which were convertible into 4,580,978 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three and nine months ended September 30, 2002, 95,143,625, shares of preferred stock, which were convertible into 10,091,261 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three and nine months ended September 30, 2001 and September 30, 2002, warrants for 222,750 and 854,941 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three and nine months ended September 30, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Revenue.    Revenue for the year ending December 31, 2001 was $3.0 million compared to no revenue for the year ending December 31, 2000. We began invoicing our customers in April 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $1.2 million for the period from September 7, 2001 to December 31, 2001.

        Network Operations.    Network operations costs for the year ended December 31, 2001 were primarily comprised of five elements:

  •
  temporary leased transmission capacity incurred for certain segments until the nationwide fiber-optic intercity network was placed in service;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with Cogent's network activities;

  •
  transit charges—amounts paid to service providers for connecting to the Internet

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to Cogent's nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $20.3 million for the year ended December 31, 2001 compared to $3.0 million for the year ended December 31, 2000. The cost of network operations for the year ended December 31, 2001 includes approximately $0.3 million of amortization of deferred compensation. We believe that the cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service an increasing number of customers. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001 compared to $0.9 million in the year ended December 31, 2000. These costs were incurred until the remaining segments of Cogent's nationwide fiber-optic intercity network were placed in service. Cogent cancelled the one remaining leased-line segment in December 2001. As this leased capacity of the network was replaced with Cogent's dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. As of December 31, 2001, all of the approximately 12,500 route miles of the nationwide fiber-optic intercity network had been delivered to Cogent.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and the related administrative costs associated with an increase in the number of employees. SG&A increased to $30.3 million for the year ended December 31, 2001 from $10.8 million for the year ended December 31, 2000. SG&A for the year ended December 31, 2001 includes approximately $3.0 million of amortization of deferred compensation. SG&A expenses increased primarily from an increase in employees and related expenses required to support Cogent's growth. We had 133 employees at December 31, 2001 versus 186 employees at December 31, 2000. On October 9, 2001, Cogent reduced its staff by approximately 50 employees and re-aligned portions of its organizational structure to streamline its operations and better focus its activities. The weighted-average number of employees for 2001 was 210. Cogent capitalizes the salaries and related benefits of employees directly involved with its construction activities. Cogent began capitalizing these costs in July 2000 and will continue to capitalize these costs while its network is under construction. Cogent believes that SG&A expenses will continue to increase primarily due to the expected growth in the number of employees and related costs required to support its operations and customers.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $13.5 million for the year ended December 31, 2001 from $0.3 million for the year ended December 31, 2000. These expenses represent the depreciation of the capital equipment required to support Cogent's network and the amortization of the Company's IRU's. These amounts increased because Cogent had more capital equipment and IRU's in service in 2001 than in the same period in 2000. Cogent begins the depreciation and amortization of its capital assets once the related assets are placed in service. Cogent believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of Cogent's capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $1.9 million for the year ended December 31, 2001 from $3.4 million for the year ended December 31, 2000. Interest income relates to interest earned on Cogent's marketable securities. Cogent's marketable securities consisted of money market accounts and commercial paper. The reduction in interest income is primarily due to a reduction in interest rates for 2001 compared to 2000.

        Interest expense increased to $7.9 million for the year ended December 31, 2001 from $1.1 million for the year ended December 31, 2000. The increase in interest expense results from an increase in borrowings in 2001 partially offset by a reduction in interest rates and an increase in capitalized interest. Interest expense relates to interest charged on Cogent's borrowing on its vendor financing facility and its capital lease agreements. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $181.3 million at December 31, 2001 and $67.2 million at December 31, 2000. Cogent incurred $24.0 million and $47.9 million of capital lease obligations related to IRUs for the years ended December 31, 2001 and December 31, 2000, respectively. Cogent capitalized $4.4 million of interest for the year ended December 31, 2001 and $3.0 million for the year ended December 31, 2000. Cogent began capitalizing interest in July 2000 and will continue to capitalize interest expense while its network is under construction. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    Cogent recorded no income tax expense or benefit for the year ended December 31, 2001 or the year ended December 31, 2000. The federal and state net operating loss carry-forwards of approximately $71.0 million at December 31, 2001 expire between 2019 and 2021.

Due to the uncertainty surrounding the realization of the Company's net operating losses and its other deferred tax assets, Cogent has recorded a valuation allowance for the full amount of its net deferred tax asset. For federal and state tax purposes, Cogent's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. Should Cogent achieve profitability, its net deferred tax asset may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock increased to $(64.78) for the year ended December 31, 2001 from $(8.51) for the year ended December 31, 2000. The net loss applicable to common stock for the year ended December 31, 2001 includes a $24.2 million non-cash beneficial conversion charge related to the Company's Series B preferred stock. The weighted-average shares of common stock outstanding increased to 1,406,007 shares at December 31, 2001 from 1,382,360 shares at December 31, 2000, due to exercises of options for Cogent's common stock.

        For the years ended December 31, 2000 and 2001, options to purchase 608,136 and 1,157,920 shares of common stock at weighted-average exercise prices of $9.90 and $5.30 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2000 and 2001, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 4,580,978, and 10,148,309 shares of common stock respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2001, warrants for 710,216 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2000 Compared to the Period from Inception (August 9, 1999) to December 31, 1999

        Revenue.    We began recognizing revenue and invoicing our customers in April 2001. Therefore, there was no reported revenue for the year ended December 31, 2000 and the period from inception (August 9, 1999) to December 31, 1999.

        Network Operations.    Network operations costs for 2000 primarily included five elements:

  •
  temporary leased transmission capacity costs;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with Cogent's network activities;

  •
  building access agreement fees paid to landlords multi-tenant office buildings; and

  •
  maintenance charges related to Cogent's nationwide fiber-optic intercity network.

        The cost of network operations was $3.0 million in 2000 and there were no such costs in 1999. Cogent believes that cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service its customers. The cost of temporary leased private-line transmission capacity was $0.9 million for 2000 and there were no such costs in 1999. As this leased capacity of the network was replaced with Cogent's dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. As of December 31, 2000 approximately 5,100 route miles of the approximately 12,500 route miles ordered by Cogent had been delivered.

        Selling, General, and Administrative Expenses.    SG&A expenses increased from $0.08 million for the period from inception (August 9, 1999) to December 31, 1999 to $10.8 million in 2000. SG&A expenses increased primarily due to an increase in employees and related expenses required to support

Cogent's growth. Cogent had 186 employees at December 31, 2000 versus three employees at December 31, 1999.

        Depreciation and Amortization.    Depreciation and amortization expense was $0.3 million in 2000 and there was no depreciation and amortization expense in 1999. These expenses represent the depreciation of the capital equipment required to support Cogent's network and there was no capital equipment in 1999. Cogent begins the depreciation and amortization of its capital assets once the related assets are placed in service and it believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment and the amortization of Cogent's capital lease IRUs.

        Interest Income and Expense.    Interest income was $3.4 million in 2000 and there was no interest income in 1999. Interest income relates to interest earned on Cogent's marketable securities. Marketable securities at December 31, 2000 consisted of money market accounts and commercial paper all with original maturities of three months or less.

        Interest expense was $1.1 million in 2000 and there was no interest expense in 1999. Interest expense relates to interest charged on Cogent's borrowing on a financing facility provided by Cisco Capital and capital lease agreements. Cogent began borrowing under its vendor credit facility in August 2000 and had borrowed $67.2 million at December 31, 2000. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. Cogent incurred $47.9 million of capital lease obligations in 2000 related to its 30-year IRUs for its nationwide fiber optic intercity network. Cogent capitalized $3.0 million of interest expense in 2000. Cogent will continue to capitalize interest expense while its network is under construction.

        Income Taxes.    Cogent recorded no income tax expense or benefit for 2000 or 1999. Cogent's federal and state net operating loss carry-forwards of $9.6 million at December 31, 2000 expire between 2019 and 2020. Due to the uncertainty surrounding the realization of the Company's net operating losses and its other deferred tax assets, Cogent has recorded a valuation allowance for the full amount of its net deferred tax asset. Should Cogent achieve profitability, its net deferred tax asset may be available to offset future income tax liabilities. For federal and state tax purposes, Cogent's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

        Earnings Per Share.    Basic and diluted net loss per common share increased to $(8.51) for 2000 from $(0.06) in 1999. The weighted-average shares of common stock outstanding increased to 1,382,360 shares at December 31, 2000 from 1,360,000 shares at December 31, 1999, due to exercises of options for Cogent's common stock. For the years ended December 31, 2000 and 1999, options to purchase 608,136 and 46,950 shares of common stock at weighted-average exercise prices of $9.90 and $0.10 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the year ended December 31, 2000, 45,809,783 shares of preferred stock, which are convertible into 4,580,978 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. There was no preferred stock outstanding in 1999.

Liquidity and Capital Resources

        Since inception, we have primarily funded our operations and capital expenditures through private equity financing, long-term debt, and equipment financing arrangements. As of September 30, 2002, we have raised $177 million of private equity funding, obtained a credit facility for borrowings of up to $409.0 million, of which $223.6 million was outstanding at September 30, 2002, have capital lease obligations outstanding at September 30, 2002 of approximately $54.7 million, and have approximately

$117.0 million outstanding on the Allied Riser convertible notes—due in June 2007. At September 30, 2002, our current cash and cash equivalents position and short-term investments totaled $54.1 million.

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $26.8 million for the nine months ended September 30, 2002 as compared to a use of $30.3 million for the nine months ended September 30, 2001. The net loss increased to $67.9 million for the nine months ended September 30, 2002 from a net loss of $45.4 million for the nine months ended September 30, 2001. These net losses are offset by depreciation and amortization and changes in assets and liabilities of a positive $32.9 million and a positive $12.7 million, respectively, for the nine months ended September 30, 2002 and a positive $6.0 million and a positive $9.2 million, respectively, for the nine months ended September 30, 2001. Net cash used in operating activities includes an extraordinary gain of $4.5 million for the nine months ended September 30, 2002.

        Net Cash Used in Investing Activities.    Net cash from investing activities was a negative $0.3 million for the nine months ended September 30, 2002 as compared to a negative $83.9 million for the nine months ended September 30, 2001. Purchases of property and equipment were $56.9 million for the nine months ended September 30, 2002 and $72.2 million for the nine months ended September 30, 2001. Investing activities for the nine months ended September 30, 2002 included purchases of short-term investments of $0.7 million, the payment of $9.5 million related to the April 2002 acquisition of certain assets of PSINet, the purchase of additional intangible assets of approximately $0.2 million, $70.4 million of cash and cash equivalents acquired in the February 4, 2002 Allied Riser merger and approximately $3.6 million paid in April 2002 to purchase the minority interests of STOC. Investing activities for the nine months ended September 30, 2001 included a payment of $11.7 million related to the September 2001 acquisition of certain assets of NetRail Inc.

        Net Cash Provided by Financing Activities.    Financing activities provided $29.8 million for the nine months ended September 30, 2002 compared to $59.1 million for the nine months ended September 30, 2001. We received proceeds from borrowing under our credit facility of $31.9 million for the nine months ended September 30, 2002 and $69.4 million for the nine months ended September 30, 2001. The borrowings for the nine months ended September 30, 2001 included $29.0 million of a working capital loan. For the nine months ended September 30, 2002, we also entered into $10.6 million in loans to fund interest and fees related to our credit facility. The liquidation preference at September 30, 2002, of all classes of our preferred stock was $229.2 million. Principal repayments of capital lease obligations were $2.1 million and $10.3 million for the nine months ended September 30, 2002 and September 30, 2001, respectively.

        Credit Facility.    In October 2001, we entered into an agreement with Cisco Systems Capital Corporation (Cisco Capital) under which Cisco Capital agreed to enter into a $409.0 million credit facility with us. This credit facility replaced our previous $310.0 million credit facility with Cisco Capital. The credit facility is available to finance the purchases of up to $270 million of Cisco network equipment, software and related services, to fund up to $64 million of working capital, and to fund up to $75 million of interest and fees related to the credit facility. On November 6, 2002, the credit facility was amended to modify certain provisions and covenants that are described below. The amendment is a result of our lower than expected revenue growth and our greater than expected cash balance. In return for our agreement to delay drawing the full amount of working capital under the credit facility, Cisco Capital agreed to reduce our revenue covenant for the quarter ending December 31, 2002 and eliminate other requirements. While we are presently in compliance with the terms of the credit facility, we are currently in the process of further renegotiating the terms of the credit facility with Cisco Capital. Management believes that in order to have sufficient funds to fund our current or anticipated levels of operation under our current business plan it will be necessary to renegotiate the terms of the Cisco credit facility or to find alternative sources of liquidity which may not be available to us on favorable terms or at all.

        As of September 30, 2002, approximately $223.6 million was outstanding under the credit facility that included $177.8 million of equipment loans, $29.0 million of working capital loans and $16.8 million of interest and fee loans. Additional borrowings are available in increments subject to our satisfaction of certain operational and financial covenants over time. Up to $40 million was available for equipment loans through September 30, 2002, of which $33.4 million was borrowed as of September 30, 2002. An additional $91.6 million of equipment loans became available on October 1, 2002. Up to $20 million was available to fund interest and fees related to the credit facility through September 30, 2002 of which $16.8 million was borrowed as of September 30, 2002. An additional $55 million for funding interest and fees became available on October 1, 2002. An additional $10 million in working capital loans became available on October 1, 2002 and was borrowed in November 2002. Assuming we are in compliance with the terms of the credit facility an additional $25 million of working capital will become available in $5.0 million monthly increments from May 2003 until September 2003. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Borrowings for the purchase of products and working capital are available until December 31, 2004. Borrowings for the funding of interest and fees are available until December 31, 2005. The credit facility matures on December 31, 2008.

        In connection with the merger with Allied Riser, the acquisition of certain assets of PSINet, and in November 2002, certain of the credit facility's covenants were renegotiated. The current covenants include the following:

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  Beginning on December 31, 2003, our ratio of consolidated funded debt to EBITDA must not exceed a maximum threshold. This maximum ratio begins at 11.6:1 on December 31, 2003 and declines by March 31, 2008 to 0.6:1.

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  We must meet minimum revenue thresholds. From March 31, 2002 to August 31, 2002, we must meet monthly consolidated revenue thresholds beginning at $1.2 million, and increasing to $5.2 million. There are additional monthly revenue thresholds excluding revenue from PSINet related assets beginning at $1.5 million for April 30, 2002 and increasing to $3.1 million for August 31, 2002. For the quarterly period ended December 31, 2002, we must meet a quarterly consolidated threshold of revenue of $15.5 million. Beginning with the quarterly period ending March 31, 2003, we must meet quarterly consolidated thresholds of annualized revenue. These targets begin at $109.3 million and gradually increase to $654.9 million by March 31, 2008, and $654.9 million thereafter.

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  Beginning March 31, 2002, we must meet monthly minimum EBITDA thresholds and in the quarter ended December 31, 2002 quarterly annualized minimum EBITDA thresholds. These thresholds begin at $(4.1) million as of March 31, 2002, peaking at $251.7 million as of June 30, 2005, before decreasing to $176.0 million as of March 31, 2008 and thereafter.

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  Beginning September 30, 2003, our ratio of EBITDA to interest expense, measured as described in the agreement, must meet a minimum threshold for each quarter. This minimum ratio begins at 0.3:1 on September 30, 2003 and increases to 4.2:1 by December 31, 2004, before decreasing to 1.2:1 by June 30, 2006. After June 30, 2006, this threshold varies between 1.2:1 and 1.0:1.

  •
  Beginning September 30, 2002, our ratio of consolidated funded debt to capitalization must not exceed a maximum percentage, which starts at 71% as of September 30, 2002, and decreases to 50% as of September 30, 2007 and thereafter.

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  We must meet minimum thresholds for customers—counting as separate customers offices of any individual customers that are located in separate buildings that represent individual ports on our network. This threshold is 392 as of March 31, 2002, increasing to 25,168 by March 31, 2008 and thereafter.

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  We must maintain a minimum amount of cash and short-term investments, starting with $68.2 million as of March 31, 2002. This minimum threshold varies each quarter until June 30, 2003, when it begins to increase gradually from $17.9 million to $244.7 million by December 31, 2007 and $280.6 million thereafter.

  •
  We must meet minimum requirement for nodes connected to its network. This threshold is 207 as of March 31, 2002, increasing to 2,356 by March 31, 2008, and thereafter.

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  We may not make capital expenditures on an annualized basis in excess of a maximum amount that varies for each year. This maximum amount is $82.0 million for the year ending December 31, 2002, increasing to $115.2 million by the year ending December 31, 2005, before decreasing to $77.6 million for the year ended December 31, 2007 and thereafter.

        For loans outstanding prior to entering into the October 2001 facility, the applicable interest rate is thirty-day LIBOR, or the London Interbank Offer Rate, plus 4.5% per annum. For loans issued after entering into the October 2001 facility, the applicable interest rate is thirty-day LIBOR plus a margin ranging from 6.5% currently, down to 2.0%, depending upon our EBITDA—or earnings before interest, taxes, depreciation and amortization—and leverage ratio—or its ratio or consolidated funded debt to EBITDA.

        In connection with the credit facility, we granted to Cisco Capital rights that, together with the warrants issued to Cisco Capital under the previous credit agreement, will permit Cisco Capital to acquire up to 5% of the fully diluted common stock of Cogent. These warrants for 710,216 common shares are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with the weighted-average exercise price of $18.10.

        The credit facility is secured by the pledge of all of our assets. The credit facility also includes a closing fee, facility fee and a quarterly commitment fee on the underlying commitment. Borrowings are permitted to be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or, in certain circumstances, upon the receipt of proceeds from the sale of our debt or equity securities, and other events, such as asset sales. Principal payments on the credit facility begin in March 2005 and will be completed by December 2008.

        Product and Service Agreement with Cisco Systems.    We have entered into an agreement with Cisco Systems, Inc. for the purchase of a total of $270.0 million of networking equipment for our network. Under this Cisco supply agreement, we are obligated to purchase all of our networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, we may purchase those products from the other supplier, and such purchases will not be included in determining our compliance with Cisco minimum purchase obligations. The majority of our network equipment has been obtained from Cisco.

        The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires us to meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility between Cisco and us. We have satisfied the minimum requirement through December 31, 2001. For 2002, 2003 and 2004, we must meet minimum purchase requirements of $29.5 million, $42.4 million and $45.5 million, respectively. In addition, we purchase from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement. As of September 30, 2002, we had purchased approximately $177.8 million towards this commitment.

        At September 30, 2002 our contractual cash obligations were as follows:

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Cash Obligations
Long term debt	$384,404	$8,774	$25,906	$267,721	$82,003
Capital lease obligations	100,479	7,587	13,305	10,581	69,006
Operating leases	199,976	28,181	42,502	30,320	98,973
Unconditional purchase obligations	127,158	41,030	59,481	3,381	23,266

Total contractual cash obligations	812,017	85,572	141,194	312,003	273,248

        Future Capital Requirements.    Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services and the number of buildings we serve, the expenses associated with the build-out of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy's ability to recover from the recent downturn. We believe our available liquidity resources, assuming the availability of our Cisco credit facility, will be sufficient to fund our operating needs under our expected activities through fiscal 2003. We have based this estimate on assumptions that may prove to be wrong. For example, future capital requirements will change from current estimates to the extent to which we acquire or invest in businesses, assets, products and technologies. Our forecast of the period of time through which our financial resources will be adequate to support our operations and capital expenditures is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve this year, we will continue to rely on equity financing and our credit facility to satisfy our cash needs. We cannot assure you that this financing will be available on terms favorable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the build-out of our network or to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        Allied Riser's notes may become immediately due if the merger is deemed to be a "change in control," as defined by the related indenture. On March 25, 2002, certain of the holders of the notes asserted to us that the merger constituted a change of control, and that as a result an event of default had occurred under the indenture. On March 27, 2002, the Trustee under the indenture notified us that an event of default had occurred based on such noteholder's assertions and that the principal amount of the notes and accrued interest was immediately due and payable. We do not believe that the merger would qualify as a change in control as defined in the indenture and are vigorously disputing the noteholders' assertion. The Delaware Chancery Court has agreed with our interpretation of the change in control provision, but this decision could be overturned. However, in the event that the merger is deemed to be a change in control, we could be deemed to be in default under the indenture and obligated to pay the principal amount of the notes and accrued interest or to repurchase the notes at their full face value. We cannot assure you that we will have the ability to do this if we are required to do so. If we are unable to repurchase the notes and pay the accrued interest, we will be in default of the indenture and our obligations under our credit facility could become due and payable. This issue is currently in litigation between us and certain noteholders. This litigation and its proposed settlement is discussed in greater detail in the "Proposal No. 1" Section of the Information accompanying Statement.

        In connection with the proposed settlement and exchange described in the "Proposal No. 1" Section of the accompanying Information Statement, it is anticipated that Allied Riser will pay an aggregate of $9,877,981 in cash, and that we will issue shares of our Preferred Stock, to certain of the holders of the Allied Riser notes in exchanged for such noteholder's surrendering to Allied Riser an aggregate of $104,389,000 in face value of Allied Riser Notes. Allied Riser anticipates that it will fund this cash payment from available cash on hand. While the settlement and exchange will significantly reduce our obligations associated with the notes in the long term by eliminating $106,789,000 of principal payment associated with the notes that would otherwise be due in 2007 and by eliminating the interest payments of approximately $4.0 million that would otherwise be due each December and June until 2007, the payment associated with the exchange and settlement will result an immediate reduction in our liquidity and as a result will increase the risk in the short term that we will be unable to fund our capital requirements. We may elect to purchase or otherwise retire additional Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations.

        As described in the "Financial Information Regarding the Company" Section of the accompanying Information Statement, in December 2002 the Company reached an agreement with one of its vendors to settle certain litigation brought by the vendor against Allied Riser. Under this settlement, Allied Riser will make a cash payment of $1.6 million and the vendor will dismiss the litigation and accept that cash payment as payment in full of amounts due under the contracts that are the subject of the litigation. Allied Riser anticipates that it will fund this cash payment from available cash on hand.

        We are subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on us.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. Adoption of this standard is not expected to have a material impact on impact on our operations or financial position.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The adoption of this statement on January 1, 2002 did not have a material impact on our operations or financial position.

        In May 2002, the FASB issued SFAS No. 145. SFAS No. 145 rescinded three previously issued statements and amended SFAS No. 13, "Accounting for Leases." The statement provides reporting standards for debt extinguishments and provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions. The statement is effective for certain lease transactions occurring after May 15, 2002 and all other provisions of the statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this standard did not have any impact on our financial position or the presentation of any transactions.

        On July 29, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."    SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Critical Accounting Policies and Significant Estimates

        The preparation of consolidated financial statements requires management to make judgments based upon estimates and assumptions that are inherently uncertain. Such judgments affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management continuously evaluates its estimates and assumptions, including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The following is a summary of our most critical accounting policies used in the preparation of our consolidated financial statements.

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  We recognize service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life. We currently fully reserve against revenue recorded for invoiced minimum contractual obligations and reverse the related allowance as these amounts are paid.

  •
  We reserve for doubtful accounts based upon an analysis of the collectibility of the accounts receivable at the end of each period.

  •
  We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

  •
  We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

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  We capitalize interest during the construction period based upon rates applicable to borrowings outstanding during the period.

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  We record deferred compensation for options issued with exercise prices less than the estimated fair market value of our common stock at grant date. Prior to becoming a public company, we estimated the fair market value of our common stock based upon our most recent equity transaction.

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  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax valuation allowance would increase income in the period such determination is made.

  •
  We determine if there is an impairment in our long-lived assets by comparing the carrying value to the estimated undiscounted future cash flows expected from the use of the assets and their eventual dispositions.

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1015 31st Street N.W. Washington, D.C. 20007 (202) 295-4200
INFORMATION STATEMENT
PROPOSAL NO. 1 AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FINANCIAL INFORMATION REGARDING THE COMPANY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Cogent Communications Group, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet As of September 30, 2002 (in thousands, except share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2002
Cogent Communications Group, Inc. and Subsidiaries Unaudited Pro forma consolidated Statement of Operations For the Year Ended December 31, 2001 (in thousands, except share and per share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
Cogent Communications Group, Inc. and Subsidiaries Unaudited Pro forma consolidated Statement of Operations For the Nine Months Ended September 30, 2002 (in thousands, except share and per share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
Appendix A
ARTICLE 1. NAME .
ARTICLE 2. REGISTERED OFFICE AND AGENT .
ARTICLE 3. PURPOSE .
ARTICLE 4. CAPITAL STOCK .
ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS .
ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION .
Appendix B
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001 AND SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2002 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2002 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2002 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2001, AND 2002 (Unaudited)
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 2001 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999, AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999 AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999, AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 2000, and 2001
REPORT OF INDEPENDENT ACCOUNTANTS
PSINET INC. PROJECT PHOENIX STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
PSINET INC. PROJECT PHOENIX STATEMENTS OF REVENUES AND DIRECT EXPENSES
PSINET INC. PROJECT PHOENIX NOTES TO STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS—DECEMBER 31, 2001 AND 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
NETRAIL, INC. BALANCE SHEET DECEMBER 31, 1999
NETRAIL, INC. BALANCE SHEET DECEMBER 31, 1999
NETRAIL, INC. STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. NOTES TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2000 (In thousands, except share amounts)
NETRAIL, INC. AND SUBSIDIARIES STATEMENT OF CASH FLOWS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2000
Appendix C